Exhibit 10.15

LOAN AGREEMENT

Dated as of October 5, 2016

by and among

LVP H2S SEATTLE LLC,

LVP H2S SEATTLE HOLDING CORP.,

LVP H2S SALT LAKE CITY LLC AND

LVP H2S SALT LAKE CITY HOLDING CORP.,

individually and/or collectively (as the context requires), as Borrower

and

CITIGROUP GLOBAL MARKETS REALTY CORP.,

as Lender

-i-

-ii-

-iii-

-iv-

-v-

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of October 5, 2016 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), by and among CITIGROUP GLOBAL MARKETS REALTY CORP., having an address at 390 Greenwich Street, 7th Floor, New York, New York 10013 (together with its successors and/or assigns, “Lender”), LVP H2S SEATTLE LLC, a Delaware limited liability company (together with its successors and/or assigns, “Seattle Fee Owner”), LVP H2S SEATTLE HOLDING CORP., a Delaware corporation (together with its successors and/or assigns, “Seattle Lessee”; Seattle Fee Owner and Seattle Lessee are, individually and/or collectively (as the context requires) referred to herein as “Seattle Borrower”), LVP H2S SALT LAKE CITY LLC, a Delaware limited liability company (together with its successors and/or assigns, “SLC Fee Owner”) and LVP H2S SALT LAKE CITY HOLDING CORP., a Delaware corporation (together with its successors and/or assigns, “SLC Lessee”; SLC Fee Owner and SLC Lessee are, individually and/or collectively (as the context requires) referred to herein as “SLC Borrower”; Seattle Borrower and SLC Borrower are, individually and/or collectively (as the context requires) referred to herein as “Borrower”), each having their respective principal place of business at 1985 Cedar Bridge Avenue, Suite 1, Lakewood, New Jersey 08701.

RECITALS:

Borrower desires to obtain the Loan (defined below) from Lender.

Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (defined below).

In consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1.         Definitions.

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable LLC” shall mean a limited liability company formed under Delaware law which (i) has at least one springing member, which, upon the dissolution of all of the members or the withdrawal or the disassociation of all of the members from such limited liability company, shall immediately become the sole member of such limited liability company, and (ii) otherwise meets the Rating Agency criteria then applicable to such entities.

“Account Collateral” shall mean (i) the Accounts, and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Accounts from time to time; (ii) any and all amounts invested in Permitted Investments; (iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iv) to the extent not covered by clauses (i) - (iii) above, all “proceeds” (as defined under the UCC as in effect in the State in which the Accounts are located) of any or all of the foregoing.

“Accounts” shall mean the Cash Management Account, the Debt Service Account, the Restricted Account, the Tax Account, the Insurance Account, the FF&E Reserve Account, the PIP Reserve Account, the Immediate Repair Account, the Excess Cash Flow Account, the Operating Expense Account and any other account established by this Agreement or the other Loan Documents.

“Act” is defined in Section 5.1 hereof.

“Affected Property” shall have the meaning set forth in Section 11.8 hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or, with respect to any natural Person, is a member of the Family Group of such Person.

“Affiliated Franchisor” shall mean any franchisor of the Property in which Borrower, Guarantor, Sponsor, any SPE Component Entity (if any) or any Affiliate of such entities has, directly or indirectly, any legal, beneficial or economic interest.

“Affiliated Manager” shall mean any managing agent of any Individual Property in which Borrower, Guarantor, Sponsor, any SPE Component Entity (if any) or any Affiliate of such entities has, directly or indirectly, any legal, beneficial or economic interest.

“Allocated Loan Amount” shall mean the portion of the principal amount of the Loan allocated to any applicable Individual Property as set forth on Schedule V hereof, as such amounts may be adjusted from time to time as hereinafter set forth. Notwithstanding the foregoing, with respect to a Condemnation or Casualty affecting one hundred percent (100%) of an Individual Property, the Allocated Loan Amount for such Individual Property shall, at Lender’s sole discretion, be reduced to zero (such Allocated Loan Amount prior to reduction being referred to as the “Withdrawn Allocated Amount”) and each other Allocated Loan Amount shall, if the Withdrawn Allocated Amount exceeds the Applied Net Proceeds realized with respect to such Individual Property (such excess being referred to as the “Proceeds Deficiency”), be increased by an amount equal to the product of (1) the Proceeds Deficiency and (2) a fraction, the numerator of which is the applicable Allocated Loan Amount (prior to the adjustment in question) and the denominator of which is the aggregate of all of the Allocated Loan Amounts (prior to the adjustment in question) other than the Withdrawn Allocated Amount.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean, with respect to each Individual Property, an amount equal to 5% of the outstanding principal amount of the Allocated Loan Amount attributable to such Individual Property.

“Applicable Contribution” shall have the meaning set forth in Section 17.19 hereof.

“Applicable Termination Fees” shall mean, with respect to any Franchise Agreement, all termination fees, exit fees, other similar fees, costs, penalties, judgments, damages and other amounts due, in each case, in connection with the termination, rejection or other cessation of such Franchise Agreement.

“Approved Accounting Method” shall mean the Uniform System of Accounts, (consistently applied) or such other method of accounting, consistently applied, as may be reasonably acceptable to Lender.

“Approved Annual Budget” shall have the meaning set forth in Section 4.12 hereof.

“Approved FF&E” shall mean, for any period, FF&E which is reasonably approved by Lender (it being acknowledged that if no Trigger Period is then ongoing, Lender’s approval shall be deemed given if, at the applicable time of disbursement, the applicable FF&E is set forth in the then current Approved Annual Budget).

“Approved Extraordinary Expense” shall mean an operating expense of the applicable Individual Property not set forth on the Approved Annual Budget but approved by Lender in writing (which such approval shall not be unreasonably withheld or delayed).

“Approved ID Provider” shall mean each of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Vcorp, Wilmington Trust Company, Stewart Management Company and Lord Securities Corporation; provided, that, (A) the foregoing shall be deemed Approved ID Providers unless and until disapproved by any Rating Agency and (B) additional national providers of Independent Directors may be deemed added to the foregoing hereunder to the extent approved in writing by Lender and the Rating Agencies.

“Approved Operating Expense” shall mean an operating expense of the applicable Individual Property set forth on the Approved Annual Budget.

“Assignment of Management Agreement” shall mean, individually and/or collectively (as the context requires) each Conditional Assignment of Management Agreement dated as of the date hereof among Lender, Borrower and Manager, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Bank” shall be deemed to refer to the bank or other institution maintaining the Restricted Account pursuant to the Restricted Account Agreement.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Bankruptcy Event” shall mean the occurrence of any one or more the of the following: (i) Borrower, any Affiliated Manager, any Affiliated Franchisor or any SPE Component Entity shall commence any case, proceeding or other action (A) under the Bankruptcy Code and/or any Creditors Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, liquidation or dissolution or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets (other than with the express written consent of Lender or Servicer); (ii) Borrower, any Affiliated Manager, any Affiliated Franchisor or any SPE Component Entity shall make a general assignment for the benefit of its creditors (other than with the express written consent of Lender or Servicer); (iii) any Restricted Party (or Affiliate thereof) files, or joins or colludes in the filing of, (A) an involuntary petition against Borrower, any Affiliated Manager, any Affiliated Franchisor or any SPE Component Entity under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited or colludes with petitioning creditors for any involuntary petition under the Bankruptcy Code or any other Creditors Rights Laws against Borrower, any Affiliated Manager, any Affiliated Franchisor or any SPE Component Entity or (B) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of Borrower’s, any Affiliated Manager’s, any Affiliated Franchisor’s or any SPE Component Entity’s assets; (iv) Borrower, any Affiliated Manager, any Affiliated Franchisor or any SPE Component Entity files an answer consenting to or otherwise affirmatively acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited or colludes with petitioning creditors for any involuntary petition against it from any Person; (v) any Restricted Party (or Affiliate thereof) consents to or affirmatively acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, any SPE Component Entity, any Affiliated Manager, any Affiliated Franchisor or any portion of the Property; (vi) Borrower, any Affiliated Manager, any Affiliated Franchisor or any SPE Component Entity makes an assignment for the benefit of creditors, or, other than to Lender or Servicer, admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; (vii) any Restricted Party (or Affiliate thereof) contesting or opposing any motion made by Lender to obtain relief from the automatic stay or seeking to reinstate the automatic stay in the event of any proceeding under the Bankruptcy Code or any other Creditors Rights Laws involving Sponsor or its subsidiaries; (viii) any Restricted Party (or Affiliate thereof) taking any action in furtherance of, in collusion with respect to or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in items (i) through (vii) above; and (ix) in the event Lender receives less than the full value of its claim in any proceeding under the Bankruptcy Code or any other Creditors Rights Laws, Sponsor or any of its Affiliates receiving an equity interest or other financial benefit of any kind as a result of a “new value” plan or equity contribution.

“Benefit Amount” shall have the meaning set forth in Section 17.19 hereof.

“Borrower Group” shall mean each Borrower Party, any of their respective Affiliates and any other Person acting or failing to act at the direction of any Borrower Party or any of their respective Affiliates.

“Borrower Party” and “Borrower Parties” shall mean each of Borrower, any SPE Component Entity, Sponsor, any Affiliated Manager, any Affiliated Franchisor and Guarantor.

“Business Day” shall mean a day on which commercial banks are not authorized or required by applicable law to close in New York, New York.

“Cash Flow Adjustments” shall mean adjustments made by Lender in its calculation of Underwritable Cash Flow and the components thereof, which such adjustments shall only include adjustments (A) for (i) items of a non-recurring nature and (ii) imminent liabilities and/or other expense increases (including, without limitation, imminent increases to Taxes and Insurance Premiums); and (B) to exclude rental income attributable to any Tenant (to the extent there are any Tenant’s in place at the Property (it being acknowledged that a standard and customary transient hotel guest shall not be deemed a Tenant for purposes hereof)) (1) in bankruptcy that has not affirmed its Lease in the applicable bankruptcy proceeding pursuant to a final, non-appealable order of a court of competent jurisdiction, (2) not paying rent under its Lease or otherwise in default under its Lease beyond any applicable notice and cure periods, (3) that has expressed its intention (directly, constructively or otherwise) to not renew, terminate, cancel and/or reject its applicable Lease, (4) whose tenancy at the Property is month-to-month and/or (5) under a Lease which expires within 6 months or less of the applicable date of calculation hereunder.

“Cash Management Account” shall have the meaning set forth in Section 9.1 hereof.

“Cash Management Provisions” shall mean the representations, covenants and other terms and conditions of this Agreement and the other Loan Documents (including, without limitation, the Restricted Account Agreement) related to, in each case, cash management and/or other related matters (including, without limitation, Article 9 hereof).

“Casualty” shall have the meaning set forth in Section 7.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 7.4 hereof.

“Closing Date” shall mean the date of the funding of the Loan.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Contribution” shall have the meaning set forth in Section 17.19 hereof.

“Control” shall mean the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise. The terms “Controlled” and “Controlling” shall have correlative meanings.

“Covered Rating Agency Information” shall mean any Provided Information furnished to the Rating Agencies in connection with issuing, monitoring and/or maintaining the Securities.

“Credit Card Agreement” shall have the meaning set forth in Section 9.2 hereof.

“Creditors Rights Laws” shall mean any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement or the other Loan Documents (including, without limitation, all costs and expenses payable to Lender thereunder).

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal (if applicable) and interest payments hereunder.

“Debt Service Account” shall have the meaning set forth in Section 9.1 hereof.

“Debt Service Coverage Ratio” shall mean the ratio calculated by Lender on a monthly basis of (i) the Underwritable Cash Flow to (ii) the aggregate amount of debt service which would be due for the twelve (12) month period immediately preceding the date of calculation; provided, that, the foregoing shall be calculated by Lender (A) based upon the actual amount of debt service which would be due for such period and (B) assuming that the Loan had been in place for the entirety of said period.

“Default” shall mean the occurrence of any event hereunder or under the Note or the other Loan Documents which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate, or (ii) four percent (4%) above the Interest Rate.

“Default Yield Maintenance Premium” shall mean an amount equal to the greater of (i) 4% of the amount of the Debt prepaid or (ii) the Yield Maintenance Premium.

“Defeasance Approval Item” shall have the meaning set forth in Section 2.8 hereof.

“Defeasance Collateral Account” shall have the meaning set forth in Section 2.8 hereof.

“Direction Notice” shall have the meaning set forth in Section 9.2 hereof.

“Disclosure Documents” shall mean, collectively and as applicable, any offering circular, prospectus, prospectus supplement, private placement memorandum or other offering document, in each case, in connection with a Securitization.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is an account or accounts maintained with a federal or state- chartered depository institution or trust company which (a) complies with the definition of Eligible Institution, (b) has a combined capital and surplus of at least $50,000,000 and (c) has corporate trust powers and is acting in its fiduciary capacity. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation (i) the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” (or its equivalent) from each of the Rating Agencies (in the case of accounts in which funds are held for thirty (30) days or less) and (ii) the long term unsecured debt obligations of which are rated at least “A+” (or its equivalent) from each of the Rating Agencies (in the case of accounts in which funds are held for more than thirty (30) days) or (b) such other depository institution otherwise approved by the Rating Agencies from time-to-time.

“Embargoed Person” shall have the meaning set forth in Section 3.29 hereof.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Laws” shall have the meaning set forth in the Environmental Indemnity.

“Equity Collateral” shall have the meaning set forth in Section 11.6 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may heretofore have been or shall be amended, restated, replaced or otherwise modified.

“Event of Default” shall have the meaning set forth in Section 10.1 hereof.

“Excess Cash Flow” shall have the meaning set forth in Section 9.3 hereof.

“Excess Cash Flow Account” shall have the meaning set forth in Section 8.5 hereof.

“Excess Cash Flow Funds” shall have the meaning set forth in Section 8.5 hereof.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Excluded Items” shall mean (i) the fees and expenses of any attorneys of any Borrower Party (whether in house or retained) and (ii) any costs incurred by any Borrower Party in connection with the cooperation obligations under Section 11.1(b) hereof to the extent that Lender reasonably determines that it needs to invoke Borrower’s cooperation obligations pursuant to Section 11.1(b) hereof as the direct result of any Borrower Party (or Affiliate thereof) committing willful misconduct, negligence, fraud, misrepresentation and/or failure to state a material fact or circumstance

“Exculpated Parties” and “Exculpated Parties” shall mean, collectively, Borrower’s direct or indirect members, managers, shareholders, partners, officers, directors, employees, advisors or agents; provided, that, in no event shall Guarantor be deemed to be an Exculpated Party, provided, further, that, for the avoidance of doubt, Guarantor’s liability shall be governed by the Guaranty and the Environmental Indemnity.

“Family Group” shall mean, as to any natural Person, the spouse, children and grandchildren (in each case, by birth or adoption) and other lineal descendants, in each case, of such natural Person and, in each case, family trusts and/or conservatorships for the benefit of any of the foregoing Persons.

“FF&E” shall mean the replacement of furniture, fixtures and equipment from time to time in connection with the operation of the Property.

“FF&E Payment” shall have the meaning set forth in Section 8.9 hereof.

“FF&E Reserve Account” shall have the meaning set forth in Section 8.9 hereof.

“FF&E Reserve Funds” shall have the meaning set forth in Section 8.9 hereof.

“FF&E Reserve Monthly Deposit” shall have the meaning set forth in Section 8.9 hereof.

“First Monthly Payment Date” shall mean November 6, 2016.

“Fitch” shall mean Fitch, Inc.

“Flood Insurance Acts” shall have the meaning set forth in Section 7.1 hereof.

“Franchise Agreement” shall mean, individually and/or collectively (as the context requires) (a) as to the Seattle Property, (i) that certain Franchise Agreement dated as of August 2, 2016 between Hilton Franchise Holding LLC and Seattle Lessee or (ii) any Qualified Franchise Agreement entered into subsequent to the Closing Date in accordance with the terms and provisions of this Agreement and the other Loan Documents and (b) as to the SLC Property, (i) that certain Franchise Agreement dated as of August 2, 2016 between Hilton Franchise Holding LLC and SLC Lessee or (ii) any Qualified Franchise Agreement entered into subsequent to the Closing Date in accordance with the terms and provisions of this Agreement and the other Loan Documents.

“Franchise Agreement Cure Conditions” shall mean each of the following (i) Borrower has cured all defaults (if any) under the Franchise Agreement to the satisfaction of the applicable Franchisor, (ii) Borrower and the applicable Franchisor have re-affirmed the Franchise Agreement as being in full force and effect, (iii) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable Franchisor and/or Franchise Agreement (if any), such Franchisor is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed such Franchise Agreement pursuant to a final, non- appealable order of a court of competent jurisdiction, (iv) the Property continues to be operated, “flagged” and branded pursuant to the Franchise Agreement and (v) all Permits applicable to the related Franchise Agreement are in full force and effect. For purposes of clarification, the Franchise Agreement Cure Conditions shall only be deemed to be satisfied hereunder to the extent that each of the items listed in subsections (i) through (v) above (other than any of said items deemed inapplicable by Lender in its reasonable discretion due to the nature of the events related to the applicable Franchise Agreement Trigger Period) are fully satisfied to Lender’s reasonably satisfaction.

“Franchise Agreement Trigger Period” shall mean a period (A) commencing upon the first to occur of (i) Borrower being in default under the Franchise Agreement beyond any applicable notice and cure periods, (ii) Borrower or Franchisor giving notice that it is terminating the Franchise Agreement, (iii) any termination or cancellation of the Franchise Agreement (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding of Franchisor) and/or the Franchise Agreement expiring or otherwise failing to otherwise be in full force and effect, (iv) any bankruptcy or similar insolvency of Franchisor, (v) the Property failing to be operated, “flagged” and/or branded pursuant to the Franchise Agreement and (vi) any Permit applicable to the Franchise Agreement ceasing to be in full force in effect; and (B) expiring upon Lender’s receipt of evidence reasonably acceptable to Lender (which such evidence shall, if required by Lender, include, without limitation, a duly executed estoppel certificate and comfort letter from the applicable Franchisor, in each case, in form and substance reasonably acceptable to Lender) of (1) (a) the satisfaction of the Franchise Agreement Cure Conditions or (b) the branding, “flagging” and operation of the Property pursuant to a replacement Qualified Franchise Agreement entered into in accordance with the terms of this Agreement and the other Loan Documents (which Qualified Franchise Agreement shall be in full force and effect with no defaults thereunder) and (2) to the extent a PIP is required in connection with the foregoing, the deposit of the corresponding PIP Deposit into the PIP Reserve Account in accordance with Section 8.9 hereof.

“Franchise Renewal Event” shall mean, in connection with any Franchise Renewal Trigger Event, an event which shall occur upon Lender’s receipt of evidence reasonably acceptable to Lender (which such evidence shall include, without limitation, a duly executed estoppel certificate and comfort letter from the applicable Franchisor (in each case, in form and substance reasonably acceptable to Lender)) that (i) the related Franchise Agreement has been extended or a replacement Qualified Franchise Agreement has been entered into, in each case, for a term expiring no earlier than three (3) years after the Stated Maturity Date and otherwise in accordance with the applicable terms and conditions of this Agreement and the other Loan Documents, (ii) such Franchise Agreement (as so extended) or such replacement Qualified Franchise Agreement, as applicable, is in full force and effect with no defaults thereunder and (iii) to the extent a PIP is required in connection with the foregoing, the corresponding PIP Deposit has been deposited in the PIP Reserve Account in accordance with Section 8.9 hereof. For the purposes of the foregoing, the applicable Franchise Agreement will not fail to be deemed “entered into” and “in full force and effect” to the extent the same has been duly executed and delivered but provides that it is only effective after the expiration of the then current Franchise Agreement.

“Franchise Renewal Trigger Event” shall mean an event which shall be deemed to have occurred if a Franchise Renewal Event does not occur on or before the date which is twelve (12) months prior to the expiration of the then applicable term of the Franchise Agreement.

“Franchise Triggers” shall have the meaning set forth in Section 4.24 hereof.

“Franchisor” shall mean, with respect to any Franchise Agreement, each applicable franchisor or other counterparty thereunder; provided, that, to the extent that any applicable Hotel Operating Agreement is owned, controlled, provided by or otherwise has no counterparty other than Borrower, Borrower shall be deemed the “Franchisor” thereunder for purposes hereof and of the other Loan Documents.

“Funding Borrower” shall have the meaning set forth in Section 17.19 hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of

America as of the date of the applicable financial report.

“Government Securities” shall mean “government securities” as defined in Section 2(a)(16) of the Investment Company Act of 1940 and within the meaning of Treasury Regulation Section 1.860G-2(a)(8); provided, that, (i) such “government securities” are not subject to prepayment, call or early redemption, (ii) to the extent that any REMIC Requirements require a revised and/or alternate definition of “government securities” in connection with any defeasance hereunder, the foregoing shall be deemed amended in a manner commensurate therewith and (iii) the aforesaid laws and regulations shall be deemed to refer to the same as may be and/or may hereafter be amended, restated, replaced or otherwise modified.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Rents” shall mean an amount equal to annual rental income reflected in a current rent roll for all Tenants (other than Master Tenant) paying rent, open for business and in actual physical occupancy of their respective space demised pursuant to Leases (other than the Master Lease) which are in full force and effect (Borrower hereby represents that as of the Closing Date, the Gross Rents at the Property equal $0.00).

“Guarantor” shall mean Lightstone Value Plus REIT III LP, a Delaware limited partnership and any successor to and/or replacement of the foregoing Person, in each case, pursuant to and in accordance with the applicable terms and conditions of the Loan Documents.

“Guarantor Control Condition” shall mean a condition which shall be deemed satisfied to the extent that each Person that Controls (directly or indirectly) Borrower and, if applicable, each SPE Component Entity is, in each case, itself a current Guarantor (as distinguished from any prior Guarantor that has been replaced in accordance with the applicable terms and conditions of the Loan Documents) or Controlled (directly or indirectly) by one or more current Guarantors (as distinguished from any prior Guarantor that has been replaced in accordance with the applicable terms and conditions of the Loan Documents).

“Guaranty” shall mean that certain Limited Recourse Guaranty executed by Guarantor and dated as of the date hereof.

“Hotel Operating Agreement” shall mean any brand, trademark, tradename, license, franchise, reservation system, logotype, mark, listing system, hotel operating system (including, without limitation, any of the foregoing owned or otherwise controlled by Borrower, Sponsor or Guarantor or any of their respective Affiliates) and any agreements and/or rights to use the foregoing (by law, contract or otherwise), in each case, as would be commonly subsumed into a hotel franchise agreement.

“Hotel Provisions” shall mean the representations, covenants and other terms and conditions of this Agreement and the other Loan Documents related to, in each case, the operation of the Properties as hotels (including, without limitation, provisions relating to each Franchise Agreement).

“Immediate Repair Account” shall have the meaning set forth in Section 8.1 hereof.

“Immediate Repair Funds” shall have the meaning set forth in Section 8.1 hereof.

“Immediate Repairs” shall have the meaning set forth in Section 8.1 hereof.

“Improvements” shall mean, individually and/or collectively (as the context requires), the “Improvements” as defined in each applicable Security Instrument.

“Indebtedness” shall mean, for any Person, any indebtedness or other similar obligation for which such Person is obligated (directly or indirectly, by contract, operation of law or otherwise), including, without limitation, (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person by contract and/or as a guaranteed payment (including, without limitation, any such amounts required to be paid to partners and/or as a preferred or special dividend, including any mandatory redemption of shares or interests), (iv) all indebtedness incurred and/or guaranteed by such Person, directly or indirectly (including, without limitation, contractual obligations of such Person), (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss and (vii) any property-assessed clean energy loans or similar indebtedness, including, without limitation, if such loans or indebtedness are made or otherwise provided by any Governmental Authority and/or secured or repaid (directly or indirectly) by any taxes or similar assessments.

“Indemnified Parties” shall mean (a) Lender, (b) any successor owner or holder of the Loan or participations in the Loan, (c) any Servicer or prior Servicer of the Loan, (d) any Investor or any prior Investor in any Securities, (e) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any Investor or other third party, (f) any receiver or other fiduciary appointed in a foreclosure or other Creditors Rights Laws proceeding, (g) any officers, directors, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, Affiliates or subsidiaries of any and all of the foregoing, and (h) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business), in all cases whether during the term of the Loan or as part of or following a foreclosure of the Loan.

“Independent Director” shall have the meaning set forth in Section 5.2 hereof.

“Individual Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned by the applicable Borrower and encumbered by the applicable Security Instrument, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of the applicable Security Instrument and referred to therein as the “Property.”

“Insurance Account” shall have the meaning set forth in Section 8.6 hereof.

“Insurance Payment Date” shall mean, with respect to any applicable Policies, the date occurring 30 days prior to the date the applicable Insurance Premiums associated therewith are due and payable.

“Insurance Premiums” shall have the meaning set forth in Section 7.1 hereof.

“Intellectual Property” shall have the meaning set forth in Section 3.33 hereof.

“Interest Accrual Period” shall mean the period beginning on (and including) the sixth (6th) day of each calendar month during the term of the Loan and ending on (and including) the fifth (5th) day of the next succeeding calendar month.

“Interest Rate” shall mean a rate per annum equal to 4.73%.

“Interest Shortfall” shall have the meaning set forth in Section 2.7 hereof.

“Investor” shall mean any investor or potential investor in the Loan (or any portion thereof or interest therein) in connection with any Secondary Market Transaction.

“IRS Code” shall mean the Internal Revenue Code of 1986, as amended from time to time or any successor statute.

“Land” shall mean, individually and/or collectively (as the context requires), the “Land”

as defined in each applicable Security Instrument.

“Lease” shall have the meaning set forth in the Security Instrument; provided, however, notwithstanding anything in the Security Instrument to the contrary, for purposes of this Agreement, the term “Lease" shall exclude the rental of hotel rooms to transient guests and the temporary, transient rental of conference room and meeting space for special events, in each case, in the ordinary course of business at the Property.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all Permits, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower or the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Lender Control Date” shall mean, following an exercise of remedies under the Loan Documents, the earlier to occur of (i) the date that Lender takes title to the Property in connection with an exercise of remedies under the Loan Documents and controls the Property to the exclusion of any Borrower Party or any Affiliate thereof and (ii) the date that any receiver appointed in connection with Lender’s remedies under the Loan Documents takes physical possession of and controls the Property, in each case, to the exclusion of any Borrower Party or any Affiliate thereof.

“Liabilities” shall have the meaning set forth in Section 11.2 hereof.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Bifurcation” shall have the meaning set forth in Section 11.1 hereof.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty and all other documents executed and/or delivered in connection with the Loan, as each of the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Losses” shall mean (except to the extent that any such items arise solely from the illegal acts, gross negligence or willful misconduct of Lender or, to the extent applicable, the Indemnified Party seeking indemnification for the applicable Loss) any and all losses, damages, costs, fees, expenses, claims, suits, judgments, awards, liabilities (including but not limited to strict liabilities), obligations, debts, diminutions in value, fines, penalties, charges, amounts paid in settlement, foreseeable and unforeseeable consequential damages (it being acknowledged that consequential and/or punitive damages shall be covered by this definition solely to the extent such consequential damages and/or punitive damages are actually paid or payable to third parties by any party seeking indemnification for Losses), litigation costs and attorneys’ fees, in the case of each of the foregoing, of whatever kind or nature and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards.

“Management Agreement” shall mean individually and/or collectively (as the context may require), each management agreement entered into by and between Borrower and Manager, pursuant to which Manager is to provide management and other services with respect to the Property or any portion thereof, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Manager” shall mean (i) with respect to each Individual Property, Island Hospitality Management II, LLC or (ii) such other Person selected as the manager of any applicable Individual Property in accordance with the terms of this Agreement or the other Loan Documents.

“Master Lease” shall mean, individually and/or collectively (as the context may require), (i) that certain Lease Agreement dated as of August 2, 2016 by and between Seattle Fee Owner and Seattle Lessee and (ii) that certain Lease Agreement dated as of August 2, 2016 by and between SLC Fee Owner and SLC Lessee, as each of the same may be modified by the applicable Master Lease Estoppel and may be further amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms and conditions hereof.

“Master Lease Estoppel” shall mean, individually and/or collectively (as the context may require), (i) that certain Master Lease Estoppel and Agreement dated as of the date hereof by and among Lender, Seattle Fee Owner and Seattle Lessee and (ii) that certain Master Lease Estoppel and Agreement dated as of the date hereof by and among Lender, SLC Fee Owner and SLC Lessee, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms and conditions hereof.

“Master Lease Provisions” shall mean the representations, covenants and other terms and conditions of this Agreement and the other Loan Documents related to, in each case, the Master Lease.

“Master Tenant” shall mean, individually and/or collectively (as the context may require), then then current tenant under each Master Lease.

“Material Action” shall mean with respect to any Person, any action to consolidate or merge such Person with or into any Person, or sell all or substantially all of the assets of such Person, or to institute proceedings to have such Person be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against such Person or file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or a substantial part of its property, or make any assignment for the benefit of creditors of such Person, or admit in writing such Person’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate such Person.

“Material Adverse Effect” shall mean a material adverse effect on (i) the Property or any material portion thereof, (ii) the business, profits, operations or condition (financial or otherwise) of Borrower, Guarantor, Sponsor or the Property or any material portion thereof, (iii) the enforceability, validity, perfection or priority of the lien of the Security Instrument or the other Loan Documents, or (iv) the ability of Borrower and/or Guarantor to perform its obligations under the Security Instrument or the other Loan Documents.

“Maturity Date” shall mean the Stated Maturity Date or such other date on which the final payment of the principal amount of the Loan becomes due and payable as herein provided, whether at the Stated Maturity Date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Member” is defined in Section 5.1 hereof.

“Mezzanine Borrower” shall have the meaning set forth in Section 11.6 hereof.

“Mezzanine Option” shall have the meaning set forth in Section 11.6 hereof.

“Minimum Disbursement Amount” shall mean Fifteen Thousand and No/100 Dollars ($15,000).

“Monthly Debt Service Payment Amount” shall mean, for the First Monthly Payment Date and for each Monthly Payment Date occurring thereafter, a constant monthly payment of $147,805.67.

“Monthly Insurance Deposit” shall have the meaning set forth in Section 8.6 hereof.

“Monthly Payment Date” shall mean the First Monthly Payment Date and the sixth (6th) day of every calendar month occurring thereafter during the term of the Loan.

“Monthly Tax Deposit” shall have the meaning set forth in Section 8.6 hereof. “Moody’s” shall mean Moody’s Investor Service, Inc.

“Net Proceeds” shall mean: (i) the net amount of all insurance proceeds payable as a result of a Casualty to any Individual Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 7.4 hereof.

“New Franchisor” shall mean, individually and/or collectively (as the context requires), each Person engaged as a Franchisor subsequent to the Closing Date (including, without limitation, any Person replacing or becoming the assignee of any then current Franchisor) in accordance with the applicable terms and conditions hereof.

“New Manager” shall mean any Person replacing or becoming the assignee of the then current Manager, in each case, in accordance with the applicable terms and conditions hereof.

“New Non-Consolidation Opinion” shall mean a substantive non-consolidation opinion provided by outside counsel reasonably acceptable to Lender and the Rating Agencies and otherwise in form and substance reasonably acceptable to Lender and the Rating Agencies.

“Non-Conforming Policy” shall have the meaning set forth in Section 7.1 hereof.

“Non-Consolidation Opinion” shall mean that certain substantive non-consolidation opinion delivered to Lender by Eckert Seamans Cherin & Mellott, LLC in connection with the closing of the Loan.

“Note” shall mean that certain Promissory Note of even date herewith in the principal amount of $28,400,000, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.

“Obligations” shall have the meaning set forth in Section 17.19 hereof.

“OFAC” shall have the meaning set forth in Section 3.30 hereof.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by Responsible Officer of Borrower.

“Op Ex Monthly Deposit” shall have the meaning set forth in Section 8.4 hereof.

“Operating Expense Account” shall have the meaning set forth in Section 8.4 hereof.

“Operating Expense Funds” shall have the meaning set forth in Section 8.4 hereof.

“Operating Expenses” shall mean the total of all expenditures, computed in accordance with the Approved Accounting Method, of whatever kind relating to the operation, occupancy, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including without limitation, (and without duplication) (a) utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, payroll and related taxes, computer processing charges, management fees (equal to the greater of (x) three percent (3%) of the sum of (A) Operating Income for the trailing twelve (12) month period plus (B) Gross Rents or (y) actual management fees payable under the Management Agreement), franchise fees (i.e. as of the Closing Date, the program fee and the royalty fee under each Franchise Agreement) (equal to: (I) with respect to the Seattle Property, the greater of (x) 6% of the sum of (A) Operating Income for the trailing twelve (12) month period relating to the Seattle Property plus (B) Gross Rents relating the Seattle Property or (y) actual franchise fees payable under the Franchise Agreement relating to the Seattle Property and (II) with respect to the SLC Property, the greater of 8% of the sum of (A) Operating Income for the trailing twelve (12) month period relating to the SLC Property plus (B) Gross Rents relating the SLC Property or (y) actual franchise fees payable under the Franchise Agreement relating to the SLC Property), operational equipment or other lease payments as approved by Lender (including, without limitation, under the Master Lease), but specifically excluding (i) depreciation, (ii) Debt Service, (iii) non-recurring or extraordinary expenses, and (iv) deposits into the Reserve Funds; (b) normalized FF&E equal to (I) with respect to the Seattle Property, the greater of: (x) 4% of annual gross revenue generated by the hotel related operations at the Seattle Property and (y) the amount required by any Franchise Agreement or similar agreement in place at the Seattle Property and (II) with respect to the SLC Property, the greater of: (x) 6.5% of annual gross revenue generated by the hotel related operations at the SLC Property and (y) the amount required by any Franchise Agreement or similar agreement in place at the SLC Property.

“Operating Income” shall mean all income, computed in accordance with the Approved Accounting Method, derived from the ownership and operation of the Property from whatever source, including, without limitation (but without duplication) (a) all income and proceeds received from rental of rooms, commercial space, meeting, conference and/or banquet space within the Property; (b) all income and proceeds received from food and beverage operations and from catering services conducted from the Property; (c) all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of the Property (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); (d) all Awards for temporary use (after deducting therefrom all costs incurred in the adjustment or collection thereof and in Restoration of the Property); (e) all refunds of any items included in “Operating Expenses”; (f) all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in this definition of “Operating Income” if received in the ordinary course of the Property operation (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); and (g) all other incidental income in connection with the operation of the Property; but excluding (1) rental income derived from Leases (other than percentage rents (if applicable) and rents paid under the Master Lease) and gross receipts received by lessees, managers, licensees or concessionaires of the Property (including, without limitation, any Manager); (2) consideration received at the Property for hotel accommodations, goods and services to be provided at other hotels, although arranged by, for or on behalf of Borrower or Manager; (3) sales, occupancy, use or other taxes on receipts required to be paid to any Governmental Authority; (4) interest income from any source other than the Reserve Accounts; (5) non-recurring or extraordinary income (including, without limitation, lease termination payments) and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of the Property operation (such as the sales of furniture, fixtures and equipment); (6) federal, state and municipal excise, sales and use taxes collected directly from patrons or guests of the Property as a part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes; (7) Awards (except to the extent provided in clause (d) above) or insurance proceeds (except to the extent provided in clause (c) above); (8) refunds of amounts not included in Operating Expenses at any time and uncollectible accounts; (9) gratuities collected by the Property employees; (10) the proceeds of any financing; (11) other income or proceeds resulting other than from the use or occupancy of the Property, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the Property in the ordinary course of business; (12) uncollectable accounts and any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues; (13) unforfeited security deposits, utility and other similar deposits; and (14) any disbursements to Borrower from the Reserve Funds.. Operating Income shall not be diminished as a result of the Security Instrument or the creation of any intervening estate or interest in the Property or any part thereof. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Loan Document, “Gross Rents” and “Operating Income” shall be calculated hereunder without duplication of one another or of any individual item contained within the definitions thereof.

“Other Charges” shall mean all maintenance charges, impositions other than Taxes, and any other charges, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Patriot Act” shall have the meaning set forth in Section 3.30 hereof.

“Permits” shall mean all certificates, licenses, permits, franchises, trade names, certificates of occupancy, consents, Intellectual Property, and other approvals (governmental and otherwise) necessary for the operation of each Individual Property (including, without limitation, the operation of all “amenities” in place as of the Closing Date and any additional future “amenities” that are then in place) and the conduct of Borrower’s business (including, without limitation, all required zoning, building code, land use, environmental, public assembly and other similar permits or approvals).

“Permitted Encumbrances” shall mean, with respect to each Individual Property, collectively, (a) the lien and security interests created by this Agreement and the other Loan Documents, (b) all liens, encumbrances and other matters disclosed in the applicable Title Insurance Policy, (c) liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent and (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Equipment Leases” shall mean equipment leases or other similar instruments entered into with respect to the Personal Property; provided, that, in each case, such equipment leases or similar instruments (i) are entered into on commercially reasonable terms and conditions in the ordinary course of Borrower’s business and (ii) relate to Personal Property which is (A) used in connection with the operation and maintenance of the applicable Individual Property in the ordinary course of Borrower’s business and (B) readily replaceable without material interference or interruption to the operation of the applicable Individual Property.

“Permitted Investments” shall mean “permitted investments” as then defined and required by the Rating Agencies.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any other entity and, in each case, any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall mean, individually and/or collectively (as the context requires), the “Personal Property” as defined in each applicable Security Instrument.

“PIP” shall mean any property improvement plan or similar requirement under the Franchise Agreement.

“PIP Completion Evidence” shall mean, with respect to any PIP, evidence reasonably acceptable to Lender that the related PIP Work has been (x) completed in a good, workmanlike and lien free manner in accordance with this Agreement, the Franchise Agreement and applicable Legal Requirements and (y) paid for in full, which such evidence shall include, without limitation, (a) written certification from Borrower and the Franchisor confirming the foregoing, (b) at Lender’s discretion, an inspection of the Property by Lender and/or its agents confirming the foregoing, (c) lien waivers and releases from all parties furnishing materials and/or services in connection therewith and (d) a title search for the Property confirming that only Permitted Encumbrances exist and no liens, lis pendens or similar matters have been filed in connection with the related PIP Work.

“PIP Deposit” shall have the meaning set forth in Section 8.9 hereof.

“PIP Reserve Account” shall have the meaning set forth in Section 8.9 hereof. “PIP Reserve Funds” shall have the meaning set forth in Section 8.9 hereof.

“PIP Reserve Minimum Balance” shall mean, with respect to any PIP, an amount equal to 10% of the corresponding PIP Deposit.

“PIP Work” shall mean, with respect to any PIP for which Borrower makes a PIP Deposit in accordance with the terms hereof, the work that is the subject thereof.

“Policies” shall have the meaning specified in Section 7.1 hereof.

“Prohibited Transfer” shall have the meaning set forth in Section 6.2 hereof.

“Property” and “Properties” shall mean, individually and/or collectively (as the context requires), each Individual Property which is subject to the terms hereof and of the other Loan Documents.

“Property Document” shall mean, individually or collectively (as the context may require), the following: (i) the Franchise Agreement and (ii) the Master Lease.

“Property Document Event” shall mean any event which would, directly or indirectly, cause a termination right, right of first refusal, first offer or any other similar right, cause any termination fees to be due or would cause a Material Adverse Effect to occur under any Property Document (in each case, beyond any applicable notice and cure periods under the applicable Property Document); provided, however, any of the foregoing shall not be deemed a Property Document Event to the extent Lender’s prior written consent is obtained with respect to the same.

“Property Document Provisions” shall mean the representations, covenants and other terms and conditions of this Agreement and the other Loan Documents related to, in each case, any Property Document.

“Provided Information” shall mean any information provided by or on behalf of any Borrower Party in connection with the Loan, the Property, such Borrower Party and/or any related matter or Person.

“Prudent Lender Standard” shall, with respect to any matter, be deemed to have been met if the matter in question (i) prior to a Securitization, is reasonably acceptable to Lender and (ii) after a Securitization, (A) if permitted by REMIC Requirements applicable to such matter, would be reasonably acceptable to Lender or (B) if the Lender discretion in the foregoing subsection (A) is not permitted under such applicable REMIC Requirements, would be acceptable to a prudent lender of securitized commercial mortgage loans.

“Qualified Franchise Agreement” shall mean a franchise, trademark and license agreement with respect to the Property with a Qualified Franchisor containing all applicable Hotel Operating Agreements which is approved by Lender in writing (which such approval may be conditioned upon Lender’s receipt of a Rating Agency Confirmation with respect to such agreement).

“Qualified Franchisor” shall mean a reputable and experienced franchisor possessing experience in flagging hotel properties similar in size, scope, use and value as the Property and approved by Lender in writing (which such approval may be granted or withheld in Lender’s reasonable discretion and may be conditioned upon Lender’s receipt of a Rating Agency Confirmation with respect to such Person).

“Qualified Insurer” shall have the meaning set forth in Section 7.1 hereof.

“Qualified Management Agreement” shall mean a management agreement with a Qualified Manager with respect to the applicable Individual Property which is approved by Lender in writing (which such approval may be conditioned upon Lender's receipt of a Rating Agency Confirmation with respect to such management agreement).

“Qualified Manager” shall mean a Person approved by Lender in writing (which such approval may be conditioned upon Lender's receipt of a Rating Agency Confirmation with respect to such Person).

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch and any other nationally- recognized statistical rating agency designated by Lender (and any successor to any of the foregoing) in connection with and/or in anticipation of any Secondary Market Transaction.

“Rating Agency Condition” shall be deemed to exist if (i) any Rating Agency fails to respond to any request for a Rating Agency Confirmation with respect to any applicable matter or otherwise elects (orally or in writing) not to consider any applicable matter or (ii) Lender (or its Servicer) is not required to and/or elects not to obtain (or cause to be obtained) a Rating Agency Confirmation with respect to any applicable matter, in each case, pursuant to and in compliance with any pooling and servicing agreement(s) or similar agreement(s), in each case, relating to the servicing and/or administration of the Loan.

“Rating Agency Confirmation” shall mean (i) prior to a Securitization or if the Rating Agency Condition exists, that Lender has (in consultation with the Rating Agencies (if required by Lender)) approved the matter in question in writing based upon Lender’s good faith determination of applicable Rating Agency standards and criteria and (ii) from and after a Securitization (to the extent the Rating Agency Condition does not exist), a written affirmation from each of the Rating Agencies (obtained at Borrower’s sole cost and expense) that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

“Registrar” shall have the meaning set forth in Section 11.7 hereof.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Reimbursement Contribution” shall have the meaning set forth in Section 17.19 hereof.

“Release Date” shall mean the earlier to occur of (i) the fourth anniversary of the Closing Date and (ii) the date that is two (2) years from the “startup day” (within the meaning of Section 860G(a)(9) of the IRS Code) of the REMIC Trust established in connection with the last Securitization involving any portion of or interest in the Loan.

“Remaining Loan” shall have the meaning set forth in Section 11.8 hereof.

“Remaining Loan Documents” shall have the meaning set forth in Section 11.8 hereof.

“REMIC Opinion” shall mean, as to any matter, an opinion as to the compliance of such matter with applicable REMIC Requirements (which such opinion shall be, in form and substance and from a provider, in each case, reasonably acceptable to Lender and acceptable to the Rating Agencies).

“REMIC Payment” shall have the meaning set forth in Section 7.3 hereof.

“REMIC Requirements” shall mean any applicable legal requirements relating to any REMIC Trust (including, without limitation, those relating to the continued treatment of the Loan (or the applicable portion thereof and/or interest therein) as a “qualified mortgage” held by such REMIC Trust, the continued qualification of such REMIC Trust as such under the IRS Code, the non-imposition of any tax on such REMIC Trust under the IRS Code (including, without limitation, taxes on “prohibited transactions and “contributions”) and any other constraints, rules and/or other regulations and/or requirements relating to the servicing, modification and/or other similar matters with respect to the Loan (or any portion thereof and/or interest therein) that may now or hereafter exist under applicable legal requirements (including, without limitation under the IRS Code)).

“REMIC Trust” shall mean any “real estate mortgage investment conduit” within the meaning of Section 860D of the IRS Code that holds any interest in all or any portion of the Loan.

“Rent Loss Proceeds” shall have the meaning set forth in Section 7.1 hereof.

“Rents” shall have the meaning set forth in the Security Instrument.

“Reporting Failure” shall have the meaning set forth in Section 4.12 hereof.

“Required Financial Item” shall have the meaning set forth in Section 4.12 hereof.

“Reserve Accounts” shall mean the Tax Account, the Insurance Account, the FF&E Reserve Account, the PIP Reserve Account, the Immediate Repair Account, the Excess Cash Flow Account, the Operating Expense Account and any other escrow account established by this Agreement or the other Loan Documents (but specifically excluding the Cash Management Account, the Restricted Account and the Debt Service Account).

“Reserve Funds” shall mean the Tax and Insurance Funds, the FF&E Reserve Funds, the PIP Reserve Funds, the Immediate Repair Funds, the Excess Cash Flow Funds, the Operating Expense Funds and any other escrow funds established by this Agreement or the other Loan Documents.

“Responsible Officer” means with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer or vice president of such Person or such other similar officer of such Person reasonably acceptable to Lender.

“Restoration” shall mean, following the occurrence of a Casualty or a Condemnation which is of a type necessitating the repair of the Property (or any portion thereof), the completion of the repair and restoration of the Property (or applicable portion thereof) as nearly as possible to the condition the Property (or applicable portion thereof) was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restoration Retainage” shall have the meaning set forth in Section 7.4 hereof.

“Restoration Threshold” shall mean, with respect to each Individual Property, an amount equal to 5% of the outstanding principal amount of the Allocated Loan Amount attributable to such Individual Property.

“Restricted Account” shall have the meaning set forth in Section 9.1 hereof.

“Restricted Account Agreement” shall mean, individually and/or collectively, as the context shall require, those two (2) certain Deposit Account Control Agreements (one (1) for each Individual Property) by and among the applicable Borrowers, Lender and Wells Fargo Bank, National Association, dated as of the date hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Restricted Party” shall have the meaning set forth in Section 6.1 hereof.

“Sale or Pledge” shall have the meaning set forth in Section 6.1 hereof.

“Sanctions” shall have the meaning set forth in Section 3.30 hereof.

“Scheduled Defeasance Payments” shall mean scheduled payments of interest and principal hereunder for all Monthly Payment Dates occurring after the Total Defeasance Date and up to and including the Stated Maturity Date (including the outstanding principal balance and accrued interest on the Loan as of the Stated Maturity Date) and all payments required after the Total Defeasance Date, if any, under the Loan Documents for servicing fees, rating surveillance charges (to the extent applicable) and other similar charges.

“Scheduled PIP” shall mean the work described on each PIP attached hereto as Schedule II.

“Seattle Property” shall mean the Individual Property owned as of the date hereof by Seattle Fee Owner.

“Secondary Market Transaction” shall have the meaning set forth in Section 11.1 hereof.

“Securities” shall have the meaning set forth in Section 11.1 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitization” shall have the meaning set forth in Section 11.1 hereof.

“Security Agreement” shall mean a pledge and security agreement in form and substance satisfying the Prudent Lender Standard pursuant to which Borrower grants Lender a perfected, first priority security interest in the Defeasance Collateral Account and the Total Defeasance Collateral.

“Security Deposits” shall mean any advance deposits or any other deposits collected with respect to the Property, whether in the form of cash, letter(s) of credit or other cash equivalents (including, without limitation, such deposits made in connection with any Lease).

“Security Instrument” and “Security Instruments” shall mean individually and/or collectively (as the context requires), each Fee and Leasehold Deed of Trust and Security Agreement dated the date hereof, executed and delivered by each applicable Borrower as security for the Loan and encumbering the Property (or any portion thereof), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Security Instrument Taxes” shall have the meaning set forth in Section 15.2 hereof.

“Servicer” shall have the meaning set forth in Section 11.4 hereof.

“Severed Loan Documents” shall have the meaning set forth in Article 10.

“Single Purpose Entity” shall mean an entity whose structure and organizational and governing documents are otherwise in form and substance acceptable to the Rating Agencies and satisfying the Prudent Lender Standard.

“SLC Property” shall mean the Individual Property owned as of the date hereof by SLC Fee Owner.

“Special Member” is defined in Section 5.1 hereof.

“SPE Component Entity” shall have the meaning set forth in Section 5.1 hereof.

“Sponsor” shall mean Lightstone Value Plus REIT III LP, a Delaware limited partnership.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“State” shall mean the applicable state in which the applicable Individual Property is located.

“Stated Maturity Date” shall mean October 6, 2021.

“Sufficient Revenue” shall mean, with respect to any applicable item, revenue generated by the Property in the twelve (12) month period immediately preceding the applicable date of determination in an amount sufficient to pay for the same.

“Successor Borrower” shall have the meaning set forth in Section 2.8 hereof.

“Survey” shall mean, individually or collectively (as the context requires), each survey of each Individual Property certified and delivered to Lender in connection with the closing of the Loan.

“Tax Account” shall have the meaning set forth in Section 8.6 hereof.

“Tax and Insurance Funds” shall have the meaning set forth in Section 8.6 hereof.

“Taxes” shall mean all taxes, assessments, water rates, sewer rents, and other governmental impositions, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Land, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Tax Payment Date” shall mean, with respect to any applicable Taxes, the date occurring 30 days prior to the date the same are due and payable.

“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Property under a Lease or other occupancy agreement.

“Third Party Reports” shall mean those certain third party reports relating to the physical condition of the Property delivered and certified to Lender, in each case, in connection with the closing of the Loan.

“Title Insurance Policy” shall mean those certain ALTA mortgagee title insurance policies issued with respect to each Individual Property and insuring the lien of the Security Instruments.

“To Borrower’s knowledge”, “to the best of Borrower’s knowledge” or words of similar import shall mean the actual knowledge of those natural Persons directly or indirectly Controlling Borrower, controlling the day of day operation of the Property (including, without limitation, any Affiliated Manager) or principally employed by Borrower or Affiliated Manager to manage or operate Borrower or the Property.

“Total Defeasance Collateral” shall mean Government Securities, which provide payments (i) on or prior to, but as close as possible to, the Business Day immediately preceding all Monthly Payment Dates and other scheduled payment dates, if any, hereunder after the Total Defeasance Date and up to and including the Stated Maturity Date, and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments relating to such Monthly Payment Dates and other scheduled payment dates.

“Total Defeasance Date” shall have the meaning set forth in Section 2.8 hereof.

“Total Defeasance Event” shall have the meaning set forth in Section 2.8 hereof.

“Trigger Period” shall mean a period (A) commencing upon the earliest of (i) the occurrence and continuance of an Event of Default, (ii) the Debt Service Coverage Ratio being less than 1.25 to 1.00, (iii) the occurrence of a Franchise Agreement Trigger Period, (iv) the occurrence of a Franchise Renewal Trigger Event and (v) if Manager shall be involved in any bankruptcy or insolvency proceeding which would violate Section 10.1(f) hereof (assuming for the purposes of this clause (v) only that the provisions of Section 10.1(f) applied to Manager in the same manner that they apply to Borrower); and (B) expiring upon (v) with regard to any Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such Event of Default, (w) with regard to any Trigger Period commenced in connection with clause (ii) above, the date that the Debt Service Coverage Ratio is equal to or greater than 1.30 to 1.00 for two (2) consecutive calendar quarters, (x) with regard to any Trigger Period commenced in connection with clause (iii) above, a Franchise Agreement Trigger Period ceasing to exist in accordance with the terms hereof, (y) with regard to any Trigger Period commenced in connection with clause (iv) above, the occurrence of a Franchise Renewal Event and (z) with regard to any Trigger Period commenced in connection with clause (v) above, Borrower’s replacement of the applicable Manager in accordance with the terms hereof with a New Manager. Notwithstanding the foregoing, a Trigger Period shall not be deemed to expire in the event that a Trigger Period then exists for any other reason.

“True Up Payment” shall mean a payment into the applicable Reserve Account of a sum which, together with any applicable monthly deposits into the applicable Reserve Account, will be sufficient to discharge the obligations and liabilities for which such Reserve Account was established as and when reasonably appropriate. The amount of the True Up Payment shall be determined by Lender in its reasonable discretion and shall be final and binding absent manifest error.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“Unaffected Property” shall have the meaning set forth in Section 11.8 hereof.

“Uncrossed Loan” shall have the meaning set forth in Section 11.8 hereof.

“Uncrossed Loan Documents” shall have the meaning set forth in Section 11.8 hereof.

“Uncrossing Event” shall have the meaning set forth in Section 11.8 hereof.

“Underwritable Cash Flow” shall mean an amount calculated by Lender on a monthly basis equal to the sum of Gross Rents plus the trailing twelve (12) months Operating Income, less the trailing twelve (12) months Operating Expenses, each of which shall be subject to Lender’s application of the Cash Flow Adjustments. Lender’s calculation of Underwritable Cash Flow (including determination of items that do not qualify as Operating Income or Operating Expenses) shall be reasonably calculated by Lender in good faith based upon Lender’s reasonable determination of Rating Agency criteria.

“Underwriter Group” shall have the meaning set forth in Section 11.2 hereof.

“Updated Information” shall have the meaning set forth in Section 11.1 hereof.

“U.S. Obligations” shall mean direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption.

“Uniform System of Accounts” shall mean the most recent edition of the Uniform System of Accounts for Hotels, as adopted by the American Hotel and Motel Association.

“Vcorp” shall mean Vcorp Entity Services, LLC.

“Work Charge” shall have the meaning set forth in Section 4.16 hereof.

“Yield Maintenance Premium” shall mean an amount equal to the greater of (a) an amount equal to 1% of the amount prepaid; or (b) an amount equal to the present value as of the date on which the prepayment is made of the Calculated Payments (as defined below) from the date on which the prepayment is made through the Stated Maturity Date determined by discounting such payments at the Discount Rate (as defined below). As used in this definition, the term “Calculated Payments” shall mean the monthly payments of interest only which would be due based on the principal amount of the Loan being prepaid on the date on which prepayment is made and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (y) the Interest Rate and (z) the Yield Maintenance Treasury Rate (as defined below). As used in this definition, the term “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate (as defined below), when compounded semi-annually. As used in this definition, the term “Yield Maintenance Treasury Rate” shall mean the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15- Selected Interest Rates under the heading “U.S. Government Securities/Treasury Constant Maturities” for the week ending prior to the date on which prepayment is made, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Stated Maturity Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise. Lender shall notify Borrower of the amount and the basis of determination of the required prepayment consideration. Lender’s calculation of the Yield Maintenance Premium shall be conclusive absent manifest error.

Section 1.2.    Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. References herein to “the Property or any portion thereof” and words of similar import shall be deemed to refer, as applicable, to any portion of the Property taken as a whole (including any Individual Property) and any portion of any Individual Property.

ARTICLE 2

GENERAL TERMS

Section 2.1.     Loan Commitment; Disbursement to Borrower. Except as expressly and specifically set forth herein, Lender has no obligation or other commitment to loan any funds to Borrower or otherwise make disbursements to Borrower. Borrower hereby waives any right Borrower may have to make any claim to the contrary.

Section 2.2.     The Loan. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

Section 2.3.     Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be re-borrowed.

Section 2.4.     The Note and the other Loan Documents. The Loan shall be evidenced by the Note and this Agreement and secured by this Agreement and the other Loan Documents.

Section 2.5.      Interest Rate.

(a)          Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date at the Interest Rate until repaid in accordance with the applicable terms and conditions hereof.

(b)          Intentionally Omitted.

(c)        In the event that, and for so long as, any Event of Default shall have occurred and be continuing, (i) the then outstanding principal balance of the Loan shall accrue interest at the Default Rate, calculated from the date the applicable Event of Default occurred, (ii) without limitation of any rights or remedies contained herein and/or in any other Loan Document, any interest accrued at the Default Rate in excess of the interest component of the Monthly Debt Service Payment Amount shall, to the extent not already paid and/or due and payable hereunder, be due and payable on each Monthly Payment Date and (iii) all references herein and/or in any other Loan Document to the “Interest Rate” shall be deemed to refer to the Default Rate.

(d)        Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate or the Default Rate, as then applicable, expressed as an annual rate divided by 360) by (c) the outstanding principal balance. The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Accrual Period immediately prior to such Monthly Payment Date. Borrower understands and acknowledges that such interest accrual requirement results in more interest accruing on the Loan than if either a thirty (30) day month and a three hundred sixty (360) day year or the actual number of days and a three hundred sixty-five (365) day year were used to compute the accrual of interest on the Loan.

(e)        This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan (including, to the extent applicable, any prepayment premium and/or penalty) at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder (including, to the extent applicable, any prepayment premium and/or penalty) at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, and/or, to the extent applicable, any prepayment premium and/or penalty shall, in each case, be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan (including, to the extent applicable, any prepayment premium and/or penalty) does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.6.      Loan Payments.

(a)        Borrower shall make a payment to Lender of interest only on the Closing Date for the period from (and including) the Closing Date through (but excluding) the sixth (6th) day of either (i) the month in which the Closing Date occurs (if such Closing Date is after the first day of such month, but prior to the sixth (6th) day of such month) or (ii) if the Closing Date is after the sixth (6th) day of the then current calendar month, the month following the month in which the Closing Date occurs; provided, however, if the Closing Date is the sixth (6th) day of a calendar month, no such separate payment of interest shall be due. Borrower shall make a payment to Lender of interest and, to the extent applicable, principal in the amount of the Monthly Debt Service Payment Amount on the First Monthly Payment Date and on each Monthly Payment Date occurring thereafter to and including the Maturity Date. Each payment shall be applied first to accrued and unpaid interest and the balance to principal. The non- interest only portion of Monthly Debt Service Payment Amount required hereunder is based upon a thirty (30) year amortization schedule.

(b)        Intentionally Omitted.

(c)        Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents.

(d)        If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower within two (2) days of the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instrument and the other Loan Documents.

(e)

(i)         Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(ii)        Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be deemed to be the immediately succeeding Business Day.

(iii)        All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.7.     Prepayments.

(a)        Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part. On or after the Monthly Payment Date occurring two (2) months prior to the Stated Maturity Date (such period, the “Open Prepayment Period”), Borrower may, provided no Event of Default has occurred and is continuing, at its option and upon thirty (30) days prior notice to Lender (or such shorter period of time as may be permitted by Lender in its sole discretion), prepay the Debt on any date without payment of any prepayment premium or penalty (including, without limitation, any Default Yield Maintenance Premium). Such prepayment of the Debt shall be made in whole (and not in part). Any prepayment received by Lender on a date other than a Monthly Payment Date shall include interest which would have accrued thereon to the next Monthly Payment Date (such amounts, the “Interest Shortfall”) and such amounts (i.e., principal and interest prepaid by Borrower) shall be held by Lender as collateral security for the Loan in an interest bearing Eligible Account at an Eligible Institution, with interest accruing on such amounts to the benefit of Borrower; such amounts prepaid shall be applied to the Loan on the next Monthly Payment Date, with any interest on such funds paid to Borrower on such date provided no Event of Default then exists.

(b)        On each date on which Lender actually receives a distribution of Net Proceeds, and if Lender does not make such Net Proceeds available for Restoration or for disbursement as Rent Loss Proceeds (as applicable), in each case, in accordance with the applicable terms and conditions hereof, Borrower shall, at Lender’s option, prepay the Debt in an amount equal to one hundred percent (100%) of such Net Proceeds together with any applicable Interest Shortfall. Borrower shall make the REMIC Payment as and to the extent required hereunder. No prepayment premium or penalty (including, without limitation, any Default Yield Maintenance Premium) shall be due in connection with any prepayment made pursuant to this Section 2.7(b) (including, without limitation, in connection with any REMIC Payment). Any prepayment received by Lender pursuant to this Section 2.7(b) on a date other than a Monthly Payment Date shall be held by Lender as collateral security for the Loan in an interest bearing, Eligible Account at an Eligible Institution, with such interest accruing to the benefit of Borrower, and shall be applied by Lender on the next Monthly Payment Date, with any interest on such funds paid to Borrower on such date provided no Event of Default then exists.

(c)      After the occurrence and during the continuance of an Event of Default and notwithstanding any acceleration of the Debt in accordance with the applicable terms and conditions hereof, the Default Yield Maintenance Premium shall, in all cases, be deemed a portion of the Debt due and owing hereunder and under the other Loan Documents. Without limitation of the foregoing, if, after the occurrence and during the continuance of an Event of Default, (i) payment of all or any part of the Debt is tendered by Borrower (voluntarily or involuntarily), a purchaser at foreclosure or any other Person, (ii) Lender obtains a recovery of all or a portion of the Debt (through an exercise of remedies hereunder or under the other Loan Documents or otherwise) or (iii) the Debt is deemed satisfied (in whole or in part) through an exercise of remedies hereunder or under the other Loan Documents or at law, the Default Yield Maintenance Premium, in addition to the outstanding principal balance, all accrued and unpaid interest and other amounts payable under the Loan Documents, shall be deemed due and payable hereunder. Notwithstanding anything to the contrary contained herein or in any other Loan Document, (i) any prepayment of the Debt shall be applied to the Debt in such order and priority as may be determined by Lender in its sole discretion and (ii) the word “prepayment” when used herein and in the other Loan Documents shall also be deemed to mean repayment and payment.

Section 2.8.      Defeasance.

(a)        Total Defeasance.

(i)           Provided no Event of Default shall have occurred and be continuing, Borrower shall have the right at any time after the Release Date and prior to the Maturity Date to voluntarily defease the entire Loan and obtain a release of the lien of the Security Instrument by providing Lender with the Total Defeasance Collateral (hereinafter, a “Total Defeasance Event”), subject to the satisfaction of the following conditions precedent:

(A)	Borrower shall provide Lender not less than thirty (30) days notice (or such shorter period of time if permitted by Lender in its sole discretion) but not more than one hundred twenty (120) days notice specifying a date (the “Total Defeasance Date”) on which the Total Defeasance Event is to occur;

(B)	Unless otherwise agreed to in writing by Lender, Borrower shall pay to Lender (1) all payments of principal and interest due and payable on the Loan to and including the Total Defeasance Date (provided, that, if such Total Defeasance Date is not a Monthly Payment Date, Borrower shall also pay to Lender all payments of principal and interest due on the Loan to and including the next occurring Monthly Payment Date); (2) all other sums, if any, due and payable under the Note, this Agreement, the Security Instrument and the other Loan Documents through and including the Total Defeasance Date (or, if the Total Defeasance Date is not a Monthly Payment Date, the next occurring Monthly Payment Date); (3) all escrow, closing, recording, legal, Rating Agency and other fees, costs and expenses paid or incurred by Lender or its agents in connection with the Total Defeasance Event, the release of the lien of Security Instrument on the Property, the review of the proposed Defeasance Collateral and the preparation of the Security Agreement, the Defeasance Collateral Account Agreement and related documentation; and (4) any revenue, documentary stamp, intangible or other taxes, charges or fees due in connection with the transfer or assumption of the Note or the Total Defeasance Event;

(C)	Borrower shall deposit the Total Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of Section 2.8(c)hereof;

(D)	Borrower shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Total Defeasance Collateral;

(E)	Borrower shall deliver to Lender (1) an opinion of counsel for Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that (I) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Total Defeasance Collateral; (II) the Total Defeasance Event will not result in a deemed exchange for purposes of the IRS Code and will not adversely affect the status of the Note as indebtedness for federal income tax purposes; and (III) delivery of the Total Defeasance Collateral and the grant of a security interest therein to Lender shall not constitute an avoidable preference under Section 547 of the Bankruptcy Code or applicable state law; (2) a REMIC Opinion with respect to the Total Defeasance Event; and (3) if requested by Lender, a New Non- Consolidation Opinion with respect to Successor Borrower;

(F)	Borrower shall deliver to Lender a Rating Agency Confirmation as to the Total Defeasance Event;

(G)	Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.8 have been satisfied;

(H)	Borrower shall deliver a certificate of a nationally recognized public accounting firm acceptable to Lender certifying that the Total Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments; and

(I)	Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request.

(ii)          If Borrower has elected to defease the entire Loan and the requirements of this Section 2.8 have been satisfied or waived by Lender in writing, the Property shall be released from the lien of the Security Instrument and the Total Defeasance Collateral pledged pursuant to the Security Agreement shall be the sole source of collateral securing the Loan. In connection with the release of the lien, Borrower shall submit to Lender, not less than ten (10) days prior to the Total Defeasance Date (or such shorter time as is acceptable to Lender in its sole discretion), a release of lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in each jurisdiction in which each Individual Property is located and that contains standard provisions protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (1) is in compliance with all Legal Requirements, and (2) will effect such release in accordance with the terms of this Agreement. Except as set forth in this Article 2, no repayment, prepayment or defeasance of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the lien of the Security Instrument.

(b)        Notwithstanding anything contained herein or in any other Loan Document to the contrary, no partial defeasance of the Loan shall be permitted.

(c)        On or before the date on which Borrower delivers the Total Defeasance Collateral, Borrower shall open at any Eligible Institution an Eligible Account (the “Defeasance Collateral Account”). The Defeasance Collateral Account shall contain only (i) Total Defeasance Collateral and (ii) cash from interest and principal paid on the Total Defeasance Collateral.    All cash from interest and principal payments paid on the Total Defeasance Collateral shall be paid over to Lender on each Monthly Payment Date and applied first to accrued and unpaid interest and then to principal. Any cash from interest and principal paid on the Total Defeasance Collateral not needed to pay the Scheduled Defeasance Payments shall be (i) paid to Borrower or Successor Borrower (as applicable) and/or (ii) to the extent permitted by applicable REMIC Requirements, retained in the Defeasance Collateral Account. Borrower shall cause the Eligible Institution at which the Total Defeasance Collateral is deposited to enter an agreement with Borrower and Lender, satisfactory to Lender in its reasonable discretion, pursuant to which such Eligible Institution shall agree to hold and distribute the Total Defeasance Collateral in accordance with this Agreement (such agreement, the “Defeasance Collateral Account Agreement”). Borrower or Successor Borrower (as applicable) shall be the owner of the Defeasance Collateral Account and shall report all income accrued on Total Defeasance Collateral for federal, state and local income tax purposes in its income tax return (to the extent required by applicable law). Borrower shall prepay all cost and expenses associated with opening and maintaining the Defeasance Collateral Account. Lender shall not in any way be liable by reason of any insufficiency in the Defeasance Collateral Account.

(d)        In connection with a Total Defeasance Event under this Section 2.8, a successor entity (the “Successor Borrower”) shall be established, which such Successor Borrower shall be (i) a Single Purpose Entity and (ii) established and/or designated by Borrower. The right of Lender hereunder to designate and/or establish Successor Borrower may, at the option and in the sole discretion of the initial named Lender hereunder, be retained by the initial named Lender hereunder notwithstanding any Secondary Market Transaction. Borrower shall transfer and assign all obligations, rights and duties under and to the Note, Security Agreement and Defeasance Collateral Account Agreement, together with the Total Defeasance Collateral to such Successor Borrower. Such Successor Borrower shall assume the obligations under the Note, the Defeasance Collateral Account Agreement and the Security Agreement in a manner acceptable to Lender and the Rating Agencies and Borrower shall be relieved of its obligations under the Loan Documents relating to the Note (other than those obligations which by their terms survive a repayment, defeasance or other satisfaction of the Loan and/or a transfer of the Property in connection with Lender’s exercise of its remedies under the Loan Documents). Borrower shall pay all costs and expenses reasonably incurred by Lender and Successor Borrower, including attorney’s fees and expenses, incurred in connection with the foregoing.

(e)        Notwithstanding anything to the contrary contained in this Section 2.8, the parties hereto hereby acknowledge and agree that after the Securitization of the Loan (or any portion thereof or interest therein), with respect to any Lender approval or similar discretionary rights over any matters contained in this Section 2.8 (any such matter, an “Defeasance Approval Item”), such rights shall be construed such that Lender shall only be permitted to withhold its consent or approval with respect to any Defeasance Approval Item if the same fails to meet the Prudent Lender Standard.

Section 2.9.     Intentionally Omitted.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as of the Closing Date that:

Section 3.1.      Legal Status and Authority.    Each Borrower (a) is duly organized, validly existing and in good standing under the laws of its state of formation; (b) is duly qualified to transact business and is in good standing in the State; and (c) has all necessary approvals, governmental and otherwise, and full power and authority to own, operate and lease the applicable Individual Property. Each Borrower has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the applicable Individual Property pursuant to the terms hereof and to keep and observe all of the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents on Borrower’s part to be performed.

Section 3.2.      Validity of Documents. (a) The execution, delivery and performance of this Agreement, the Note, the Security Instrument and the other Loan Documents by Borrower and Guarantor and the borrowing evidenced by the Note and this Agreement (i) are within the power and authority of such parties; (ii) have been authorized by all requisite organizational action of such parties; (iii) have received all necessary approvals and consents, corporate, governmental or otherwise; (iv) will not violate, conflict with, result in a breach of or constitute (with notice or lapse of time, or both) a material default under any provision of law, any order or judgment of any court or Governmental Authority, any license, certificate or other approval required to operate the Property or any portion thereof, any applicable organizational documents, or any applicable indenture, agreement or other instrument, including, without limitation, the Management Agreement; (v) will not result in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of its assets, except the lien and security interest created hereby and by the other Loan Documents; and (vi) will not require any authorization or license from, or any filing with, any Governmental Authority (except for the recordation of each Security Instrument in appropriate land records in each applicable State and except for Uniform Commercial Code filings relating to the security interest created hereby), (b) this Agreement, the Note, the Security Instrument and the other Loan Documents have been duly executed and delivered by Borrower and Guarantor (to the extent a party thereto) and (c) this Agreement, the Note, the Security Instrument and the other Loan Documents constitute the legal, valid and binding obligations of Borrower and Guarantor (to the extent a party thereto). The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)). Neither Borrower nor Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect to the Loan Documents.

Section 3.3.     Litigation. Except as expressly and specifically noted in the Third Party Reports, there is no action, suit, proceeding or governmental investigation, in each case, judicial, administrative or otherwise (including any condemnation or similar proceeding), pending or, to Borrower’s knowledge, threatened or contemplated against Borrower, Sponsor or Guarantor or against or affecting the Property other than those that either (i) have been disclosed to Lender by Borrower in writing in connection with the closing of the Loan or (ii) are fully covered by insurance and would not otherwise have a Material Adverse Effect.

Section 3.4.     Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which is reasonably likely to have a Material Adverse Effect. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property (or any portion thereof) is bound. Borrower has no material financial obligation under any agreement or instrument to which Borrower is a party or by which Borrower or the Property (or any portion thereof) is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property and (b) obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents. There is no agreement or instrument to which Borrower is a party or by which Borrower is bound that would require the subordination in right of payment of any of Borrower’s obligations hereunder or under the Note to an obligation owed to another party.

Section 3.5.     Financial Condition.

(a)            Borrower is solvent and Borrower has received reasonably equivalent value for the granting of the Security Instrument. No voluntary or, to Borrower’s knowledge, involuntary proceeding under Creditors Rights Laws with respect to any Borrower Party has been initiated

(b)            In the last ten (10) years, no (i) petition in bankruptcy has been filed by or against any Borrower Party and (ii) Borrower Party has ever made any assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws.

(c)            No Borrower Party is contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of its assets or property and Borrower has no knowledge of any Person contemplating the filing of any such petition against any Borrower Party.

(d)            With respect to any loan or financing in which any Borrower Party or any Affiliate thereof has been directly or directly obligated for or has, in connection therewith, otherwise provided any guaranty, indemnity or similar surety, except as expressly disclosed to Lender in connection with the origination of the Loan, none of such loans or financings has ever been (i) more than 30 days in default or (ii) transferred to special servicing.

Section 3.6.     Disclosure. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

Section 3.7.     No Plan Assets. As of the date hereof and until the Debt is repaid in accordance with the applicable terms and conditions hereof, (a) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (b) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, (c) transactions by or with Borrower are not and will not be subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans and (d) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. As of the date hereof, neither Borrower, nor any member of a “controlled group of corporations” (within the meaning of Section 414 of the IRS Code), maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).

Section 3.8.     Not a Foreign Person. Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the IRS Code.

Section 3.9.     Intentionally Omitted.

Section 3.10.  Business Purposes.   The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

Section 3.11.  Borrower’s Principal Place of Business. Borrower’s principal place of business and its chief executive office as of the date hereof is 1985 Cedar Bridge Avenue, Suite 1, Lakewood, New Jersey 08701. Borrower’s mailing address, as set forth in the opening paragraph hereof or as changed in accordance with the provisions hereof, is true and correct. Borrower’s organizational identification number, if any, assigned by the state of its incorporation or organization is (i) for Seattle Fee Owner, 60404383, (ii) for Seattle Lessee, 6040486, (iii) for SLC Fee Owner, 6040494 and (iv) for SLC Lessee, 6040498. Borrower’s federal tax identification number is (i) for Seattle Fee Owner, 81-2682090, (ii) for Seattle Lessee, 81- 2692567, (iii) for SLC Fee Owner, 81-2692462 and (iv) for SLC Lessee, 81-2707380. Borrower is not subject to back-up withholding taxes.

Section 3.12.   Status of Property.

(a)            To Borrower’s knowledge, Borrower has obtained all Permits, all of which are in full force and effect as of the date hereof and not subject to revocation, suspension, forfeiture or modification.

(b)           Except as expressly and specifically noted in the Third Party Reports, to Borrower’s knowledge, each Individual Property and the present and contemplated use and occupancy thereof are in full compliance with all applicable zoning ordinances, building codes, land use laws, Environmental Laws and other similar Legal Requirements.

(c)            Each Individual Property is served by all utilities required for the current or contemplated use thereof. All utility service is provided by public utilities and each Individual Property has accepted or is equipped to accept such utility service.

(d)           All public roads and streets necessary for service of and access to each Individual Property for the current or contemplated use thereof have been completed, are serviceable and all-weather and are physically and legally open for use by the public. Each Individual Property has either direct access to such public roads or streets or access to such public roads or streets by virtue of a perpetual easement or similar agreement inuring in favor of Borrower and any subsequent owners of the applicable Individual Property.

(e)            Each Individual Property is served by public water and sewer systems.

(f)            The Property is free from damage caused by fire or other casualty. Except as expressly and specifically noted in the Third Party Reports, to Borrower’s knowledge, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(g)           All costs and expenses of any and all labor, materials, supplies and equipment used in the construction of the Improvements have been paid in full. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under applicable Legal Requirements could give rise to any such liens) affecting the Property which are or may be prior to or equal to the lien of the Security Instrument.

(h)           Borrower has paid in full for, and is the owner of, all furnishings, fixtures and equipment (other than Tenants’ property) used in connection with the operation of the Property, free and clear of any and all security interests, liens or encumbrances, except the lien and security interest created by this Agreement, the Note, the Security Instrument and the other Loan Documents.

(i)             Except as expressly and specifically noted in the Third Party Reports, to Borrower’s knowledge, all liquid and solid waste disposal, septic and sewer systems located on the Property are in a good and safe condition and repair and in compliance with all Legal Requirements.

(j)             Except as expressly disclosed on the Survey, no portion of the Improvements is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the Flood Insurance Acts. No part of the Property consists of or is classified as wetlands, tidelands or swamp and overflow lands.

(k)            Except as expressly disclosed on the Survey, all the Improvements lie within the boundaries of the Land and any building restriction lines applicable to the Land.

(l)             To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

(m)           Borrower has not (i) made, ordered or contracted for any construction, repairs, alterations or improvements to be made on or to the Property which have not been completed and paid for in full, other than the Scheduled PIP, (ii) ordered materials for any such construction, repairs, alterations or improvements which have not been paid for in full or (iii) attached any fixtures to the Property which have not been paid for in full. There is no such construction, repairs, alterations or improvements ongoing at the Property as of the Closing Date, other than the Scheduled PIP. There are no outstanding or disputed claims for any Work Charges and there are no outstanding liens or security interests in connection with any Work Charges.

(n)            Borrower has no direct employees. All other personnel employed at or in connection with the Property are the direct employees of Manager.

Section 3.13. Financial Information. All financial data, including, without limitation, the balance sheets, statements of cash flow and statements of income and operating expense that have been delivered to Lender in respect of Borrower, Sponsor, Guarantor and/or the Property (the “Financial Data”) (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower, Sponsor, Guarantor or the Property, as applicable, as of the date of such reports in all material respects, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been, to Borrower’s knowledge, prepared in accordance with the Approved Accounting Method throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower, Sponsor or Guarantor from that set forth in said financial statements. With respect to any Financial Data that relates solely to the operations, expenses and income of the Property prior to August 2, 2016, the representations and warranties contained in this Section 3.13 shall be deemed to be made to the best of Borrower’s knowledge with due inquiry.

Section 3.14.  Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of the access to any Individual Property.

Section 3.15.  Separate Lots. Each Individual Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with any Individual Property or any portion thereof.

Section 3.16. Insurance. Borrower has obtained and has delivered to Lender certified copies of all Policies (or such other evidence acceptable to Lender) reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. There are no present claims under any of the Policies that are not either fully covered by such Policies or which would result in a Material Adverse Effect, and to Borrower’s knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

Section 3.17.   Use of Property. Each Individual Property is used exclusively as a hotel and other appurtenant and related uses.

Section 3.18. Leases and Rent Roll.   There exist no Leases (other than the Master Lease).

Section 3.19. Filing and Recording Taxes. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of this Agreement, the Security Instrument, the Note and the other Loan Documents, including, without limitation, the Security Instrument, have been paid or will be paid, and, under current Legal Requirements, the Security Instrument and the other Loan Documents are enforceable in accordance with their terms by Lender (or any subsequent holder thereof), except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.20. Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and, to Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. As of the date hereof, no management fees under the Management Agreement are accrued but unpaid, other than management fees accrued from the last payment thereof to the Closing Date which are not yet delinquent.

Section 3.21. Illegal Activity/Forfeiture.

(a)           No portion of the Property has been or will be purchased, improved, equipped or furnished by any Borrower Party (or Affiliate thereof) with proceeds of any illegal activity and to Borrower’s knowledge, there are no illegal activities or activities relating to controlled substances at the Property.

(b)          There has not been and shall never be committed by Borrower or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under this Agreement, the Note, the Security Instrument or the other Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.

Section 3.22.   Taxes. Borrower has filed all federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it. Borrower knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

Section 3.23.  Permitted Encumbrances. None of the Permitted Encumbrances, individually or in the aggregate, materially and adversely interferes with the benefits of the security intended to be provided by this Agreement, the Security Instrument, the Note and the other Loan Documents, materially and adversely affects the value or marketability of the Property (or any portion thereof), materially and adversely impairs the use or the operation of the Property or impairs Borrower’s ability to pay its obligations in a timely manner.

Section 3.24. Third Party Representations. To Borrower’s knowledge, each of the representations and the warranties made by Sponsor and Guarantor in the other Loan Documents (if any) are true, complete and correct in all material respects.

Section 3.25. Non-Consolidation Opinion Assumptions. All of the assumptions made in the Non-Consolidation Opinion, including, but not limited to, any exhibits attached thereto and/or certificates delivered in connection therewith, are true, complete and correct.

Section 3.26.  Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement, the Security Instrument, the Note or the other Loan Documents.

Section 3.27.   Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 3.28.  Fraudulent Conveyance. Borrower (a) has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. On the Closing Date, giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the execution and delivery of the Loan Documents, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

Section 3.29.  Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of any Borrower Party constitute (or will constitute) property of, or are (or will be) beneficially owned, directly or indirectly, by any Person or government that is the subject of economic sanctions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that transactions involving or the investment in any such Borrower Party (whether directly or indirectly) is prohibited by applicable law or the Loan made by Lender is in violation of applicable law (“Embargoed Person”); (b) no Embargoed Person has (or will have) any interest of any nature whatsoever in any Borrower Party, with the result that transactions involving or the investment in any such Borrower Party (whether directly or indirectly), is prohibited by applicable law or the Loan is in violation of applicable law; and (c) none of the funds of any Borrower Party have been (or will be) derived from any unlawful activity with the result that transactions involving or the investment in any such Borrower Party (whether directly or indirectly), is prohibited by applicable law or the Loan is in violation of applicable law. Any violation of the foregoing shall, at Lender’s option, constitute an Event of Default hereunder. The foregoing representations shall be deemed not to apply to any indirect interests in Borrower held by Persons as shares of stock on a nationally recognized stock exchange.

Section 3.30.  Anti-Money Laundering and Economic Sanctions. Each Borrower Party, each and every Person Affiliated with any Borrower Party and, to Borrower’s knowledge, their directors, officers, employees or agents and any Person that has an economic interest in any Borrower Party, in each case, has not, and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, shall not: (i) itself be (or have been), be (or have been) owned or controlled by, or act for or on behalf of a Person or government that is the subject of, in each case, economic sanctions administered or enforced by the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury, the Department of State, or other relevant sanctions authority (“Sanctions”); (ii) fail to be (or have been) in full compliance with the requirements of the USA PATRIOT Act or other applicable anti-money laundering laws and regulations and all Sanctions; (iii) fail to operate (or have operated) under policies, procedures and practices, if any, that are (A) in compliance with applicable anti-money laundering laws and regulations and Sanctions and (B) available to Lender for Lender’s review and inspection during normal business hours and upon reasonable prior notice; (iv) be (or have been) in receipt of any notice from OFAC, the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States, in each case, claiming a violation or possible violation of applicable anti-money laundering laws and regulations and/or Sanctions; (v) be (or have been) the subject of Sanctions, including those listed as a Specially Designated National or as a “blocked” Person on any lists issued by OFAC and those owned or controlled by or acting for or on behalf of such Specially Designated National or “blocked” Person; (vi) be (or have been) a Person who has been determined by competent authority to be subject to any of the prohibitions contained in the USA PATRIOT Act; or (vii) be (or have been) owned or controlled by or be (or have been) acting for or on behalf of, in each case, any Person who has been determined to be subject to the prohibitions contained in the USA PATRIOT Act. Borrower covenants and agrees that in the event Borrower receives any notice that any Borrower Party (or any of their respective beneficial owners or Affiliates) became the subject of Sanctions or is indicted, arraigned, or custodially detained on charges involving Sanctions, money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender. It shall be an Event of Default hereunder if any Borrower Party or any other party to any Loan Document becomes the subject of Sanctions or is indicted, arraigned or custodially detained on charges involving Sanctions, money laundering or predicate crimes to money laundering. All capitalized words and phrases and all defined terms used in the USA PATRIOT Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to applicable anti-money laundering laws and regulations (collectively referred as the “Patriot Act”) are incorporated into this Section.

Section 3.31. Organizational Chart. The organizational charts attached as Schedule III hereto (collectively, the “Organizational Chart”), including, without limitation, the statements made thereon, are true, complete and correct on and as of the date hereof.

Section 3.32.  Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

Section 3.33.   Hotel Matters.

(a)           Except with respect to the Franchise Agreement, the Property is not subject to any Hotel Operating Agreements. The Franchise Agreement has not been amended, restated, supplemented or otherwise modified, is in full force and effect and there is no default thereunder by any party thereto and, to Borrower’s knowledge, no event has occurred that, with the passage of time and/or giving of notice, would constitute a default thereunder.

(b)           Except for the Scheduled PIP, there is currently no PIP or other similar requirement imposed under the Franchise Agreement.

(c)           The Property is not subject to equipment leases or any other similar leases or agreements, other than Permitted Equipment Leases.

(d)          Borrower owns or has the right to use, pursuant to the Franchise Agreement, all patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, the “Intellectual Property”) necessary to the conduct of its businesses as currently conducted, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person. To Borrower’s knowledge, all such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances. No material claim has been asserted by any Person against Borrower with respect to the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such Intellectual Property. Other than pursuant to the Franchise Agreements, Borrower (i) does not have or hold any Intellectual Property or (ii) is not the registered holder of any website.

(e)           There are no: (i) collective bargaining agreements and/or other labor agreements to which Borrower or the Property, or any portion thereof, is a party or by which either is or may be bound; (ii) employment, profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, health, welfare, or incentive plans and/or contracts to which Borrower is a party or by which Borrower is or may be bound; or (iii) plans and/or agreements under which “fringe benefits” (including, but not limited to, vacation plans or programs, and related or similar dental or medical plans or programs, and related or similar benefits) are afforded to employees of Borrower. Borrower has not violated any applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate Governmental Authorities.

(f)            Except for the Master Lease, Borrower has not entered into any contract or agreement (written, oral or otherwise) with any other Borrower Party or any Affiliate of and Borrower Party.

Section 3.34. Property Document Representations. With respect to each Property Document, Borrower hereby represents that (a) each Property Document is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (b) there are no defaults under any Property Document by Borrower or, to Borrower’s knowledge, any other party thereto and, to Borrower’s knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under any Property Document, (c) all rents, additional rents and other sums due and payable under the Property Documents have been paid in full in accordance with the applicable terms and conditions of the Property Documents, (d) no party to any Property Document has commenced any action or given or received any notice for the purpose of terminating any Property Document and (e) the representations made in any estoppel or similar document delivered with respect to any Property Document in connection with the Loan are, to Borrower’s knowledge, true, complete and correct and are hereby incorporated by reference as if fully set forth herein.

Section 3.35. Master Lease Representations. (a) The Master Lease is in full force and effect and has not been modified or amended in any manner whatsoever, (b) there are no material defaults under the Master Lease by any party thereto, and no event has occurred which but for the passage of time, or notice, or both would constitute a material default under the Master Lease, (c) all rents, additional rents and other sums due and payable under the Master Lease have been paid in full, (d) no party to the Master Lease has commenced any action or given or received any notice for the purpose of terminating the Master Lease, (e) the representations made in the Master Lease Estoppel are true, complete and correct and are hereby incorporated by reference as if fully set forth herein and (f) there are no subleases currently executed for the premises demised under the Master Lease.

Section 3.36.   No Change in Facts or Circumstances; Disclosure.

All information submitted by (or on behalf of) Borrower, Guarantor or Sponsor to Lender and in all financial statements, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower, Sponsor and/or Guarantor in this Agreement or in the other Loan Documents, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise have a Material Adverse Effect. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Article 3 and elsewhere in this Agreement and the other Loan Documents shall survive for so long as any portion of the Debt remains owing to Lender. All representations, warranties, covenants and agreements made in this Agreement and in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE 4

BORROWER COVENANTS

From the date hereof and until payment and performance in full of all obligations of Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents or the earlier release of the lien of the Security Instrument (and all related obligations) in accordance with the terms of this Agreement, the Security Instrument, the Note and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

Section 4.1.     Existence. Each Borrower will continuously maintain (a) its existence and shall not dissolve or permit its dissolution, (b) its rights to do business in the State and (c) its franchises and trade names, if any.

Section 4.2.     Legal Requirements.

(a)            Borrower shall comply in all material respects and shall cause the Property to comply in all material respects with all Legal Requirements affecting the Property or the use thereof (which such covenant shall be deemed to (i) include Environmental Laws and (ii) require Borrower to keep all Permits in full force and effect).

(b)           Borrower shall from time to time, upon Lender’s reasonable request and Lender’s reasonable belief that there is a change in circumstances with regard to the Property (such request not to be made more than one time during any twelve (12) month period (unless such request is made during the continuance of Event of Default or in connection with a Secondary Market Transaction)), provide Lender with evidence reasonably satisfactory to Lender that the Property complies with all Legal Requirements or is exempt from compliance with Legal Requirements, which such satisfactory evidence may be a certificate from a Responsible Officer of Borrower certifying to the same to Borrower’s actual knowledge.

(c)           Borrower shall give prompt notice to Lender of the receipt by Borrower of any written notice related to a material violation of any Legal Requirements and of the commencement of any proceedings or investigations which relate to compliance with Legal Requirements.

(d)           After prior written notice to Lender (which notice shall not be required with respect to immaterial matters provided: (i) no Material Adverse Effect has occurred or is reasonably likely to occur in connection with the applicable contest and alleged violation (including, without limitation, the Property shall not at any time be in danger of being sold, forfeited, terminated, canceled or lost and at no time shall there shall be any danger of the lien of the Security Instrument being primed by any related lien), (ii) to the extent any costs, fees or expenses are at issue, have accrued or are reasonably likely to be assessed or incurred they shall be less than (or, as applicable, shall not be likely to exceed) $10,000 in the aggregate and (iii) Borrower diligently pursues its contest rights in full accordance with this Section 4.2(d)), Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or any Individual Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and is continuing (unless the applicable Event of Default has been affirmatively and expressly waived in writing by Lender in Lender’s sole discretion); (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all applicable Legal Requirements; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the applicable Individual Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security or part thereof, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the applicable Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

Section 4.3.         Maintenance and Use of Property. Borrower shall cause the Property to be maintained in a good and safe condition and repair, reasonable wear and tear excepted. The Improvements and the Personal Property shall not be removed, demolished or materially altered (except for normal replacement of the Personal Property) without the consent of Lender (which such consent shall not be unreasonably withheld, conditioned or delayed (subject, in each case, to REMIC Requirements)) or as otherwise permitted pursuant to Section 4.21 hereof. Borrower shall perform (or shall cause to be performed) the prompt repair, replacement and/or rebuilding of any part of the Property which may be destroyed by any casualty, or become damaged, worn or dilapidated or which may be affected by any proceeding of the character referred to in Section 3.14 hereof and shall complete and pay for (or cause the completion and payment for) any structure at any time in the process of construction or repair on the Land. Borrower shall operate the Property for the same uses as the Property is currently operated and Borrower shall not, without the prior written consent of Lender (which such consent shall not be unreasonably withheld, conditioned or delayed (subject, in each case, to REMIC Requirements)), (i) change the use of the Property or (ii) initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of the Property or any part thereof. If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Lender (which such consent shall not be unreasonably withheld, conditioned or delayed (subject, in each case, to REMIC Requirements)).

Section 4.4.         Waste. Borrower shall not commit or suffer any physical waste of the Property or make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or take any action that might invalidate or give cause for cancellation of any Policy, or do or knowingly permit to be done thereon anything that would result in a Material Adverse Effect. Borrower will not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Property, regardless of the depth thereof or the method of mining or extraction thereof.

Section 4.5.         Taxes and Other Charges.

(a)           Subject to the contest rights provided in Section 4.5(b), Borrower shall pay (or cause to be paid) all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, prior to the occurrence and continuance of an Event of Default, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 8.6 hereof. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 8.6 hereof). Borrower shall not suffer and shall, subject to the contest rights provided in Section 4.5(b), promptly cause to be paid and discharged any lien or charge whatsoever which may be or become a lien or charge against the Property (or any portion thereof), and shall promptly pay for all utility services provided to the Property (or any portion thereof).

(b)           After prior written notice to Lender (which notice shall not be required with respect to immaterial matters provided: (i) no Material Adverse Effect has occurred or is reasonably likely to occur in connection with the applicable contest and alleged violation (including, without limitation, the Property shall not at any time be in danger of being sold, forfeited, terminated, canceled or lost and at no time shall there shall be any danger of the lien of the Security Instrument being primed by any related lien), (ii) the contested payment shall be less than $10,000 in the aggregate and (iii) Borrower diligently pursues its contest rights in full accordance with this Section 4.5(b)), Borrower, at its own expense, may contest (or permit to be contested) by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all applicable Legal Requirements; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property or such Taxes and Other Charges shall have been paid in full (together with all interest, penalties or other similar sums due) pending resolution of the applicable contest; and (vi) Borrower shall furnish such security as may be required in the proceeding, or deliver to Lender such reserve deposits as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon (provided, that, Lender shall not require such reserve if Lender reasonably determines that all applicable Taxes and Other Charges have been paid in full (together with all interest, penalties or other similar sums due) pending resolution of the applicable contest). Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the applicable Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the lien of the Security Instrument being primed by any related lien.

Section 4.6.         Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower which might have a Material Adverse Effect.

Section 4.7.        Access to Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

Section 4.8.        Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s, Sponsor’s and/or Guarantor’s condition (financial or otherwise) or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

Section 4.9.        Cooperate in Legal Proceedings. Except with respect to a bona fide good faith claim made by Borrower against Lender, Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the Note, the Security Instrument or the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

Section 4.10.       Intentionally Omitted.

Section 4.11.       Intentionally Omitted.

Section 4.12.      Books and Records.

(a)           Borrower shall furnish to Lender:

(i)           monthly Smith Travel Research Reports, including occupancy statistics, average daily room rates, market penetration and relevant competing hotel properties, with respect to each Individual Property during the subject month within thirty (30) days after the end of each calendar month (provided, however, at the end of each calendar quarter, Borrower shall have forty five (45) days);

(ii)          to the extent there are any Leases in place at the Property, monthly certified rent rolls for each Individual Property within thirty (30) days after the end of each calendar month (provided, however, at the end of each calendar quarter, Borrower shall have forty five (45) days);

(iii)         to the extent any Franchise Agreement or other agreement containing Hotel Operating Agreements is in place, in any month that Borrower receives the same from any Franchisor or any similar Person, Borrower shall deliver to Lender a quality control report (including, without limitation, franchise scores and similar evaluations) in form reasonable acceptable to Lender from the applicable Franchisor (or similar entity, as applicable) together with the operating statements required by clause (iv) below covering the related month in which Borrower receives the applicable quality control report (Borrower acknowledges that it shall deliver said quality control reports for each Individual Property no less often that one (1) time during each calendar year);

(iv)         monthly operating statements of each Individual Property detailing the revenues received, the expenses incurred and the components of Underwritable Cash Flow before and after Debt Service and major capital improvements for the period of calculation (including, without limitation, FF&E and PIP expenditures and containing appropriate year-to-date information, within thirty (30) days after the end of each calendar month (provided, however, at the end of each calendar quarter, Borrower shall have forty five (45) days);

(v)         within one hundred twenty (120) days after the close of each fiscal year of Borrower (or such earlier time as Lender shall determine in its reasonable discretion is necessary to comply with any Legal Requirements, including, without limitation, Regulation AB provided that: (a) Lender shall notify Borrower in writing that a shorter time period is required and (b) unless there is a change in Regulation AB or any other applicable Legal Requirement after the Closing Date, in no event shall said time period be shortened to sooner than eighty five (85) days after the close of each fiscal year of Borrower), (A) with respect to Borrower, an annual balance sheet, statement of cash flow, profit and loss statement and statement of change in financial position and (B) an annual operating statement, in each case, detailing occupancy statistics (including an average daily room rate), the revenues received, the expenses incurred and the components of Underwritable Cash Flow before and after Debt Service and major capital improvements for the period of calculation (including, without limitation, FF&E and PIP expenditures and information as to compliance with the Franchise Agreement (if any) and the terms hereof with respect to the same (including, without limitation, any franchise scores, franchise inspection reports, source contribution reports (showing, among things, sale segmentations) or other similar evaluations (if any) with respect to each Individual Property)) and containing appropriate year-to-date information;

(vi)        by no later than December 15th of each calendar year, an annual operating budget for the next succeeding calendar year presented on a monthly basis consistent with the annual operating statement described above for each Individual Property, including cash flow projections for the upcoming year and all proposed capital replacements and improvements and FF&E, which such budget shall not take effect until approved by Lender (after such approval has been given in writing, each such approved budget shall be referred to herein, individually or collectively (as the context requires), as the “Approved Annual Budget”). Until such time that Lender approves a proposed Annual Budget, (1) to the extent that an Approved Annual Budget does not exist for the immediately preceding calendar year, all operating expenses of the Property for the then current calendar year shall be deemed extraordinary expenses of the Property and shall be subject to Lender’s prior written approval (not to be unreasonably withheld or delayed) and (2) to the extent that an Approved Annual Budget exists for the immediately preceding calendar year, such Approved Annual Budget shall apply to the then current calendar year; provided, that such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and utilities expenses. Without limiting the foregoing, any amendments or modifications to an Approved Annual Budget shall require Lender’s prior written consent and shall not take effect until so approved. Lender hereby acknowledges that: (x) it has reviewed and approved the annual budget for the calendar year 2016 and a budget for the calendar year 2017, each of which shall be deemed an “Approved Annual Budget” for purposes hereunder (Lender further acknowledges that Borrower shall be permitted to modify the Approved Annual Budget for 2017 subject to Lender’s approval, which shall not be unreasonably withheld);

(vii)       together with the monthly operating statements required by Section 4.12(a)(iv) above, (A) a calculation of the then current Debt Service Coverage Ratio, together with such back-up information as Lender shall require and (B) a calculation of the amount of Excess Cash Flow generated by each Individual Property for such period together with such back-up information as Lender shall require; and

(b)          Upon request from Lender (which such request shall be made no more frequently than quarterly (unless in connection with a Trigger Period or Secondary Market Transaction)), Borrower shall furnish in a timely manner to Lender:

(i)           to the extent there are any Leases in place at the Property, an accounting of all Security Deposits, including the nature and type of Security Deposit, the name and identification number of the accounts in which such Security Deposits are held (if applicable), such details regarding any Security Deposit not held in the form of cash as Lender may reasonably require, the name and address of the financial institutions in which such Security Deposits are held or have been otherwise issued by and the name of the Person to contact at such financial institution, along with any authority or release necessary for Lender to obtain information regarding such accounts or other information directly from such financial institutions; and

(ii)         evidence reasonably acceptable to Lender of compliance with the terms and conditions of Articles 5 and 9 hereof.

(c)           During a Trigger Period or in connection with any Secondary Market Transaction, Borrower shall, within ten (10) days of request, furnish Lender (and shall cause Sponsor and/or Guarantor to furnish to Lender) with such other additional financial or management information (including State and Federal tax returns) as may, from time to time, be reasonably required by Lender in form and substance satisfactory to Lender. Borrower shall furnish to Lender and its agents convenient facilities for the examination and audit of any such books and records.

(d)           Borrower agrees that (i) Borrower shall keep adequate books and records of account and (ii) all Required Financial Items to be delivered to Lender pursuant to Section 4.12 shall: (A) be complete and correct in all material respects; (B) present fairly the financial condition of the applicable Person; (C) disclose all liabilities that are required to be reflected or reserved against; (D) be prepared (1) in the form required by Lender and certified by a Responsible Officer of Borrower (2) in electronic format and, solely to the extent expressly requested by Lender, hardcopy format and (3) in accordance with the Approved Accounting Method; (E) not include any Person other than Borrower and shall show each Borrower and each Individual Property individually and on a combined, aggregate basis with all Borrowers and all Individual Properties; (F) upon request of Lender after the occurrence and during the continuance of an Event of Default, be audited by an independent certified public accountant acceptable to Lender; and (G) upon request of Lender during any Trigger Period, be subjected and evaluated pursuant to a “forensic accounting” (in form and scope satisfactory to Lender) by an independent certified forensic accountant acceptable to Lender. Borrower shall be deemed to warrant and represent that, as of the date of delivery of any such financial statement, there has been no material adverse change in financial condition, nor have any assets or properties been sold, transferred, assigned, mortgaged, pledged or encumbered since the date of such financial statement except as disclosed by Borrower in a writing delivered to Lender. Borrower agrees that all Required Financial Items shall not contain any material misrepresentation or omission of a material fact.

(e)           Borrower acknowledges the importance to Lender of the timely delivery of each of the items required by this Section 4.12 and the other financial reporting items required by this Agreement (each, a “Required Financial Item” and, collectively, the “Required Financial Items”). In the event Borrower fails to deliver to Lender any of the Required Financial Items within the time frame specified herein and such failure continues for ten (10) Business Days after Lender provides Borrower notice of the same (each such event, a “Reporting Failure”), the same shall, at Lender’s option, constitute an immediate Event of Default hereunder and, without limiting Lender’s other rights and remedies with respect to the occurrence of such an Event of Default, Borrower shall pay to Lender the sum of $1,000 per occurrence for each Reporting Failure. It shall constitute a further Event of Default hereunder if any such payment is not received by Lender within thirty (30) days of the date on which such payment is due, and Lender shall be entitled to the exercise of all of its rights and remedies provided hereunder.

Section 4.13.       Estoppel Certificates.

(a)           After request by Lender (which such request shall be made no more frequently than once per calendar year (unless in connection with a Trigger Period or Secondary Market Transaction)), Borrower, within fifteen (15) days of such request, shall furnish Lender or any proposed assignee with a statement, duly acknowledged and certified, setting forth (i) to Borrower’s knowledge, the original principal amount of the Loan, (ii) to Borrower’s knowledge, the unpaid principal amount of the Loan, (iii) to Borrower’s knowledge, the rate of interest of the Loan, (iv) to Borrower’s knowledge, the terms of payment and maturity date of the Loan, (v) the date installments of interest and/or principal were last paid, (vi) that, except as provided in such statement, no Event of Default exists, (vii) that this Agreement, the Note, the Security Instrument and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, (viii) whether any offsets or defenses exist against the obligations secured hereby and, if any are alleged to exist, a detailed description thereof, (ix) that all Leases are in full force and effect and have not been modified (or if modified, setting forth all modifications), (x) the date to which the Rents thereunder have been paid pursuant to the Leases, (xi) whether or not, to the best knowledge of Borrower, any of the lessees under the Leases are in default under the Leases, and, if any of the lessees are in default, setting forth the specific nature of all such defaults, (xii) the amount of Security Deposits held by Borrower under each Lease and that such amounts are consistent with the amounts required under each Lease, and (xiii) as to any other matters reasonably requested by Lender and reasonably related to the Leases, the obligations created and evidenced hereby and by the Security Instrument or the Property.

(b)           Borrower shall use commercially reasonable efforts to deliver to Lender, promptly upon request (which such request shall be made no more frequently than once per calendar year (unless in connection with a Trigger Period or Secondary Market Transaction)), duly executed estoppel certificates from any one or more Tenants as required by Lender attesting to such facts regarding the Lease as Lender may require, including, but not limited to, attestations that each Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, except as security, no free rent or other concessions are due lessee and that the lessee claims no defense or offset against the full and timely performance of its obligations under the Lease.

(c)           Intentionally Omitted.

(d)           Borrower shall use commercially reasonable efforts to deliver to Lender, within fifteen (15) days of request (which such request shall be made no more frequently than once per calendar year (unless in connection with a Trigger Period or Secondary Market Transaction)), estoppel certificates from each party under any Property Document in form and substance reasonably acceptable to Lender.

Section 4.14.       Leases and Rents.

(a)           All Leases and all renewals of Leases executed after the date hereof shall (i) provide for rental rates comparable to existing local market rates for similar properties, (ii) be on commercially reasonable terms with unaffiliated, third parties (unless otherwise consented to by Lender), (iii) provide that such Lease is subordinate to the Security Instrument and that the lessee will attorn to Lender and any purchaser at a foreclosure sale and (iv) not contain any terms which would have a Material Adverse Effect. Notwithstanding anything to the contrary contained herein, Borrower shall not, without the prior written approval of Lender (which approval shall not be unreasonably withheld, conditioned or delayed), enter into, renew, extend, amend, modify, permit any assignment of or subletting under, waive any provisions of, release any party to, terminate, reduce rents under, accept a surrender of space under, or shorten the term of, in each case, any Lease.

(b)           Without limitation of subsection (a) above, Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner; (iii) shall not collect any of the Rents more than one (1) month in advance (other than Security Deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not, without Lender’s prior written consent, alter, modify or change any Lease to the extent the same would, individually or in the aggregate, (A) cause any such Lease to violate 4.14(a)(i) through (iii) above or (B) have a Material Adverse Effect; and (vi) shall hold all Security Deposits in accordance with Legal Requirements. Upon request, Borrower shall furnish Lender with executed copies of all Leases.

(c)           Notwithstanding anything contained herein to the contrary, Borrower shall not willfully withhold from Lender any information reasonably requested by Lender regarding renewal, extension, amendment, modification, waiver of provisions of, termination, rental reduction of, surrender of space of, or shortening of the term of, any Lease during the term of the Loan. Borrower further agrees to provide Lender with written notice of a Tenant “going dark” under such Tenant’s Lease within five (5) Business Days after Borrower (or any Affiliate thereof) becomes aware that such Tenant “goes dark”. Borrower agrees to provide Lender with written notice of any event of default under a Lease within five (5) business days after the occurrence of any such event of default. Borrower’s failure to provide any of the aforesaid notices shall, at Lender’s option, constitute an Event of Default. A Tenant “going dark” for a temporary closures due to normal course of business inventory and/or remodeling (provided that the closure for remodeling does not exceed 30 days) shall not be deemed to implicate the foregoing.

(d)           Borrower shall notify Lender in writing, within two (2) Business Days following receipt thereof, of Borrower’s receipt of any early termination fee or payment or other termination fee or payment paid by any Tenant under any Lease, and Borrower further covenants and agrees that Borrower shall hold any such termination fee or payment in trust for the benefit of Lender and that any use of such termination fee or payment shall be subject in all respects to Lender’s prior written consent in Lender’s reasonable discretion (which consent may include, without limitation, a requirement by Lender that such termination fee or payment be placed in reserve with Lender to be disbursed by Lender for tenant improvement and leasing commission costs with respect to the Property and/or for payment of the Debt or otherwise in connection with the Loan evidenced by the Note and/or the Property, as so determined by Lender). The foregoing consent right of Lender (including, without limitation, any reserve requirement) shall not be subject to any “cap” or similar limit on the amount of Reserve Funds held by Lender.

(e)           Upon the occurrence of an Event of Default, Borrower shall, within thirty (30) days of demand by Lender, deliver to Lender all Security Deposits. Without limitation of any other term or provision contained herein, for purposes of clarification, for a Security Deposit to be deemed “delivered to Lender” in connection with the foregoing, the same must be in the form of cash or in a letter of credit solely in Lender’s name.

Section 4.15.       Management Agreement.

(a)           Borrower shall (i) perform, observe and enforce all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed, observed and enforced to the end that all things shall be done which are necessary to keep unimpaired the rights of Borrower under the Management Agreement, (ii) promptly notify Lender of any default under the Management Agreement of which Borrower has knowledge; (iii) promptly deliver to Lender a copy of any notice of default or other material notice received by Borrower under the Management Agreement; (iv) promptly give notice to Lender of any notice or information that Borrower receives which indicates that Manager is terminating the Management Agreement or that Manager is otherwise discontinuing its management of the Property; and (v) promptly enforce in all material respects the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement.

(b)           Borrower shall not, without the prior written consent of Lender (which such consent shall not be unreasonably withheld, conditioned or delayed), (i) surrender, terminate or cancel the Management Agreement, consent to any assignment of the Manager’s interest under the Management Agreement or otherwise replace Manager or renew or extend any Management Agreement (exclusive of, in each case, any automatic renewal or extension in accordance with its terms) or enter into any other new or replacement management agreement with respect to the Property; provided, however, that Borrower may replace Manager and/or consent to the assignment of Manager’s interest under the Management Agreement, in each case, in accordance with the applicable terms and conditions hereof and of the other Loan Documents; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement; or (iv) otherwise modify, change, alter or amend, in any material respect, or waive or release any of its material rights and remedies under, the Management Agreement in any material respect.

(c)           If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed beyond all applicable notice and cure periods thereunder, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Management Agreement shall be kept unimpaired and free from default. Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time during normal business hours for the purpose of taking any such action. If Manager shall deliver to Lender a copy of any notice sent to Borrower of default under the Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon. Borrower shall notify Lender if Manager sub-contracts to a third party or an Affiliate any or all of its management responsibilities under the Management Agreement.

(d)           Borrower shall, from time to time, use commercially reasonable efforts to obtain from Manager under the Management Agreement such certificates of estoppel with respect to compliance by Borrower with the terms of the Management Agreement as may be requested by Lender. Borrower shall exercise each individual option, if any, to extend or renew the term of the Management Agreement upon demand by Lender made at any time within ninety (90) days of the last day upon which any such option may be exercised, and Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest (provided, that, Lender shall only exercise the aforesaid right after the occurrence and during the continuance of an Event of Default).

(e)            In the event that the Management Agreement is scheduled to expire at any time during the term of the Loan, Borrower shall submit to Lender by no later than 60 days prior to such expiration a draft replacement management agreement or a draft extension of the Management Agreement for approval in accordance with the terms and conditions hereof. Borrower’s failure to submit the same within such time-frame shall, at Lender’s option, constitute an immediate Event of Default.

(f)            Borrower shall have the right to replace Manager or consent to the assignment of Manager’s rights under the Management Agreement, in each case, to the extent that (i) no Event of Default has occurred and is continuing, (ii) Lender receives at least thirty (30) days prior written notice of the same, (iii) such replacement or assignment (as applicable) will not result in a Property Document Event and (iv) the applicable New Manager is a Qualified Manager engaged pursuant to a Qualified Management Agreement. Borrower shall not permit any Affiliated Manager to resign as Manager or otherwise cease managing the Property until a New Manager is engaged to manage the Property in accordance with the applicable terms and conditions hereof and of the other Loan Documents.

(g)           Without limitation of the foregoing, if the Management Agreement is terminated or expires (including, without limitation, pursuant to the Assignment of Management Agreement), comes up for renewal or extension (exclusive of, in each case, any automatic renewal or extension in accordance with its terms), ceases to be in full force or effect or is for any other reason no longer in effect (including, without limitation, in connection with any Sale or Pledge), then Lender, at its option, may require Borrower to engage, in accordance with the terms and conditions set forth herein and in the Assignment of Management Agreement, a New Manager to manage the Property, which such New Manager shall (i) to the extent a Trigger Period is continuing and if opted by Lender, selected by Lender and (ii) be a Qualified Manager and shall be engaged pursuant to a Qualified Management Agreement.

(h)           As conditions precedent to any engagement of a New Manager hereunder, (i) New Manager and Borrower shall execute an Assignment of Management Agreement in the form reasonably required by Lender (with such changes thereto as may be required by the Rating Agencies), (ii) to the extent that such New Manager is an Affiliated Manager, Borrower shall deliver to Lender a New Non-Consolidation Opinion with respect to such New Manager and new management agreement and (iii) if requested by Lender, Borrower shall deliver to Lender evidence that the engagement of such New Manager will not result in a Property Document Event.

(i)            Borrower shall notify Lender in writing, within five (5) Business Days following receipt thereof, of Borrower’s receipt of any early termination fee or similar payment or other termination fee or similar payment paid by any Manager, and Borrower further covenants and agrees that Borrower shall hold any such termination fee or payment in trust for the benefit of Lender and that any use of such termination fee or payment shall be subject in all respects to Lender’s prior written consent in Lender’s reasonable discretion (which consent may include, without limitation, a requirement by Lender that such termination fee or payment be placed in reserve with Lender to be disbursed by Lender for replacing such Manager and/or for payment of the Debt or otherwise in connection with the Loan evidenced by the Note and/or the Property, as so determined by Lender). The foregoing consent right of Lender (including, without limitation, any reserve requirement) shall not be subject to any “cap” or similar limit on the amount of Reserve Funds held by Lender.

(j)            Any sums expended by Lender pursuant to this Section shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the Security Instrument and the other Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

Section 4.16.       Payment for Labor and Materials.

(a)           Subject to Section 4.16(b) below, Borrower will promptly pay (or cause to be paid) when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with the Property (any such bills and costs, a “Work Charge”) and never permit to exist in respect of the Property or any part thereof any lien or security interest, even though inferior to the liens and the security interests hereof, and in any event never permit to be created or exist in respect of the Property or any part thereof any other or additional lien or security interest other than the liens or security interests created hereby and by the Security Instrument, except for the Permitted Encumbrances.

(b)           After prior written notice to Lender, Borrower (which notice shall not be required with respect to immaterial matters provided: (i) no Material Adverse Effect has occurred or is reasonably likely to occur in connection with the applicable contest and alleged violation (including, without limitation, the Property shall not at any time be in danger of being sold, forfeited, terminated, canceled or lost and at no time shall there shall be any danger of the lien of the Security Instrument being primed by any related lien), (ii) the contested payment shall be less than $10,000 in the aggregate and (iii) Borrower diligently pursues its contest rights in full accordance with this Section 4.16(b)), at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Work Charge, the applicability of any Work Charge to Borrower or to any Individual Property or any alleged non-payment of any Work Charge and defer paying the same, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay (or cause to be paid) any such contested Work Charge determined to be valid, applicable or unpaid; (v) such proceeding shall suspend the collection of such contested Work Charge from the applicable Individual Property or Borrower shall have paid the same (or shall have caused the same to be paid or bonded over) under protest; and (vi) Borrower shall furnish (or cause to be furnished) such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure payment of such Work Charge, together with all interest and penalties payable in connection therewith. Lender may apply any such security or part thereof, as necessary to pay for such Work Charge at any time when, in the judgment of Lender, the validity, applicability or non-payment of such Work Charge is finally established or the applicable Individual Property (or any part thereof or interest therein) shall be in present danger of being sold, forfeited, terminated, cancelled or lost.

Section 4.17.      Performance of Other Agreements. Borrower shall observe and perform each and every term to be observed or performed by Borrower pursuant to the terms of: (a) any agreement or recorded instrument affecting or pertaining to the Property and any amendments, modifications or changes thereto (to the extent that Borrower’s failure to so observe and/or perform each and every term and/or agreement would reasonably be expected to result in, or constitute, a Material Adverse Effect) and (b) any agreement or recorded instrument given by Borrower to Lender for the purpose of further securing the Debt.

Section 4.18.      Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

Section 4.19.      ERISA.

(a)           Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights hereunder or under the other Loan Documents) to be a non-exempt prohibited transaction under ERISA.

(b)           Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Security Instrument, as requested by Lender in its reasonable discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, or other retirement arrangement, which is subject to Title I of ERISA or Section 4975 of the IRS Code, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:

(A)          Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3 101(b)(2);

(B)          Less than 25 percent of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R.§ 2510.3 101(f)(2); or

(C)          Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R § 2510.3 101(c) or (e) or an investment company registered under The Investment Company Act of 1940, as amended.

(c)           Borrower shall not maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any member of Borrower’s “controlled group of corporations” to maintain, sponsor, contribute to or become obligated to contribute to a “defined benefit plan” or a “multiemployer pension plan”. The terms in quotes above are defined in Section 3.7 of this Agreement.

Section 4.20.      No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property with (a) any other real property constituting a tax lot separate from the applicable Individual Property, or (b) any portion of the applicable Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the applicable Individual Property.

Section 4.21.      Alterations. Notwithstanding anything contained herein (including, without limitation, Article 8 hereof) to the contrary, Lender’s prior approval shall be required in connection with any alterations to any Improvements (a) that may have a Material Adverse Effect, (b) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the applicable Alteration Threshold or (c) that are structural in nature, which approval may be granted or withheld in Lender’s reasonable discretion (not to be unreasonably withheld, conditioned or delayed, but subject in each case to REMIC Requirements). Notwithstanding the foregoing or anything to the contrary contained herein, Lender’s consent shall not be required with respect to the Immediate Repairs. If the total unpaid amounts incurred and to be incurred with respect to any alterations to the Improvements shall at any time exceed the applicable Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such excess amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) U.S. Obligations, (iii) other security acceptable to Lender, (provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same), or (iv) a completion bond (provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same). Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements over the applicable Alteration Threshold.

Section 4.22.      Property Document Covenants. Without limiting the other provisions of this Agreement and the other Loan Documents, Borrower shall (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Property Documents and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Property Documents of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Property Documents; (iv) enforce the performance and observance, in all material respects, of all of the covenants and agreements required to be performed and/or observed under the Property Documents in a commercially reasonable manner; (v) cause the applicable Individual Property to be operated, in all material respects, in accordance with the Property Documents; and (vi) not, without the prior written consent of Lender (which such consent shall not be unreasonably withheld, conditioned or delayed), (A) enter into any new Property Document or replace or execute modifications to any existing Property Documents or renew or extend the same (exclusive of, in each case, any automatic renewal or extension in accordance with its terms), (B) surrender, terminate or cancel the Property Documents, (C) reduce or consent to the reduction of the term of the Property Documents, (D) increase or consent to the increase of the amount of any charges under the Property Documents, (E) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Property Documents in any material respect or (F) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Property Documents.

Section 4.23.      Master Lease Covenants. Without limitation of the other provisions herein (including, without limitation, Sections 4.14 and 4.22 hereof), Borrower makes the following covenants with respect to the Master Lease:

(a)           Borrower shall, at its sole cost and expense, promptly and timely perform and observe all the terms, covenants and conditions required to be performed and observed by Borrower under the Master Lease (including, but not limited to, the payment of all rent, additional rent, percentage rent and other charges required to be paid under the Master Lease).

(b)           If Borrower shall be in default under the Master Lease, Borrower hereby grants Lender the right (but not the obligation) to cause the default or defaults under the Master Lease to be remedied and otherwise exercise any and all rights of Borrower under the Master Lease, as may be necessary to prevent or cure any default provided such actions are necessary to protect Lender’s interest under the Loan Documents, and Lender shall have the right to enter all or any portion of the Property, at such times and in such manner as Lender deems necessary, to prevent or to cure any such default.

(c)           The actions or payments of Lender to cure any default by Borrower under the Master Lease shall not remove or waive, as between Borrower and Lender, the default that occurred under this Agreement by virtue of the default by Borrower under the Master Lease. All sums expended by Lender to cure any such default shall be paid by Borrower to Lender, upon demand, with interest on such sum at the rate set forth in this Agreement from the date such sum is expended to and including the date the reimbursement payment is made to Lender. All such indebtedness shall be deemed to be secured by the Security Instrument.

(d)          Borrower shall notify Lender promptly in writing of the occurrence of any material default under the Master Lease, and the receipt by Borrower of any notice (written or otherwise) under the Master Lease noting or claiming the occurrence of any default under the Master Lease. Borrower shall promptly deliver to Lender a copy of any such written notice of default.

(e)          Within ten (10) days after receipt of written demand by Lender, Borrower shall furnish to Lender an estoppel certificate relating to the Master Lease duly executed by Borrower stating the date through which rent has been paid and whether or not there are any defaults thereunder and specifying the nature of such claimed defaults, if any.

(f)           Borrower shall promptly execute, acknowledge and deliver to Lender such instruments as may reasonably be required to permit Lender to cure any default under the Master Lease or permit Lender to take such other action required to enable Lender to cure or remedy the matter in default and preserve the security interest of Lender under the Loan Documents with respect to the Property. Borrower irrevocably appoints Lender as its true and lawful attorney-in- fact to do, in its name or otherwise, any and all acts and to execute any and all documents that are necessary to preserve any rights of Borrower under or with respect to the Master Lease, including, without limitation, the right to effectuate any extension or renewal of the Master Lease, or to preserve any rights of Borrower whatsoever in respect of any part of the Master Lease (and the above powers granted to Lender are coupled with an interest and shall be irrevocable).

(g)          Notwithstanding anything to the contrary contained in this Agreement with respect to the Master Lease:

(i)           The lien of the Security Instrument attaches to all of Borrower’s rights and remedies at any time arising under or pursuant to Subsection 365(h) of the Bankruptcy Code, including, without limitation, all of Borrower’s rights, as debtor, to remain in possession of the Property.

(ii)          Borrower shall not, without Lender’s written consent, elect to treat the Master Lease as terminated under subsection 365(h)(l) of the Bankruptcy Code. Any such election made without Lender’s prior written consent shall be void.

(iii)         As security for the Debt, Borrower unconditionally assigns, transfers and sets over to Lender all of Borrower’s claims and rights to the payment of damages arising from any rejection of the Master Lease under the Bankruptcy Code. Lender and Borrower shall proceed jointly or in the name of Borrower in respect of any claim, suit, action or proceeding relating to the rejection of the Master Lease, including, without limitation, the right to file and prosecute any proofs of claim, complaints, motions, applications, notices and other documents in any case in respect of Borrower under the Bankruptcy Code. This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the Debt shall have been satisfied and discharged in full. Any amounts received by Lender or Borrower as damages arising out of the rejection of the Master Lease as aforesaid shall be applied to all costs and expenses of Lender (including, without limitation, reasonable attorney’s fees and costs) incurred in connection with the exercise of any of its rights or remedies in accordance with the applicable provisions of this Agreement.

(iv)         If, pursuant to subsection 365(h) of the Bankruptcy Code, Borrower seeks to offset, against the rent reserved in the Master Lease, the amount of any damages caused by the nonperformance by Borrower of any of its obligations thereunder after the rejection of the Master Lease under the Bankruptcy Code, then Borrower shall not effect any offset of the amounts so objected to by Lender. If Lender has failed to object as aforesaid within ten (10) days after notice from Borrower in accordance with the first sentence of this subsection, Borrower may proceed to offset the amounts set forth in Borrower’s notice.

(v)          If any action, proceeding, motion or notice shall be commenced or filed in respect of Borrower of all or any part of the Property in connection with any case under the Bankruptcy Code, Lender and Borrower shall cooperatively conduct and control any such litigation with counsel agreed upon between Borrower and Lender in connection with such litigation. Borrower shall, upon demand, pay to Lender all costs and expenses (including reasonable attorneys’ fees and costs) actually paid or actually incurred by Lender in connection with the cooperative prosecution or conduct of any such proceedings. All such costs and expenses shall be secured by the lien of the Security Instrument.

(vi)        Borrower shall promptly, after obtaining knowledge of such filing, notify Lender orally of any filing by or against Borrower of a petition under the Bankruptcy Code. Borrower shall thereafter promptly give written notice of such filing to Lender, setting forth any information available to Borrower as to the date of such filing, the court in which such petition was filed, and the relief sought in such filing. Borrower shall promptly deliver to Lender any and all notices, summonses, pleadings, applications and other documents received by Borrower in connection with any such petition and any proceedings relating to such petition.

(h)           Borrower shall not, without Lender’s written consent, fail to exercise any option or right to renew or extend the term of the Master Lease in accordance with the terms of the Master Lease, and shall give immediate written notice to Lender and shall execute, acknowledge, deliver and record any document requested by Lender to evidence the lien of the Security Instrument on such extended or renewed lease term; provided, however, Borrower shall not be required to exercise any particular such option or right to renew or extend to the extent Borrower shall have received the prior written consent of Lender (which consent may be withheld by Lender in its sole and absolute discretion) allowing Borrower to forego exercising such option or right to renew or extend. If Borrower shall fail to exercise any such option or right as aforesaid, Lender may exercise the option or right as Borrower’s agent and attorney-in-fact as provided above in Lender’s own name or in the name of and on behalf of a nominee of Lender, as Lender may determine in the exercise of its sole and absolute discretion.

(i)             Borrower shall not waive, excuse, condone or in any way release or discharge any Borrower from their respective material obligations, covenant and/or conditions under the Master Lease, in each case, without the prior written consent of Lender.

(j)             Borrower shall not, without Lender’s prior written consent, surrender, terminate, forfeit, or suffer or permit the surrender, termination or forfeiture of, or change, modify or amend in a material or adverse manner, the Master Lease. Consent to one amendment, change, agreement or modification shall not be deemed to be a waiver of the right to require consent to other, future or successive amendments, changes, agreements or modifications. No Borrower may acquire another Borrower’s interest in any Master Lease without Lender’s prior written consent in each instance.

(k)           Notwithstanding the foregoing or anything to the contrary contained herein or in any other Loan Document, any Lease executed on or after the date hereof shall expressly provide that in the event the Master Lease is terminated, the tenant under such Lease shall automatically attorn to the landlord under the Master Lease as landlord under such Lease.

(l)             Borrower hereby acknowledges and agrees that in the event that any of the terms and conditions of the Master Lease and the terms of this Section 4.23 shall conflict or shall otherwise be inconsistent in any respect, the terms and conditions of this Section 4.23 shall control and govern.

Section 4.24.       Franchise Agreement Covenants.

(a)           Borrower shall cause the Property to be operated, “flagged” and branded pursuant to the Franchise Agreement. Borrower shall not change the “flag” or other brand applicable to the Property, enter into any Hotel Operating Agreement with respect to the Property, replace or terminate (or permit to be replaced or terminated) Franchisor or the Franchise Agreement or consent to the assignment of Franchisor’s rights under the Franchise Agreement, in each case, unless (i) no Event of Default has occurred and is continuing, (ii) Lender receives at least sixty (60) days prior written notice of the same, (iii) after giving effect to same, the Property will be “flagged”, operated and branded pursuant to a Qualified Franchise Agreement, (iv) the applicable New Franchisor is a Qualified Franchisor engaged pursuant to a Qualified Franchise Agreement, (v) all Hotel Operating Agreements are subsumed within the applicable Qualified Franchise Agreement or otherwise collectively approved hereunder in connection with the approval of the applicable Qualified Franchise Agreement, (vi) the same will not result in a Property Document Event or a default under any Lease or management agreement, (vii) Borrower obtains Lender’s prior written approval in connection therewith (which such approval may be granted or withheld in Lender’s reasonable discretion and may be conditioned upon Lender’s receipt of a Rating Agency Confirmation) and (viii) all other applicable conditions related thereto contained herein and in the other Loan Documents (including, without limitation, under the other provisions of this Section 4.24) are satisfied. Borrower shall not permit the existing Franchise Agreement to be terminated until a New Franchisor is engaged for the Property in accordance with the applicable terms and conditions hereof and of the other Loan Documents.

(b)           With respect to any Franchise Agreement, Borrower shall (i) cause the Property to be “flagged”, operated and branded pursuant to the same; (ii) promptly perform and observe all of the covenants required to be performed and observed by it under such Franchise Agreement and do all things reasonably necessary to preserve and to keep unimpaired its material rights thereunder; (iii) promptly notify Lender of any default under such Franchise Agreement or of any termination, cancellation or other modification thereof; (iv) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, report, estimate and other material notices, in each case, received by it under such Franchise Agreement (including, without limitation, notices of default, notices concerning any of the trademarks licensed under such Franchise Agreement and notices requiring Borrower to perform any repairs, alterations, improvements or remodeling to the Property); (v) promptly enforce the performance and observance of all of the material covenants required to be performed and observed by the Franchisor under such Franchise Agreement; and (vi) deliver any franchisor comfort letters reasonably requested by Lender in form and substance reasonably acceptable to Lender. In addition, Borrower shall not, without Lender’s prior written consent (A) surrender, terminate or cancel any Franchise Agreement, reject any Franchise Agreement in any proceeding under Creditors Rights Laws, consent to any assignment of the Franchisor’s interest under any Franchise Agreement or otherwise replace a Franchisor or any Franchise Agreement; provided, however, that Borrower may replace Franchisor, enter into a new Franchise Agreement and/or consent to the assignment of a Franchisor’s interest under any Franchise Agreement, in each case, in accordance with the applicable terms and conditions hereof and of the other Loan Documents; (B) reduce or consent to the reduction of the term of any Franchise Agreement; (C) increase or consent to the increase of the amount of any charges under any Franchise Agreement; (D) otherwise modify, change, supplement, alter, renew, extend or amend, or waive or release any of its rights and remedies under, any Franchise Agreement; or (E) suffer or permit the occurrence of continuance a default beyond any applicable cure period under any Franchise Agreement. Upon request, Borrower shall promptly furnish Lender with a true, correct and complete copy of the then existing Franchise Agreement (including, without limitation, any amendments, supplements or other modifications thereof).

(c)            If (i) a Franchise Agreement Trigger Period exists, (ii) a Franchisor shall become bankrupt or insolvent, (iii) an Event of Default shall have occurred and be continuing or (iv) there exists a default by a Franchisor beyond all applicable notice and cure periods under any Franchise Agreement (each of the foregoing, collectively, the “Franchise Triggers”), Borrower shall, at the request of Lender, terminate the applicable Franchise Agreement then in effect and cause the applicable aspects of the Property to be “flagged”, operated and branded pursuant to a new Qualified Franchise Agreement with a New Franchisor that is a Qualified Franchisor, it being understood and agreed that the franchise fee for such Qualified Franchisor shall not exceed then prevailing market rates.

(d)           Without limitation of the foregoing or anything else contained in this Section, (i) any renewal, extension or replacement of a Franchise Agreement shall be with a Qualified Franchisor pursuant to a Qualified Franchise Agreement and (ii) if any Franchise Agreement expires or is terminated, comes up for renewal or extension, ceases to be in full force or effect or is for any other reason no longer in effect (including, without limitation, in connection with any Sale or Pledge), Borrower shall, concurrently with such expiration, termination or other cessation, enter into, as applicable, a Qualified Franchise Agreement with a Qualified Franchisor (or a renewal or extension of an existing Qualified Franchise Agreement with an existing Qualified Franchisor); provided, that, notwithstanding the foregoing, such Qualified Franchisor shall be, if opted by Lender, (A) a new Qualified Franchisor under a new Qualified Franchise Agreement and (B) to the extent a Trigger Period is continuing, in each case, selected by Lender.

(e)            By no later than the earlier of (i) twelve (12) months prior to the then current expiration date of the Franchise Agreement or (ii) one hundred twenty (120) days prior to the latest date a renewal or extension notice is permitted to be sent under the Franchise Agreement, Borrower shall have (1)(A) renewed or extended the existing Franchise Agreement or (B) applied for a Qualified Franchise Agreement for the Property with a Qualified Franchisor and (2) obtained Lender’s prior written consent to the foregoing.

(f)            As conditions precedent to any engagement of a New Franchisor hereunder, (i) New Franchisor shall execute and deliver to Lender an estoppel and comfort letter, in each case, in form and substance reasonably acceptable to Lender, (ii) to the extent that such New Franchisor is an Affiliated Franchisor, Borrower shall deliver to Lender (A) a New Non- Consolidation Opinion with respect to such New Franchisor and new franchise agreement and (B) an assignment and subordination of such new franchise agreement in favor of Lender duly executed by Borrower and such New Franchisor in form and substance reasonably acceptable to Lender (which such assignment and subordination shall, without limitation, (1) provide Lender the right to directly (or to require Borrower to) terminate the New Franchise Agreement upon the occurrence of any Franchise Trigger without payment of any Applicable Termination Fees and (2) be in a form and provide such assurances as may, in each case, be necessary or desirable to assign to Lender and grant Lender a perfected a security interest in, in each case, all Permits and Intellectual Property applicable to such New Franchise Agreement) and (iii) if requested by Lender, Borrower shall deliver to Lender evidence that the engagement of such New Franchisor will not result in a Property Document Event or a default under any Lease or management agreement.

(g)           Notwithstanding anything to the contrary contained herein (but without limitation of any Lender approval or consent rights or Rating Agency Confirmation requirements set forth herein), to the extent that a Trigger Period exists and any replacement of any Franchise Agreement with respect to the Property is, in each case, required pursuant to the terms hereof or is otherwise exercised as a right hereunder, Lender shall, in each case, have the option to select the replacement Franchise Agreement with respect to the Property.

(h)           Borrower shall provide Lender prior written notice of any PIP required in connection with any Franchise Agreement (including, without limitation, any renewal, extension or replacement thereof). Notwithstanding anything herein to the contrary, Borrower shall not agree to any PIP without Lender’s prior written consent thereto (which such consent shall not be unreasonably be withheld, but may be conditioned upon, among other things, Lender’s engagement, at the sole cost and expense of Borrower, of third party consultant(s) to review and approve the PIP). Without limiting the foregoing approval rights of Lender, Borrower’s deposit of the corresponding PIP Deposit as and to the extent required under Section 8.9 hereof shall be deemed an additional condition precedent to Lender granting any approval over any PIP or other matters relating to any Franchise Agreement (including, without limitation, any approval over any renewal or replacement thereof).

(i)            Borrower shall complete and pay for in full any PIP in a good, workmanlike and lien free manner within the time-frame set forth in the PIP. To the extent that Borrower fails to perform any obligation under the Franchise Agreement (including, without limitation, any obligation to perform any PIP), Borrower hereby grants Lender the right, as Borrower’s attorney- in-fact (which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest), to perform any such obligation and, if required, to enter the Property in order to perform the same. The aforesaid right of Lender shall be exercisable by Lender at Lender’s option and in Lender’s sole discretion. Any exercise by Lender of the aforesaid right shall be deemed exercised in accordance with the applicable terms and conditions hereof and of the other Loan Documents.

(j)            Notwithstanding anything hereon to the contrary, (i) following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Franchise Agreement without the prior consent of Lender, which consent may be withheld in Lender’s sole discretion and (ii) (A) Borrower’s payment of all Applicable Termination Fees shall be deemed an additional condition precedent to any termination or other replacement of any Franchise Agreement hereunder, (B) Borrower shall, in all events, pay all Applicable Termination Fees as and when due and (C) Borrower paying (and providing Lender evidence of payment reasonably acceptable to Lender) all applicable costs and expenses incurred in connection with Borrower’s satisfying any requirement or complying with any covenant under this Section 4.24 shall be an additional condition precedent to satisfying such requirement or complying with such covenant, as applicable, and no such covenant or requirement shall be deemed satisfied or complied with if such costs and expenses have not been paid or if Lender has not received reasonably acceptable evidence of payment thereof.

(k)           The terms and provisions of this Section shall not be deemed to limit the other terms and conditions hereof or of the other Loan Documents. Notwithstanding anything to the contrary contained herein, to the extent that any of the Hotel Operating Agreements are contained or subsumed in, incorporated by reference in or otherwise provided or addressed in any Management Agreement or other similar agreement, such Management Agreement or other agreement shall (i) be deemed to be a Franchise Agreement for all purposes hereunder (including, without limitation, under this Section 4.24), (ii) be subject to all terms and conditions set forth herein and in the other Loan Documents relating to the Franchise Agreement and (iii) shall also be subject to each other applicable provision contained herein and the other Loan Documents (including, without limitation, and to the extent applicable, Section 4.15 hereof). In connection with any Lender approval rights under this Section 4.24, Borrower shall consult with and provide Lender with such information and documentation as Lender may reasonably request, which such consultation, information and documentation shall be provided within a reasonable period following Lender’s request therefor.

Section 4.25.       Permits; Intellectual Property.

(a)           Without limiting the other provisions of this Agreement and the other Loan Documents, Borrower shall keep all Permits (including, without limitation, any liquor licenses and any trademark or other Permits applicable to any Franchise Agreement) in full force and effect and, during the continuance of an Event of Default, Borrower will, at the cost of Borrower, and without expense to Lender, execute, acknowledge and deliver all such writings and take any all further actions necessary or reasonably requested by Lender to transfer any Permits (including, without limitation, any liquor licenses and any trademark or other Permits applicable to any Franchise Agreement) with respect to the Property into the name of Lender or its designee. To the extent any such Permits (including, without limitation, any liquor licenses and any trademark or other Permits applicable to any Franchise Agreement) cannot be so transferred to Lender or its designee under applicable law, Borrower shall continue to hold and maintain such Permits in full force and effect for the benefit of Lender until such time as Lender can obtain such Permits in its own name or the name of a designee. Without limiting the foregoing, Borrower shall execute such interim management, leasing or other agreements (which shall be in form and substance (a) satisfactory to Lender and the applicable licensing authorities and (b) reasonably satisfactory to Borrower, which such approval by Borrower shall not be unreasonably withheld, conditioned or delayed) as may be required for Lender to continue operations at the Property pursuant to such Permits until such Permits are transferred to, or are otherwise obtained by, Lender or its designee. Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake any action required of Borrower under this Section in the name of Borrower in the event Borrower fails to do the same; provided, however, Lender shall not exercise such power of attorney without five (5) Business Days prior written notice to Borrower.

(b)           Borrower shall keep and maintain all Intellectual Property relating to the use or operation of the Property and all Intellectual Property (other than any Intellectual Property used by Borrower pursuant to any Franchise Agreement entered into in accordance with the applicable terms and conditions hereof) shall be held by and (if applicable) registered in the name of Borrower. Borrower shall not transfer or let lapse any material Intellectual Property without Lender’s prior consent. Except to the extent the same is required to be maintained by an unaffiliated Franchisor pursuant to the Franchise Agreement, any website with respect to the Property shall be maintained by or on behalf of Borrower and any such website shall be registered in the name of Borrower. Borrower shall not transfer any such website (unless the same is maintained any controlled by an unaffiliated Franchisor) without Lender’s prior consent.

ARTICLE 5

ENTITY COVENANTS

Section 5.1.         Single Purpose Entity/Separateness.

(a)           Each Borrower has not and will not:

(i)          engage in any business or activity other than the ownership, operation and maintenance of the applicable Individual Property, and activities incidental thereto;

(ii)         acquire or own any assets other than (A) the applicable Individual Property, and (B) such incidental Personal Property as may be necessary for the ownership, leasing, maintenance and operation of such applicable Individual Property;

(iii)        merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(iv)        fail to observe all organizational formalities in all material respects, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply in all material respects with the provisions of its organizational documents (provided, that, such organizational documents may be amended or modified to the extent that, in addition to the satisfaction of the requirements related thereto set forth therein, Lender’s prior written consent (not to be unreasonably withheld, conditioned or delayed) and, if required by Lender, a Rating Agency Confirmation are first obtained);

(v)         own any subsidiary, or make any investment in, any Person (other than, with respect to any SPE Component Entity, in the applicable Borrower);

(vi)        commingle its funds or assets with the funds or assets of any other Person;

(vii)       incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Debt, (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than sixty (60) days past the date incurred and paid on or prior to such date, and/or (C) Permitted Equipment Leases; provided however, the aggregate amount of the indebtedness described in (B) and (C) shall not exceed at any time (I) with respect to the Persons constituting Seattle Borrower (in the aggregate and not individually), two percent (2%) of the outstanding aggregate Allocated Loan Amount associated with the Seattle Property and (II) with respect to the Persons constituting SLC Borrower (in the aggregate and not individually), two percent (2%) of the outstanding aggregate Allocated Loan Amount associated with the SLC Property. No Indebtedness other than the Debt may be secured (senior, subordinate or pari passu) by the Property;

(viii)      fail to maintain all of its books, records, financial statements and bank accounts separate from those of any other Person (including, without limitation, any Affiliates). Borrower’s assets have not and will not be listed as assets on the financial statement of any other Person; provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) such assets shall be listed on Borrower’s own separate balance sheet. Borrower has maintained and will maintain its books, records, resolutions and agreements as official records;

(ix)         enter into any contract or agreement with any partner, member, shareholder, principal or Affiliate, except, in each case, upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(x)          maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xi)         assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(xii)        make any loans or advances to any Person;

(xiii)       fail to file its own tax returns (unless the applicable Borrower is permitted by law to file a joint tax return with its constituent owner(s) and appropriate notation is made on such tax return to indicate such Borrower’s separate existence)

(xiv)       fail to (A) hold itself out to the public and identify itself, in each case, as a legal entity separate and distinct from any other Person and not as a division or part of any other Person, (B) conduct its business solely in its own name, (C) hold its assets in its own name or (D) correct any known misunderstanding regarding its separate identity;

(xv)        fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient cash flow from the applicable Individual Property to do so);

(xvi)       without the prior unanimous written consent of all of its partners, shareholders or members, as applicable, the prior unanimous written consent of its board of directors or managers, as applicable, and the prior written consent of each Independent Director (regardless of whether such Independent Director is engaged at the Borrower or SPE Component Entity level), (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official, (c) take any action that might cause such entity to become insolvent, (d) make an assignment for the benefit of creditors or (e) take any Material Action with respect to Borrower or any SPE Component Entity (provided, that, none of any member, shareholder or partner (as applicable) of Borrower or any SPE Component Entity or any board of directors or managers (as applicable) of Borrower or any SPE Component Entity may vote on or otherwise authorize the taking of any of the foregoing actions unless, in each case, there are at least one (1) Independent Director then serving in such capacity in accordance with the terms of the applicable organizational documents and such Independent Director has consented to such foregoing action);

(xvii)      fail to allocate shared expenses (including, without limitation, shared office space) or fail to use separate stationery, invoices and checks bearing its own name and not bearing the name of any other Person (provided, that, (A) business conducted on behalf of Borrower by another Person under a business management services agreement entered into on commercially reasonable terms and conditions and otherwise in accordance with the applicable terms and conditions hereof shall not be deemed to violate the foregoing so long as the manager (or equivalent thereof) under such business management services agreement is required thereunder to hold itself out as an agent of Borrower and Borrower enforces said obligation and (B) any such stationary, invoices or checks delivered solely to Lender by Borrower may reference “Lightstone” or any derivation of the foregoing name and such reference will not be deemed to violate the foregoing);

(xviii)     fail to pay its own liabilities (including, without limitation, salaries of its own employees, if any) from its own funds or fail to maintain a sufficient number of employees, if any, in light of its contemplated business operations (in each case to the extent there exists sufficient cash flow from the applicable Individual Property to do so);

(xix)       acquire obligations or securities of its partners, members, shareholders or other Affiliates, as applicable;

(xx)        identify its partners, members, shareholders or other Affiliates, as applicable, as a division or part of it; or

(xxi)       violate or cause to be violated the assumptions made with respect to Borrower and its principals in the Non-Consolidation Opinion or in any New Non- Consolidation Opinion.

(b)           If Borrower is a partnership or limited liability company (other than an Acceptable LLC), each general partner (in the case of a partnership) and at least one member (in the case of a limited liability company) of Borrower, as applicable, shall be a corporation or an Acceptable LLC (each, an “SPE Component Entity”) whose sole asset is its interest in Borrower. Each SPE Component Entity (i) will at all times comply with each of the covenants, terms and provisions contained in Section 5.1(a)(iii) - (vi) (inclusive) and (viii) – (xxi) (inclusive) and, if such SPE Component Entity is an Acceptable LLC, Section 5.1(c) and (d) hereof, as if such representation, warranty or covenant was made directly by such SPE Component Entity; (ii) will not engage in any business or activity other than owning an interest in Borrower; (iii) will not acquire or own any assets other than its partnership, membership, or other equity interest in Borrower; (iv) will at all times continue to own no less than a 0.5% direct equity ownership interest in Borrower; (v) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (vi) will cause Borrower to comply with the provisions of this Section 5.1.

(c)           In the event Borrower or any SPE Component Entity is an Acceptable LLC, the limited liability company agreement of Borrower or such SPE Component Entity (as applicable) (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the last remaining member of Borrower or such SPE Component Entity (as applicable) (“Member”) to cease to be the member of Borrower or such SPE Component Entity (as applicable) (other than (A) upon an assignment by Member of all of its limited liability company interest in Borrower or such SPE Component Entity (as applicable) and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of Borrower or such SPE Component Entity (as applicable) in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Director of Borrower or such SPE Component Entity (as applicable) shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower or such SPE Component Entity (as applicable) automatically be admitted to Borrower or such SPE Component Entity (as applicable) as a member with a 0% economic interest (“Special Member”) and shall continue Borrower or such SPE Component Entity (as applicable) without dissolution and (ii) Special Member may not resign from Borrower or such SPE Component Entity (as applicable) or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to Borrower or such SPE Component Entity (as applicable) as a Special Member in accordance with requirements of Delaware law and (B) after giving effect to such resignation or transfer, there remains at least one (1) Independent Director of such SPE Component Entity or Borrower (as applicable) in accordance with Section 5.2 below. The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of Borrower or such SPE Component Entity (as applicable) upon the admission to Borrower or such SPE Component Entity (as applicable) of the first substitute member, (ii) Special Member shall be a member of Borrower or such SPE Component Entity (as applicable) that has no interest in the profits, losses and capital of Borrower or such SPE Component Entity (as applicable) and has no right to receive any distributions of the assets of Borrower or such SPE Component Entity (as applicable), (iii) pursuant to the applicable provisions of the limited liability company act of the State of Delaware (the “Act”), Special Member shall not be required to make any capital contributions to Borrower or such SPE Component Entity (as applicable) and shall not receive a limited liability company interest in Borrower or such SPE Component Entity (as applicable), (iv) Special Member, in its capacity as Special Member, may not bind Borrower or such SPE Component Entity (as applicable) and (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower or such SPE Component Entity (as applicable) including, without limitation, the merger, consolidation or conversion of Borrower or such SPE Component Entity (as applicable); provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement. In order to implement the admission to Borrower or such SPE Component Entity (as applicable) of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Borrower or such SPE Component Entity (as applicable) as Special Member, Special Member shall not be a member of Borrower or such SPE Component Entity (as applicable), but Special Member may serve as an Independent Director of Borrower or such SPE Component Entity (as applicable).

(d)           The LLC Agreement shall further provide that (i) upon the occurrence of any event that causes the Member to cease to be a member of Borrower or such SPE Component Entity (as applicable) to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower or such SPE Component Entity (as applicable) agree in writing (A) to continue Borrower or such SPE Component Entity (as applicable) and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower or such SPE Component Entity (as applicable) effective as of the occurrence of the event that terminated the continued membership of Member in Borrower or such SPE Component Entity (as applicable), (ii) any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower or such SPE Component Entity (as applicable) and upon the occurrence of such an event, the business of Borrower or such SPE Component Entity (as applicable) shall continue without dissolution and (iii) each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower or such SPE Component Entity (as applicable) upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower or such SPE Component Entity (as applicable).

Section 5.2.         Independent Director.

(a)           The organizational documents of each Borrower (to the extent such Borrower is a corporation or an Acceptable LLC) or the applicable SPE Component Entity, as applicable, shall provide that at all times there shall be at least one duly appointed independent director or manager of such entity (each, an “Independent Director”) who shall (I) not have been at the time of each such individual’s initial appointment, and shall not have been at any time during the preceding five years, and shall not be at any time while serving as Independent Director, (i) a shareholder (or other equity owner) of, or an officer, director (other than in its capacity as Independent Director), partner, member or employee of, any Borrower, the applicable SPE Component Entity or any of their respective shareholders, partners, members, subsidiaries or Affiliates, (ii) a customer of, or supplier to, or other Person who derives any of its purchases or revenues from its activities with, any Borrower, the applicable SPE Component Entity or any of their respective shareholders, partners, members, subsidiaries or Affiliates, (iii) a Person who Controls or is under common Control with any such shareholder, officer, director, partner, member, employee supplier, customer or other Person, (iv) a member of the immediate family of any such shareholder, officer, director, partner, member, employee, supplier, customer or other Person or (v) a trustee or similar Person in any proceeding under Creditors Rights Laws involving any Borrower, the applicable SPE Component Entity or any of their respective shareholders, partners, members, subsidiaries or Affiliates (II) shall have, at the time of their appointment, had at least three (3) years’ experience in serving as an independent director and (III) be employed by, in good standing with and engaged by Borrower in connection with, in each case, an Approved ID Provider. Borrower hereby represents that (i) Vcorp is an independent, third party and is not affiliated with any Borrower Party and (ii) the Person(s) engaged as Independent Directors of each Borrower as of the date hereof satisfy the requirements set forth herein.

(b)           The organizational documents of each Borrower and each SPE Component Entity shall further provide that (I) the board of directors or managers of Borrower and each SPE Component Entity and the constituent equity owners of such entities (constituent equity owners, the “Constituent Members”) shall not take any action set forth in Section 5.1(a)(xvi) or any other action which, under the terms of any organizational documents of Borrower or any SPE Component Entity, requires the vote of the Independent Director unless, in each case, at the time of such action there shall be at least one Independent Director engaged as provided by the terms hereof and such Independent Director votes in favor of or otherwise consent to such action; (II) any resignation, removal or replacement of any Independent Director shall not be effective without (1) prior written notice to Lender and the Rating Agencies (which such prior written notice must be given on the earlier of five (5) days or three (3) Business Days prior to the applicable resignation, removal or replacement) and (2) evidence that the replacement Independent Director satisfies the applicable terms and conditions hereof and of the applicable organizational documents (which such evidence must accompany the aforementioned notice); (III) to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Director shall consider only the interests of the Constituent Members and Borrower and each SPE Component Entity (including Borrower’s and each SPE Component Entity’s respective creditors) in acting or otherwise voting on the matters provided for herein and in Borrower’s and each SPE Component Entity’s organizational documents (which such fiduciary duties to the Constituent Members and Borrower and each SPE Component Entity (including Borrower’s and each SPE Component Entity’s respective creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in Borrower or the applicable SPE Component Entity (as applicable) exclusive of (x) all other interests (including, without limitation, all other interests of the Constituent Members), (y) the interests of other Affiliates of the Constituent Members, Borrower and each SPE Component Entity and (z) the interests of any group of Affiliates of which the Constituent Members, Borrower or any SPE Component Entity is a part)); (IV) other than as provided in subsection (III) above, the Independent Director shall not have any fiduciary duties to any Constituent Members, any directors of Borrower or any SPE Component Entity or any other Person; (V) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; (VI) to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Act, an Independent Director shall not be liable to Borrower, any SPE Component Entity, any Constituent Member or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct; and (VII) except as provided in the foregoing subsections (III) through (VI), the Independent Director shall, in exercising their rights and performing their duties under the applicable organizational documents, have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware.

Section 5.3.        Change of Name, Identity or Structure. Borrower shall not change (or permit to be changed) Borrower’s or any SPE Component Entity’s (a) name, (b) identity (including its trade name or names), (c) principal place of business set forth on the first page of this Agreement or (d) if not an individual, Borrower’s or any SPE Component Entity’s corporate, partnership or other structure or state of formation, without, in each case, notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s or any SPE Component Entity’s structure or state of formation, without first obtaining the prior written consent of Lender and, if required by Lender, a Rating Agency Confirmation with respect thereto. Borrower shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change reasonably required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the reasonable request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower or the applicable SPE Component Entity intends to operate the applicable Individual Property, and representing and warranting that Borrower or the applicable SPE Component Entity does business under no other trade name with respect to the applicable Individual Property.

Section 5.4.         Business and Operations. Borrower will continue to engage in the businesses now conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of the State and each other applicable jurisdiction in which the Property is located, in each case, as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.

Section 5.5.         Recycled Entity. Borrower hereby represents and warrants to Lender that Borrower has not, since its formation: (a) failed to be duly formed, validly existing, and in good standing in the applicable jurisdiction(s) of its formation and the State; (b) had any judgments or liens of any nature against it except for (i) tax liens not yet delinquent and (ii) judgments which have been satisfied in full; (c) failed to comply in all material respects with all laws, regulations, and orders applicable to it or failed to receive all Permits necessary for it to operate; (d) been involved in any dispute with any taxing authority which is unresolved as of the Closing Date or failed to pay all taxes owed prior to the delinquency thereof (or, if later, then with all applicable penalties, interest and other sums due in connection therewith); (e) except as specifically disclosed to Lender in connection with the closing of the Loan, ever been party to any lawsuit, arbitration, summons, or legal proceeding that is still pending or that resulted in a judgment against it that has not been paid in full; (f) failed to comply with all separateness covenants contained in its organizational documents since its formation; (g) had any material contingent or actual obligations not related to the Property; or (h) except as expressly disclosed to Lender in connection with the closing of the Loan, amended, modified, supplemented, restated, replaced or terminated its organizational documents (or consented to any of the foregoing).

ARTICLE 6

NO SALE OR ENCUMBRANCE

Section 6.1.         Transfer Definitions. As used herein and in the other Loan Documents, “Restricted Party” shall mean Borrower, Sponsor, Guarantor, any SPE Component Entity, any Affiliated Manager, any Affiliated Franchisor or any shareholder, partner, member or non- member manager, or any direct or indirect legal or beneficial owner of Borrower, Sponsor, Guarantor, any SPE Component Entity, any Affiliated Manager, any Affiliated Franchisor or any non-member manager; and a “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest.

Section 6.2.          No Sale/Encumbrance.

(a)           It shall be an Event of Default hereof if, without the prior written consent of Lender, a Sale or Pledge of the Property or any part thereof or any legal or beneficial interest therein (including, without limitation, the Loan and/or Loan Documents) occurs, a Sale or Pledge of an interest in any Restricted Party occurs and/or Borrower shall acquire any real property in addition to the real property owned by Borrower as of the Closing Date (each of the foregoing, collectively, a “Prohibited Transfer”), other than (i) pursuant to Leases of space in the Improvements to Tenants (other than Master Tenant) in accordance with the provisions of Section 4.14 and (ii) as permitted pursuant to the express terms of this Article 6.

(b)           A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual, physical occupancy by a Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any (A) Leases or any Rents or (B) Property Documents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests in a Restricted Party or the revocation, rescission or termination of a Restricted Party; (vii) the removal of Manager (including, without limitation, an Affiliated Manager), the resignation of an Affiliated Manager or the engagement of a New Manager, in each case, other than in accordance with Section 4.15; (viii) any action for partition of the Property (or any portion thereof or interest therein) or any similar action instituted or prosecuted by Borrower or by any other Person, pursuant to any contractual agreement or other instrument or under applicable law (including, without limitation, common law) and/or any other action instituted by (or at the behest of) Borrower or its Affiliates or consented to or acquiesced in by Borrower or its Affiliates which results in a Property Document Event; (ix) the incurrence of any property-assessed clean energy loans or similar indebtedness with respect to Borrower and/or the Property, including, without limitation, if such loans or indebtedness are made or otherwise provided by any Governmental Authority and/or secured or repaid (directly or indirectly) by any taxes or similar assessments; (x) the removal or the resignation of any Franchisor (including, without limitation, any Affiliated Franchisor), the engagement of any new franchisor, any Hotel Operating Agreement being entered into or otherwise encumbering the Property, in each case, other than in accordance with the applicable terms and conditions hereof; and/or (xi) any failure of the Property to be “flagged”, operated and/or branded pursuant to the applicable Franchise Agreement.

Section 6.3.         Permitted Equity Transfers. Notwithstanding the restrictions contained in this Article 6, the following equity transfers shall be permitted without Lender’s consent: (a) a transfer (but not a pledge) by devise or descent or by operation of law upon the death of a Restricted Party or any member, partner or shareholder of a Restricted Party, (b) the transfer (but not the pledge), in one or a series of transactions, of the stock, partnership interests or membership interests (as the case may be) in a Restricted Party, (c) the sale, transfer or issuance of shares of common stock in any Restricted Party that is a publicly traded entity, provided such shares of common stock are listed on the New York Stock Exchange or another nationally recognized stock exchange or (d) the sale, transfer or issuance of shares of common stock in Lightstone Value Plus Real Estate Investment Trust III, Inc., a Maryland corporation (provided, that, the foregoing provisions of clauses (a), (b), (c) and (d) above shall not be deemed to waive, qualify or otherwise limit Borrower’s obligation to comply (or to cause the compliance with) the other covenants set forth herein and in the other Loan Documents (including, without limitation, the covenants contained herein relating to ERISA matters)); provided, further, that, with respect to the transfers listed in clauses (a), (b) and/or (d) above, (A) Lender shall receive not less than thirty (30) days prior written notice of such transfers (provided, that, (I) for purposes of clarification, with respect to the transfers contemplated in subsection (a) above, the aforesaid notice shall only be deemed to be required thirty (30) days prior to the consummation of the applicable transfers made as a result of probate or similar process following such death (as opposed to prior notice of the applicable death) and (II) no notice shall be required with respect to any transfer that (x) does not result in a change to the organization chart delivered to Lender in connection with the origination of the Loan, (y) does not result in any Person (together with its Affiliates) owning more than a ten percent (10%) direct and/or indirect interest in the aggregate in Borrower that did not own said interest prior to consummation of the transfer and (z) does not cause a change in Control (whether direct or indirect) in Borrower, Guarantor, any SPE Component Entity, and/or Sponsor); (B) no such transfers shall result in a change in Control of Sponsor, Guarantor, Affiliated Manager or Affiliated Franchisor; (C) after giving effect to such transfers, Sponsor shall (I) own at least a 51% direct or indirect equity ownership interest in each of each Borrower and each SPE Component Entity; (II) Control each Borrower and each SPE Component Entity and (III) control the day-to-day operation of the Property; (D) after giving effect to such transfers, the Property shall continue to be (I) managed by Manager or a New Manager approved in accordance with the applicable terms and conditions hereof and (II) operated, “flagged” and branded pursuant to a Qualified Franchise Agreement with a Qualified Franchisor; (E) in the case of the transfer of any direct equity ownership interests in Borrower or in any SPE Component Entity, such transfers shall be conditioned upon continued compliance with the relevant provisions of Article 5 hereof; (F) in the case of (1) the transfer of the management of the Property (or any portion thereof) to a new Affiliated Manager in accordance with the applicable terms and conditions hereof, (2) the transfer of the operation, “flagging” and/or branding of the Property to a new Affiliated Franchisor in accordance with the applicable terms and conditions hereof, (3) the addition and/or replacement of a Guarantor and/or Sponsor in accordance with the applicable terms and conditions hereof and of the Guaranty or (4) the transfer of any equity ownership interests (I) directly in Borrower or in any SPE Component Entity, or (II) in any Restricted Party whose sole asset is a direct or indirect equity ownership interest in Borrower or in any SPE Component Entity, such transfers shall be conditioned upon delivery to Lender of a New Non-Consolidation Opinion addressing such transfer, addition and/or replacement; (G) such transfers shall be conditioned upon Borrower’s ability to, after giving effect to the equity transfer in question (I) remake the representations contained herein relating to ERISA matters (and, upon Lender’s request, Borrower shall deliver to Lender an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable equity transfer) and (II) continue to comply with the covenants contained herein relating to ERISA matters; (H) such transfers shall be permitted pursuant to the terms of the Property Documents; and (I) after giving effect to such transfers, the Guarantor Control Condition shall continue to be satisfied. Upon request from Lender, Borrower shall promptly provide Lender with (y) a revised version of the Organizational Chart reflecting any equity transfer consummated in accordance with this Section 6.3 and (z) credit searches (in form, scope and substance and from a provider, in each case, reasonably acceptable to Lender) with respect to any equity transfer consummated in accordance with this Section 6.3.

Section 6.4.         Permitted Property Transfer (Assumption).

(a)           Total Assumption. Notwithstanding the foregoing provisions of this Article 6, at any time other than the sixty (60) days prior to and following any Secondary Market Transaction, Lender shall not unreasonably withhold, condition or delay consent to a one-time transfer of the Property in its entirety to, and the related assumptions of the Loan by, any Person (a “Transferee”) provided that each of the following terms and conditions are satisfied:

(i)          no Event of Default has occurred;

(ii)         Borrower shall have (A) delivered written notice to Lender of the terms of such prospective transfer not less than forty-five (45) days before the date on which such transfer is scheduled to close and, concurrently therewith, all such information concerning the proposed Transferee as Lender shall reasonably require and (B) paid to Lender a non-refundable processing fee in the amount of $5,000. Lender shall have the right to approve or disapprove the proposed transfer based on its then current underwriting and credit requirements for similar loans secured by similar properties which loans are sold in the secondary market, such approval not to be unreasonably withheld (it being acknowledged that Lender may withhold its consent to a Transfer contemplated by this Section 6.4 (and shall not be deemed to be acting unreasonably) in the event that the proposed Transferee or any Constituent Owner of the proposed Transferee that (together with its affiliates) Controls and/or owns more than a 49% direct and/or indirect interest in the Transferee shall: (i) hold a tenancy-in-common interest in the Property after giving effect to the applicable Transfer, (ii) be a statutory trust that is subject to limitations on its behavior pursuant to applicable Legal Requirements related to the tax code and/or (iii) be a “crowdfunded entity” that is funded primarily (A) in reliance upon Regulation Crowdfunding promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended and/or (B) though internet-mediated registries, platforms or similar portals, mail-order subscriptions, benefit events and/or other similar methods). In determining whether to give or withhold its approval of the proposed transfer, Lender shall consider the experience and track record of Transferee and its principals in owning and operating facilities similar to the Property, the financial strength of Transferee and its principals, the general business standing of Transferee and its principals and Transferee’s and its principals’ relationships and experience with contractors, vendors, tenants, lenders and other business entities; provided, however, that, notwithstanding Lender’s agreement to consider the foregoing factors in determining whether to give or withhold such approval, such approval shall be given or withheld based on what Lender determines to be commercially reasonable and, if given, may be given subject to such conditions as Lender may deem reasonably appropriate;

(iii)         Borrower shall have paid to Lender, concurrently with the closing of such prospective transfer, (A) a non-refundable assumption fee in an amount equal to one percent (1%) of the then outstanding principal balance of the Loan, (B) all out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection therewith and (C) all fees, costs and expenses of all third parties and the Rating Agencies incurred in connection therewith;

(iv)        Transferee assumes and agrees to pay the Debt as and when due subject to the provisions of Article 13 hereof and, prior to or concurrently with the closing of such transfer, Transferee and its constituent partners, members, shareholders, Affiliates or sponsors as Lender may require, shall execute, without any cost or expense to Lender, such documents and agreements as Lender shall reasonably require to evidence and effectuate said assumption and an Affiliate of Transferee reasonably acceptable to Lender (but in all events able to satisfy the net worth, liquidity and other similar covenants in the Guaranty (unless otherwise agreed to by Lender)) shall execute a recourse guaranty and an environmental indemnity in form and substance identical to the Guaranty and Environmental Indemnity, respectively, with such changes to each of the foregoing as may be reasonably required by Lender;

(v)         Borrower and Transferee, without any cost to Lender, shall furnish any information requested by Lender for the preparation of, and shall authorize Lender to file, new financing statements and financing statement amendments and other documents to the fullest extent permitted by applicable Legal Requirements, and shall execute any additional documents reasonably requested by Lender;

(vi)        Borrower shall have delivered to Lender, without any cost or expense to Lender, such endorsements to Lender’s Title Insurance Policy insuring that fee simple or leasehold title to the Property, as applicable, is vested in Transferee (subject to Permitted Encumbrances), hazard insurance endorsements or certificates and other similar materials as Lender may deem necessary at the time of the transfer, all in form and substance satisfactory to Lender;

(vii)       Transferee shall have furnished to Lender all appropriate papers evidencing Transferee’s organization and good standing, and the qualification of the signers to execute the assumption of the Debt, which papers shall include certified copies of all documents relating to the organization and formation of Transferee and of the entities, if any, which are partners or members of Transferee. Transferee and such constituent partners, members or shareholders of Transferee (as the case may be), as Lender shall require, shall comply with the covenants set forth in Article 5 hereof;

(viii)      Transferee shall assume the obligations of Borrower under any Management Agreement or provide a new management agreement with a new manager which meets with the requirements of the Assignment of Management Agreement and Section 4.15 hereof and assign to Lender as additional security such new management agreement;

(ix)         Transferee shall furnish to Lender a REMIC Opinion, a New Non- Consolidation Opinion and an additional opinion of counsel satisfactory to Lender and its counsel (A) that Transferee’s formation documents provide for the matters described in subparagraph (g) above, (B) that the assumption of the Debt has been duly authorized, executed and delivered, and that the assumption agreement and the other Loan Documents are valid, binding and enforceable against Transferee in accordance with their terms, (C) that Transferee and any entity which is a controlling stockholder, member or general partner of Transferee, have been duly organized, and are in existence and good standing and (D) with respect to such other matters as Lender may reasonably request;

(x)          if required by Lender, Lender shall have received (A) a Rating Agency Confirmation with respect to such transfer and (B) evidence that (I) the proposed transfer (1) is permitted pursuant to the Property Documents and (2) will not result in a Property Document Event and (II) after giving effect to the applicable transfer, the Property will be operated, “flagged” and branded pursuant to a Qualified Franchise Agreement with a Qualified Franchisor in accordance with the applicable terms and conditions hereof; and

(xi)         Borrower’s obligations under the contract of sale pursuant to which the transfer is proposed to occur shall expressly be subject to the satisfaction of the terms and conditions of this Section 6.4.

(b)          No Partial Assumptions. Notwithstanding anything to the contrary contained herein or in any other Loan Document, partial assumptions of the Loan shall not be permitted.

Section 6.5.        Lender’s Rights. Lender reserves the right to condition the consent to a Prohibited Transfer requested hereunder upon (a) a modification of the terms hereof and on assumption of this Agreement and the other Loan Documents as so modified by the proposed Prohibited Transfer, (b) payment of a transfer fee of 1% of outstanding principal balance of the Loan and all of Lender’s expenses incurred in connection with such Prohibited Transfer, (c) receipt of a Rating Agency Confirmation with respect to the Prohibited Transfer, (d) the proposed transferee’s continued compliance with the covenants set forth in this Agreement, including, without limitation, the covenants in Article 5, (e) receipt of a New Non-Consolidation Opinion with respect to the Prohibited Transfer and/or (f) such other conditions and/or legal opinions as Lender shall determine in its sole discretion to be in the interest of Lender. All expenses incurred by Lender shall be payable by Borrower whether or not Lender consents to the Prohibited Transfer. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Prohibited Transfer without Lender’s consent. This provision shall apply to every Prohibited Transfer, whether or not Lender has consented to any previous Prohibited Transfer.

Section 6.6.        Economic Sanctions, Anti-Money Laundering and Transfers. Borrower shall (and shall cause each Borrower Party and their respective Affiliates to) (a) at all times comply with the representations and covenants contained in Sections 3.29 and 3.30 such that the same remain true, correct and not violated or breached and (b) not permit a Prohibited Transfer to occur and shall cause the ownership requirements specified in this Article 6 (including, without limitation, those stipulated in Section 6.3 hereof) to be complied with at all times. Borrower hereby represents that, other than in connection with the Loan, the Loan Documents and any Permitted Encumbrances, as of the date hereof, there exists no Sale or Pledge of (i) the Property or any part thereof or any legal or beneficial interest therein or (ii) any interest in any Restricted Party. For purposes of clarification, references hereunder and/or under the other Loan Documents to “equity ownership interest” or words of similar import shall be deemed to refer to the legal and/or beneficial interests in a Person (as applicable); provided, that, when hereunder or under the other Loan Documents a specified percentage of the aforesaid “equity ownership interest” (or words of similar import) in a Person is required to be held, the same shall be deemed to refer to both the legal and beneficial interest in such Person.

ARTICLE 7

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 7.1.         Insurance.

(a)          Each Borrower shall obtain and maintain, or cause to be obtained and maintained, insurance for each Borrower and each Individual Property providing at least the following coverages:

(i)           insurance with respect to the Improvements and the Personal Property insuring against any peril now or hereafter included within the classification “All Risk” or “Special Perils” (including, without limitation, fire, lightning, windstorm, hail, terrorism and similar acts of sabotage, explosion, riot, riot attending a strike, civil commotion, vandalism, aircraft, vehicles and smoke), in each case (A) in an amount equal to 100% of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value exclusive of costs of excavations, foundations, underground utilities and footings, with a waiver of depreciation; (B) in an amount sufficient so that no co-insurance penalties shall apply; (C) providing for no deductible in excess of $25,000 except as otherwise expressly and specifically permitted herein; (D) at all times insuring against at least those hazards that are commonly insured against under a “special causes of loss” form of policy, as the same shall exist on the date hereof, and together with any increase in the scope of coverage provided under such form after the date hereof; and (E) providing coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements together with an “Ordinance or Law Coverage” endorsement. The Full Replacement Cost shall be re-determined from time to time (but not more frequently than once in any twelve (12) calendar months) at the request of Lender by an appraiser or contractor designated and paid by Borrower and approved by Lender, or by an engineer or appraiser in the regular employ of the insurer. After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade. No omission on the part of Lender to request any such ascertainment shall relieve Borrower of any of its obligations under this Subsection;

(ii)          commercial general liability insurance against all claims for personal injury, bodily injury, death or property damage occurring upon, in or about the applicable Individual Property, including “Dram Shop” or other liquor liability coverage if alcoholic beverages are sold, manufactured or distributed from the applicable Individual Property, such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000, with no deductible or self insured retention in excess of $50,000; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts; (5) contractual liability covering the indemnities contained in Article 13 hereof to the extent the same is available; and (6) acts of terrorism and similar acts of sabotage;

(iii)         loss of rents and/or business interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in Subsection 7.1(a)(i), (iv) and (vi) through (viii); (C) in an amount equal to 100% of the projected net operating income plus fixed expenses from the applicable Individual Property (on an actual loss sustained basis) for a period continuing until the Restoration of the applicable Individual Property is completed; the amount of such business interruption/loss of rents insurance shall be determined prior to the Closing Date and at least once each year thereafter based on Lender’s determination of the projected net operating income plus fixed expenses from the applicable Individual Property for an twelve (12) month period; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and the Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the applicable Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. Notwithstanding anything to the contrary contained herein or in any other Loan Documents, to the extent that insurance proceeds are payable to Lender pursuant to this Subsection (the “Rent Loss Proceeds”) and Borrower is entitled to disbursement of Net Proceeds for Restoration in accordance with the terms hereof, (1) a Trigger Period shall be deemed to exist and (2) such Rent Loss Proceeds shall be deposited by Lender in the Cash Management Account and disbursed as provided in Article 9 hereof; provided, however, that (I) nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Note except to the extent such amounts are actually paid out of the Rent Loss Proceeds and (II) in the event the Rent Loss Proceeds are paid in a lump sum in advance and Borrower is entitled to disbursement of such Rent Loss Proceeds in accordance with the terms hereof, Lender or Servicer shall hold such Rent Loss Proceeds in a segregated interest-bearing Eligible Account (which shall deemed to be included within the definition of the “Accounts” hereunder) and Lender or Servicer shall estimate the number of months required for Borrower to restore the damage caused by the applicable Casualty, shall divide the applicable aggregate Rent Loss Proceeds by such number of months and shall disburse such monthly installment of Rent Loss Proceeds from such Eligible Account into the Cash Management Account each month during the performance of such Restoration;

(iv)        at all times during which structural construction, repairs or alterations are being made with respect to the Improvements (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in Subsection 7.1(a)(i) written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Subsection 7.1(a)(i), (3) including permission to occupy the applicable Individual Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)         workers’ compensation, subject to the statutory limits of the state in which the applicable Individual Property is located, and employer’s liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 for disease aggregate in respect of any work or operations on or about the applicable Individual Property, or in connection with the applicable Individual Property or its operation (if applicable);

(vi)        comprehensive boiler and machinery insurance and equipment breakdown coverage, in each case, covering all mechanical and electrical equipment and pressure vessels and boilers in an amount not less than their replacement cost or in such other amount as shall be reasonably required by Lender;

(vii)       if any portion of the Improvements is at any time located in an area identified by (A) the Federal Emergency Management Agency in the Federal Register as an area having special flood hazards and/or (B) the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance in an amount equal to the maximum limit of coverage available for the applicable Individual Property under the Flood Insurance Acts (or such higher amount or other related and/or excess coverage as Lender may, in each case, require in its sole discretion);

(viii)      earthquake, sinkhole and mine subsidence insurance, if required, in amounts equal to two times (2x) the probable maximum loss of the applicable Individual Property as determined by Lender in its sole discretion and in form and substance satisfactory to Lender, provided that the insurance pursuant to this Subsection (viii) shall be on terms consistent with the all risk insurance policy required under Section 7.1(a)(i);

(ix)         umbrella liability insurance in an amount not less than $20,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above (including, without limitation, the permitted deductible set forth in subsection (ii) above);

(x)          if applicable, a blanket fidelity bond or crime/employee dishonesty coverage insuring against losses resulting from employee dishonesty in amounts acceptable to Lender;

(xi)         motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million and No/100 Dollars ($1,000,000); and

(xii)        such other insurance and in such amounts as (A) may be required pursuant to the terms of the Property Documents and (B) Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the applicable Individual Property located in or around the region in which the applicable Individual Property is located.

(b)           All insurance provided for in Subsection 7.1(a) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may be satisfactory to Lender, issued by financially sound and responsible insurance companies authorized and admitted to do business in the state in which the applicable Individual Property is located and approved by Lender. The insurance companies must have a general policy rating of A or better and a financial class of VIII or better by A.M. Best Company, Inc., or a claims paying ability/financial strength rating of “A” (or its equivalent) or better by any one of the Rating Agencies (each such insurer shall be referred to below as a “Qualified Insurer”). Not less than five (5) days prior to the expiration dates of the Policies theretofore furnished to Lender pursuant to Subsection 7.1(a), Borrower shall deliver certified copies of the Policies marked “premium paid” or accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), provided, however, that in the case of renewal Policies, Borrower may furnish Lender with binders and Acord Form 28 Certificates therefor to be followed by the original Policies when issued. Borrower shall, upon request from Lender, provide Lender with updated flood zone certifications for the Property (in form and substance acceptable to Lender).

(c)            The Policies may be “blanket policies” covering multiple locations so long as any such “blanket policy” has been approved by Lender and the coverages for the Property, Lender and Borrower provided thereunder otherwise comply with the provisions hereof. In no event shall any such Policy which is a “blanket policy” provide any lesser coverage than if Borrower, Lender and the Property were insured under a separate, stand-alone Policy.

(d)           All Policies of insurance provided for or contemplated by Subsection 7.1(a) shall name Borrower as a named insured and, in the case of liability Policies (except for the Policies referenced in Subsections 7.1(a)(v) and (xi)), shall name Lender as an additional insured, as their respective interests may appear, and, in the case of property damage Policies (including, but not limited to, terrorism, rent loss, business interruption, boiler and machinery, earthquake and flood insurance), such Policies shall contain a standard noncontributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)           All Policies of insurance provided for in Subsection 7.1(a) shall contain clauses or endorsements to the effect that:

(i)           the following shall in no way affect the validity or enforceability of the Policy insofar as Lender is concerned: (A) any act or negligence of Borrower, of anyone acting for Borrower or of any other Person named as an insured, (B) any foreclosure or other similar exercise of remedies and (C) the failure to comply with the provisions of the Policy which might otherwise result in a forfeiture of the insurance or any part thereof;

(ii)          the Policy shall not be materially changed (other than to increase the coverage provided thereby), terminated or cancelled without at least 30 days’ written notice to Lender, except ten (10) days’ notice for non-payment of premium;

(iii)         Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments or commissions thereunder and that the related issuer(s) waive any related claims to the contrary;

(iv)        Lender shall, at its option and with no obligation to do so, have the right to directly pay Insurance Premiums in order to avoid cancellation, expiration and/or termination of the Policy due to non-payment of Insurance Premiums; and

(v)         with respect to the property, rent loss/business interruption, commercial general liability and umbrella Policies required in Section 7.1(a)(i) through (iii) and (ix), the Policies shall not exclude coverage for acts of terror or similar acts of sabotage.

(f)            By no later than five (5) days following the expiration date of any Policies, Borrower shall furnish to Lender certificates of insurance evidencing the amounts of insurance maintained in compliance herewith, of the risks covered by such insurance. Lender may, on its own accord, verify the adequacy of such insurance by an independent insurance broker or appraiser acceptable to Lender. Without limitation of the foregoing, Borrower shall also comply with the foregoing within fifteen (15) days of written request of Lender (which such request shall be made no more frequently than once per calendar year (unless in connection with a Trigger Period or Secondary Market Transaction)). Borrower shall promptly forward to Lender a copy of each written notice received by any Borrower Party of any modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies.

(g)           If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate, and all expenses incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Security Instrument and shall bear interest at the Default Rate ((provided Lender shall use commercially reasonable efforts to provide Borrower with advanced notice prior to taking such action unless Lender is precluded by applicable Legal Requirements from doing so, Lender has a reasonable basis to believe that the insurance required hereunder has lapsed or Lender determines in its reasonable discretion that it must take immediate action to adequately protect its interest in the Property). Lender acknowledges that if it shall exercise its rights to obtain any insurance coverage pursuant to this Section 7.1(g), Borrower, at its sole cost and expense, may cancel any of the policies obtained by Lender (the “Force Placed Policies”) provided that Borrower simultaneously replaces the applicable Force Placed Policies with new Policies which cover all of the risks that were covered by the applicable Force Placed Policies in accordance with the terms of this Article 7.

(h)           In the event of a foreclosure of the Security Instrument or other transfer of title to any Individual Property (or any portion thereof) in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning the applicable Individual Property (or any portion thereof) and all proceeds payable thereunder shall thereupon vest exclusively in Lender or the purchaser at such foreclosure or other transferee in the event of such other transfer of title.

(i)            As an alternative to the Policies required to be maintained pursuant to the preceding provisions of this Section 7.1, Borrower will not be in default under this Section 7.1 if Borrower maintains (or causes to be maintained) Policies which (i) have coverages, deductibles and/or other related provisions other than those specified above and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth above (any such Policy, a “Non-Conforming Policy”), provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), Borrower shall have (1) received Lender’s prior written consent thereto and (2) if required by Lender, confirmed that Lender has received a Rating Agency Confirmation with respect to any such Non-Conforming Policy. Notwithstanding the foregoing, Lender hereby reserves the right to deny its consent to any Non-Conforming Policy regardless of whether or not Lender has consented to the same on any prior occasion.

(j)             Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or insurance proceeds lawfully or equitably payable in connection with any Individual Property (or any portion thereof), and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of a Casualty or Condemnation affecting any Individual Property or any part thereto) out of such Awards or insurance proceeds.

(k)           Borrower hereby represents that the physical address(es) for each portion of the Improvements for all purposes (including, without limitation, insurance purposes) are as follows: (i) for the Seattle Property, 380 Upland Drive, Tukwila, Washington 98188 and (ii) for the SLC Property, 10704 South River Front Parkway, South Jordan, Utah 84095.

Section 7.2.         Casualty. If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the applicable Individual Property and otherwise comply with the provisions of Section 7.4. Borrower shall pay all costs of Restoration (including, without limitation, any applicable deductibles under the Policies) whether or not such costs are covered by the Net Proceeds. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower.

Section 7.3.       Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property (or any portion thereof) of which Borrower has knowledge and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 7.4. Borrower shall pay all costs of Restoration whether or not such costs are covered by the Net Proceeds. If any Individual Property (or any portion thereof) is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt. Notwithstanding the foregoing or anything to the contrary contained herein, if, in connection with any Casualty or Condemnation, a prepayment of the Debt (in whole or in part) is required under REMIC Requirements, (a) the applicable Net Proceeds shall be applied to the Debt in accordance with Section 7.4(c) hereof and (b) to the extent that the amount of the applicable Net Proceeds actually applied to the Debt in connection therewith is insufficient under REMIC Requirements, Borrower shall, within five (5) days of demand by Lender, prepay the principal amount of the Debt in accordance with the applicable terms and conditions hereof in an amount equal to such insufficiency plus the amount of any then applicable Interest Shortfall (such prepayment, together with any related Interest Shortfall payment, collectively, the “REMIC Payment”). Lender may require Borrower to deliver a REMIC Opinion in connection with each of the foregoing.

Section 7.4.         Restoration. The following provisions shall apply in connection with the Restoration of any Individual Property:

(a)          If the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 7.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)          If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration are equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 7.4.

(i)          The Net Proceeds shall be made available for Restoration provided that each of the following conditions are met:

(A)         no Event of Default shall have occurred and be continuing;

(B)          (1) in the event the Net Proceeds are insurance proceeds, less than thirty percent (30%) of each of (i) fair market value of the applicable Individual Property as reasonably determined by Lender, (ii) replacement cost of the applicable Individual Property as reasonably determined by Lender, and (iii) rentable area of the applicable Individual Property (which such “rentable area” shall be deemed to include, without limitation, banquet, meeting and conference space and any portions of the applicable Individual Property occupied or otherwise used from time to time by transient hotel guests and/or hotel visitors) has been damaged, destroyed or rendered unusable as a result of a Casualty or (2) in the event the Net Proceeds are condemnation proceeds, less than fifteen percent (15%) of each of (i) the fair market value of the applicable Individual Property as reasonably determined by Lender, (ii) replacement cost of the applicable Individual Property as reasonably determined by Lender and (iii) rentable area of the applicable Individual Property (which such “rentable area” shall be deemed to include, without limitation, banquet, meeting and conference space and any portions of the applicable Individual Property occupied or otherwise used from time to time by transient hotel guests and/or hotel visitors) is taken, such land is located along the perimeter or periphery of the applicable Individual Property, no portion of the Improvements is located on such land and such taking does not materially impair the existing access to the applicable Individual Property;

(C)         Leases demising in the aggregate a percentage amount equal to or greater than 75% of the total rentable space in the applicable Individual Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such fire or other casualty or taking, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower furnishes to Lender evidence reasonably satisfactory to Lender that all Tenants under Leases shall continue to operate their respective space at the applicable Individual Property after the completion of the Restoration;

(D)         Borrower shall commence (or shall cause the commencement of) the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after the issuance of a building permit with respect thereto) and shall diligently pursue the same to satisfactory completion in compliance with all applicable Legal Requirements, including, without limitation, all applicable Environmental Laws, and the applicable requirements of the Property Documents;

(E)          Lender shall be satisfied that any operating deficits which will be incurred with respect to the applicable Individual Property as a result of the occurrence of any such fire or other casualty or taking will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 7.1(a)(iii) above, or (3) by other funds of Borrower;

(F)          Lender shall be satisfied that the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient to cover the cost of the Restoration;

(G)         Lender shall be satisfied that, upon the completion of the Restoration, the fair market value and cash flow of the applicable Individual Property will not be less than the fair market value and cash flow of the applicable Individual Property as the same existed immediately prior to the applicable Casualty or Condemnation;

(H)         Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) twenty four (24) months after the occurrence of such fire or other casualty or taking, (3) the earliest date required for such completion under the terms of any Leases and the Property Documents, (4) such time as may be required under applicable Legal Requirements (provided, that, to the extent that any entitlements or similar rights under Legal Requirements with respect to the applicable Individual Property (such as continuing a legal non-conforming use) may be lost if Restoration is not completed within a certain timeframe, such timeframe shall be deemed “such time as may be required under applicable Legal Requirements” for purposes of the foregoing) or (5) the expiration of the insurance coverage referred to in Section 7.1(a)(iii) above;

(I)           Borrower and Guarantor shall execute and deliver to Lender a completion guaranty in form and substance satisfactory to Lender and its counsel pursuant to the provisions of which Borrower and Guarantor shall jointly and severally guaranty to Lender the lien-free completion by Borrower of the Restoration in accordance with the provisions of this Subsection 7.4(b);

(J)          the applicable Individual Property and the use thereof (as a hotel consistent with the use as of the date hereof) after the Restoration will be in compliance with and permitted under all applicable Legal Requirements and the Property Documents;

(K)         the Restoration shall be done and completed in an expeditious and diligent fashion and in compliance in all material respects with all applicable Legal Requirements and the Property Documents;

(L)          the Property Documents will remain in full force and effect during and after the Restoration and a Property Document Event shall not occur as a result of the applicable Casualty, Condemnation and/or Restoration; and

(M)        Lender shall be satisfied that making the Net Proceeds available for Restoration shall be permitted pursuant to REMIC Requirements and, in that regard, Lender may require Borrower to deliver a REMIC Opinion in connection therewith.

(ii)         The Net Proceeds shall be held by Lender and, until disbursed in accordance with the provisions of this Section 7.4(b), shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents. The Net Proceeds (other than the Rent Loss Proceeds) shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii)         If the Net Proceeds are greater than the Restoration Threshold or the costs of completing the Restoration are greater than the Restoration Threshold, all plans and specifications required in connection with the Restoration shall be subject to prior review and reasonable acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration shall be subject to prior review and acceptance by Lender and the Casualty Consultant. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower. Borrower shall have the right to settle all claims under the Policies jointly with Lender, provided that (a) no Event of Default exists, (b) Borrower promptly and with commercially reasonable diligence negotiates a settlement of any such claims and (c) the insurer with respect to the Policy under which such claim is brought has not raised any act of the insured as a defense to the payment of such claim. If an Event of Default exists, Lender shall, at its election, have the exclusive right to settle or adjust any claims made under the Policies in the event of a Casualty.

(iv)        In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Restoration Retainage. The term “Restoration Retainage” as used in this Subsection 7.4(b) shall mean an amount equal to 10% of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until such time as the Casualty Consultant certifies to Lender that Net Proceeds representing 50% of the required Restoration have been disbursed. There shall be no Restoration Retainage with respect to costs actually incurred by Borrower for work in place in completing the last 50% of the required Restoration. The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Subsection 7.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Restoration Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Subsection 7.4(b) and that all approvals necessary for the re-occupancy and use of the applicable Individual Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage, provided, however, that Lender will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, and the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company insuring the lien of the Security Instrument. If required by Lender, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)         Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)         If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 7.4(b) shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents.

(vii)       The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 7.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under this Agreement, the Security Instrument, the Note or any of the other Loan Documents.

(c)           All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Subsection 7.4(b)(vii) shall be retained and applied by Lender toward the payment of the Debt (without any prepayment premium or penalty) whether or not then due and payable in such order, priority and proportions as Lender in its discretion shall deem proper. If Lender shall receive and retain Net Proceeds, the lien of the Security Instrument shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction of the Debt.

ARTICLE 8

RESERVE FUNDS

Section 8.1.          Immediate Repair Funds.

(a)            Borrower shall perform the repairs at the Property as set forth on Schedule I hereto (all such repairs are hereinafter referred to as “Immediate Repairs”) and shall complete each of the Immediate Repairs on or before the respective deadline for each repair as set forth on Schedule I hereto (as such deadlines may be extended by Lender in its reasonable discretion). On the Closing Date, Borrower shall deposit into an Eligible Account held by Lender or Servicer (the “Immediate Repair Account”) an amount equal to $194,552.50, such amount representing 125% of the estimated costs of the Immediate Repairs.  Amounts deposited pursuant to this Section 8.1 are referred to herein as the “Immediate Repair Funds”.

(b)           Lender shall disburse to Borrower the Immediate Repair Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the Immediate Repairs to be paid; (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured; (iii) Lender shall have received a certificate from Borrower (A) stating that all Immediate Repairs to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with the Immediate Repairs (if any is required), (B) identifying each Person that supplied materials or labor in connection with the Immediate Repairs to be funded by the requested disbursement, and (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers, invoices and/or other evidence of payment reasonably satisfactory to Lender; (iv) at Lender’s option, if the cost of the Immediate Repairs exceeds $150,000, a title search for the applicable Individual Property indicating that the applicable Individual Property is free from all liens, claims and other encumbrances other than Permitted Encumbrances; (v) at Lender’s option, if the cost of the Immediate Repairs exceeds $150,000, Lender shall have received a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect or engineer’s inspection of the required repairs; and (vi) Lender shall have received such other evidence as Lender shall reasonably request that the Immediate Repairs to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse Immediate Repair Funds more frequently than once each calendar month nor in an amount less than the Minimum Disbursement Amount (or a lesser amount if the total Immediate Repair Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).

Section 8.2.          Intentionally Omitted.

Section 8.3.          Intentionally Omitted.

Section 8.4.         Operating Expense Funds. On the first Monthly Payment Date occurring after each occurrence of a Trigger Period, Borrower shall make a True Up Payment into the Operating Expense Account. On each Monthly Payment Date occurring on and after the occurrence and continuance of a Trigger Period, Borrower shall deposit (or shall cause there to be deposited) into an Eligible Account held by Lender or Servicer (the “Operating Expense Account”) an amount equal to the aggregate amount of Approved Operating Expenses and Approved Extraordinary Expenses to be incurred by Borrower for the then current Interest Accrual Period (such amount, the “Op Ex Monthly Deposit”). Amounts deposited pursuant to this Section 8.4 are referred to herein as the “Operating Expense Funds”. Provided no Event of Default has occurred and is continuing, Lender shall disburse (i) the Operating Expense Funds to Borrower to pay Approved Operating Expenses and/or Approved Extraordinary Expenses upon Borrower’s request (which such request shall be accompanied by an Officer’s Certificate detailing the applicable expenses to which the requested disbursement relates and attesting that such expense shall be paid with the requested disbursement) and (ii) the remaining Operating Expense Funds to Borrower upon the expiration of the applicable Trigger Period.

Section 8.5.         Excess Cash Flow Funds. On the first Monthly Payment Date occurring after each occurrence of a Trigger Period and on each Monthly Payment Date occurring thereafter during the continuance of such Trigger Period, Borrower shall make a True Up Payment into the Excess Cash Flow Account (provided, that, (i) such True Up Payments shall only be required after the occurrence and during the continuance of any breach of the Cash Management Provisions and (ii) the amount of such True Up Payments shall be determined by Lender based upon Lender’s estimate of the amounts that would have been deposited into the Excess Cash Flow Account on each applicable Monthly Payment Date had the applicable breach not occurred). On each Monthly Payment Date occurring on and after the occurrence and continuance of a Trigger Period, Borrower shall deposit (or cause to be deposited) into an Eligible Account with Lender or Servicer (the “Excess Cash Flow Account”) an amount equal to the Excess Cash Flow generated by the Property for the immediately preceding Interest Accrual Period (each such monthly deposit being herein referred to as the “Monthly Excess Cash Flow Deposits” and the amounts on deposit in the Excess Cash Flow Account being herein referred to as the “Excess Cash Flow Funds”). Provided no Event of Default has occurred and is continuing, (i) with respect to any Excess Cash Flow Funds on deposit in the Excess Cash Flow Account during the continuance of Trigger Period related solely to the Franchise Agreement (the “Applicable ECF Funds”), the same shall be transferred to the PIP Reserve Account, provided, that, (A) Borrower makes written request of Lender for such transfer, (B) such transfer is made in connection with Borrower’s cure of the aforesaid Trigger Period, (C) the deposit of funds in the PIP Reserve Account is required to effect such cure and such cure will be fully consummated upon the transfer of the Applicable ECF Funds, (D) at each of the times such request and transfer are made, no other Trigger Period exists and (E) to the extent that Applicable ECF Funds exist in excess of such required deposit to the PIP Reserve Account, such excess Applicable ECF Funds shall not be transferred; and (ii) any Excess Cash Flow Funds remaining in the Excess Cash Flow Account shall be disbursed to Borrower upon the expiration of any Trigger Period in accordance with the applicable terms and conditions hereof.

Section 8.6.        Tax and Insurance Funds. In addition to the initial deposits with respect to Taxes and, if applicable, Insurance Premiums made by Borrower to Lender on the Closing Date to be held in Eligible Accounts by Lender or Servicer and hereinafter respectively referred to as the “Tax Account” and the “Insurance Account”, Borrower shall pay (or cause to be paid) to Lender on each Monthly Payment Date (a) one-twelfth of an amount which would be sufficient to pay the Taxes payable, or estimated by Lender to be payable, during the next ensuing twelve (12) months assuming that said Taxes are to be paid in full on the Tax Payment Date (the “Monthly Tax Deposit”), each of which such deposits shall be held in the Tax Account, and (b) at the option of Lender, if the liability or casualty Policy maintained by Borrower covering the Property (or any portion thereof) shall not constitute an approved blanket or umbrella Policy pursuant to Subsection 7.1(c) hereof, or Lender shall require Borrower to obtain a separate Policy pursuant to Subsection 7.1(c) hereof, one-twelfth of an amount which would be sufficient to pay the Insurance Premiums due for the renewal of the coverage afforded by the Policies upon the expiration thereof (the “Monthly Insurance Deposit”), each of which such deposits shall be held in the Insurance Account (amounts held in the Tax Account and the Insurance Account are collectively herein referred to as the “Tax and Insurance Funds”). In the event Lender shall elect, after the Closing Date, to collect payments in escrow for Insurance Premiums, Borrower shall make a True Up Payment with respect to the same into the applicable Reserve Account. Additionally, if, at any time, Lender reasonably determines that amounts on deposit in or scheduled to be deposited in (i) the Tax Account will be insufficient to pay all applicable Taxes in full on the Tax Payment Date and/or (ii) the Insurance Account will be insufficient to pay all applicable Insurance Premiums in full on the Insurance Payment Date, Borrower shall make a True Up Payment with respect to such insufficiency into the applicable Reserve Account. Borrower agrees to notify Lender immediately of any changes to the amounts, schedules and instructions for payment of any Taxes and Insurance Premiums of which it has or obtains knowledge and authorizes Lender or its agent to obtain the bills for Taxes directly from the appropriate taxing authority. Provided there are sufficient amounts in the Tax Account and Insurance Account, respectively, and no Event of Default exists, Lender shall be obligated to pay the Taxes and Insurance Premiums as they become due on their respective due dates on behalf of Borrower by applying the Tax and Insurance Funds to the payment of such Taxes and Insurance Premiums. If the amount of the Tax and Insurance Funds shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Sections 4.5 and 7.1 hereof, Lender shall, in its discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Funds.

Section 8.7.          The Accounts Generally.

(a)           Borrower grants to Lender a first-priority perfected security interest in each of the Accounts and any and all sums now or hereafter deposited in the Accounts as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Accounts and the funds deposited therein shall constitute additional security for the Debt. The provisions of this Section 8.7 (together with the other related provisions of the other Loan Documents) are intended to give Lender and/or Servicer “control” of the Accounts and the Account Collateral and serve as a “security agreement” and a “control agreement” with respect to the same, in each case, within the meaning of the UCC. Borrower acknowledges and agrees that the Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof, and Borrower shall have no right of withdrawal with respect to any Account except with the prior written consent of Lender or as otherwise provided herein. The funds on deposit in the Accounts shall not constitute trust funds and may be commingled with other monies held by Lender. Notwithstanding anything to the contrary contained herein, unless otherwise consented to in writing by Lender, Borrower shall only be permitted to request (and Lender shall only be required to disburse) Reserve Funds on account of the liabilities, costs, work and other matters (as applicable) for which said sums were originally reserved hereunder, in each case, as reasonably determined by Lender.

(b)           Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Accounts or the sums deposited therein or permit any lien to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. Borrower hereby authorizes Lender to file a financing statement or statements under the UCC in connection with any of the Accounts and the Account Collateral in the form required to properly perfect Lender’s security interest therein. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Account or Account Collateral.

(c)            Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the occurrence and during the continuance of an Event of Default, without notice from Lender or Servicer (i) Borrower shall have no rights in respect of the Accounts, (ii) Lender may liquidate and transfer any amounts then invested in Permitted Investments pursuant to the applicable terms hereof to the Accounts or reinvest such amounts in other Permitted Investments as Lender may reasonably determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or pursuant to the other Loan Documents or to enable Lender to exercise and enforce Lender’s rights and remedies hereunder or under any other Loan Document with respect to any Account or any Account Collateral, and (iii) Lender shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Account Collateral as described in this Agreement and in the Security Instrument, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement or in the Security Instrument, may apply the amounts of such Accounts as Lender determines in its sole discretion including, but not limited to, payment of the Debt.

(d)           The insufficiency of funds on deposit in the Accounts shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(e)            Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Accounts, the sums deposited therein or the performance of the obligations for which the Accounts were established, except to the extent arising from the gross negligence or willful misconduct of Lender, its agents or employees. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Accounts; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(f)            Borrower and Lender (or Servicer on behalf of Lender) shall maintain each applicable Account as an Eligible Account, except as otherwise expressly agreed to in writing by Lender. In the event that Lender or Servicer no longer satisfies the criteria for an Eligible Institution, Borrower shall cooperate with Lender in transferring the applicable Accounts to an institution that satisfies such criteria. Upon the occurrence and during the continuance of an Event of Default, Borrower hereby grants Lender power of attorney (irrevocable for so long as the Loan is outstanding or has not be defeased in full in accordance with the applicable terms and conditions hereof) with respect to any such transfers and the establishment of accounts with a successor institution.

(g)           Interest accrued on any Account shall not be required to be remitted either to Borrower or to any Account and may instead be retained by Lender.

(h)           Intentionally Omitted.

(i)             Borrower acknowledges and agrees that it solely shall be, and shall at all times remain, liable to Lender or Servicer for all fees, charges, costs and expenses in connection with the Accounts, this Agreement and the enforcement hereof, including, without limitation, any monthly or annual fees or charges as may be assessed by Lender or Servicer in connection with the administration of the Accounts and the reasonable fees and expenses of legal counsel to Lender and Servicer as needed to enforce, protect or preserve the rights and remedies of Lender and/or Servicer under this Agreement.

(j)             Upon either indefeasible payment of the Debt in full or consummation of a Defeasance of the Debt in full, in each case, in accordance with the terms hereof, to the extent any funds are remaining in the Reserve Accounts (and to the extent such funds were not credited against the applicable payoff or Defeasance), said funds shall be promptly disbursed to Borrower.

Section 8.8.         Intentionally Omitted.

Section 8.9.         Other Reserve Funds.

(a)          FF&E Reserve Funds.

(i)          On each Monthly Payment Date, Borrower shall deposit into an Eligible Account held by Lender or Servicer (the “FF&E Reserve Account”) the FF&E Reserve Monthly Deposit. As used above, the term “FF&E Reserve Monthly Deposit” shall mean, with respect to the corresponding Monthly Payment Date, an amount equal to the greater of (1) the FF&E Payment and (2) the amount of the deposit (if any) then required by the Franchisor on account of FF&E under the Franchise Agreement. As used herein, the term “FF&E Payment” shall mean, with respect to the corresponding Monthly Payment Date, an amount equal to (I) with respect to the Seattle Property, 1/12 of 4% of the greater of (x) the annual gross revenues for the hotel related operations at the Seattle Property for the immediately preceding calendar year as reasonably determined by Lender and (y) the projected annual gross revenues for the hotel related operations at the Seattle Property for the calendar year in which such Monthly Payment Date occurs as set forth in the applicable Approved Annual Budget; provided, that, notwithstanding anything herein to the contrary, if, as of any applicable date of determination, no Approved Annual Budget exists for the applicable calendar year, the amount of the required under this subsection (y) shall be determined by Lender in its reasonable discretion and (II) with respect to the SLC Property, 1/12 of 6.5% of the greater of (x) the annual gross revenues for the hotel related operations at the SLC Property for the immediately preceding calendar year as reasonably determined by Lender and (y) the projected annual gross revenues for the hotel related operations at the SLC Property for the calendar year in which such Monthly Payment Date occurs as set forth in the applicable Approved Annual Budget; provided, that, notwithstanding anything herein to the contrary, if, as of any applicable date of determination, no Approved Annual Budget exists for the applicable calendar year, the amount of the required under this subsection (y) shall be determined by Lender in its reasonable discretion. The FF&E Reserve Monthly Deposit shall be (A) initially determined for the balance of the calendar year 2016 as of the Closing Date and (B) thereafter adjusted and determined by Lender (in accordance with this Section 8.9(a)) annually on the Monthly Payment Date in January, 2017 and on each Monthly Payment Date falling in each subsequent January thereafter. Notwithstanding anything herein to the contrary, Lender may require Borrower to increase the monthly deposits required pursuant to this Section upon thirty (30) days’ notice to Borrower if (1) based on a change in Legal Requirements or other extraordinary circumstances, Lender determines (utilizing a property condition report or similar third party report as backup) in its reasonable discretion that an increase is necessary to maintain proper maintenance and operation of the Property, provided, however, in any such case (I) with respect to the Seattle Property, in no event shall the reference to “4%” above be increased to more than “5%” and (II) with respect to the SLC Property, in no event shall the reference to “6.5%” above be increased to more than “7.5%” and/or (2) an increase is necessary to reflect increased FF&E expenditures required under any Franchise Agreement and/or set forth in any amendment to the most recently determined Approved Annual Budget. Amounts deposited pursuant to this Section are referred to herein as the “FF&E Reserve Funds”.

(ii)         Lender shall make disbursements of the FF&E Reserve Funds as requested by Borrower to reimburse Borrower for, or to pay for, Borrower’s actual, out-of-pocket expenses for Approved FF&E provided that: (1) such request is made (A) on a form of draw request specified or reasonably approved by Lender and which shall at a minimum set forth (1) a general description of the Approved FF&E for which such disbursement is requested and (2) the accuracy of the invoices to be attached thereto, which shall provide the quantity and price of each item purchased, or to be purchased, if the Approved FF&E includes the purchase or replacement of specific items (such as appliances) and the price of all materials (grouped by type or category) used in any item of Approved FF&E other than the purchase or replacement of specific items and the cost of all contracted labor or other services applicable to each item of Approved FF&E for which such request for disbursement is made and (B) at least ten (10) days prior to the date on which Borrower requests such disbursement be made; (2) on the date such request is received by Lender and on the date such disbursement is to be made, no Event of Default shall exist and remain uncured; (3) if required by Lender, Lender shall have verified (by an inspection conducted at Borrower’s expense) performance of the work associated with such Approved FF&E; (4) the request for disbursement is accompanied by (A) an Officer’s Certificate certifying that (1) such funds will be used to reimburse Borrower for, or to pay for, Approved FF&E and a general description thereof, (2) the same has not been previously paid and (3) any construction work associated with the related Approved FF&E has been completed in a good and workmanlike manner and in accordance with the Franchise Agreement and all applicable Legal Requirements, (B) if requested by Lender in its reasonable discretion, such additional reasonably detailed documentation satisfactory to Lender as to the amount, necessity and purpose therefor, (C) to the extent such disbursement is a reimbursement, copies of paid invoices for the amounts requested and, to the extent such disbursement is for payment, copies of the applicable unpaid invoices for the amounts requested and (D) if required by Lender, lien waivers and releases, or conditional lien waivers and releases, as applicable, from all parties furnishing materials and/or services in connection therewith; (5) at Lender’s option, Lender shall have received a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances other than Permitted Encumbrances; and (6) Lender shall have received such other evidence as Lender shall reasonably request that the Approved FF&E to be funded by the requested disbursement has been (x) completed and (y) paid for (or will be paid for upon such disbursement). Lender shall not be required to disburse FF&E Reserve Funds (x) more frequently than once each calendar month, (y) in an amount less than the Minimum Disbursement Amount (unless the total amount of FF&E Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made) or (z) with respect to any retail (if any) space at the Property.

(iii)        Nothing in this Section shall (1) make Lender responsible for making or completing any FF&E; (2) require Lender to expend funds in addition to the FF&E Reserve Funds to complete any FF&E; (3) obligate Lender to proceed with any FF&E; or (4) obligate Lender to demand from Borrower additional sums to complete any FF&E; provided, however, that the foregoing clause (4) is not intended to limit Borrower’s preservation and maintenance covenants in the Loan Documents and/or in the Franchise Agreement. The insufficiency of any FF&E Reserve Funds shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents and/or in the Franchise Agreement. Notwithstanding anything to the contrary contained herein, Lender may, in its reasonable discretion, allocate FF&E Reserve Funds to each Individual Property and no portion of any FF&E Reserve Funds so allocated to any Individual Property may be disbursed on account of another Individual Property without Lender’s prior written consent in each instance.

(iv)        Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties to enter onto the Property to inspect the progress of any FF&E and all materials being used in connection therewith and to examine all plans and shop drawings relating to such FF&E. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section.

(b)         Intentionally Omitted.

(c)         PIP Reserve Funds.

(i)          Borrower shall deposit into an Eligible Account held by Lender or Servicer (the “PIP Reserve Account”) (1) on the Closing Date, the sum of $383,676 on account of the Scheduled PIP and (2) the applicable PIP Deposit (less any amounts Lender confirms will be transferred from the Excess Cash Flow Account to the PIP Reserve Account in accordance with the applicable terms and conditions hereof) (A) in the case of any existing or renewal Franchise Agreement, prior to the effective date that any PIP (other than the Scheduled PIP) is imposed thereunder and (B) in the case of any new Franchise Agreement, on or prior to the date such new Franchise Agreement is executed and delivered. Additionally, if, at any time, Lender determines that amounts on deposit in the PIP Reserve Account will be insufficient to pay the then estimated costs for any PIP Work (as estimated by Lender in its reasonable discretion after taking into account any portion thereof with respect to which Lender has received satisfactory evidence that same has previously been performed and paid for by Borrower in accordance with the terms hereof and the related Franchise Agreement), Borrower shall make a True Up Payment with respect to such insufficiency into the PIP Reserve Account. Notwithstanding anything to the contrary contained herein, unless otherwise agreed to by Lender in writing, no disbursement of PIP Reserve Funds shall be made hereunder until such True Up Payment is made. As used herein, “PIP Deposit” shall mean, with respect to any PIP, an amount equal to 125% of the costs of the related PIP Work as estimated by Lender in its reasonable discretion (which such cost shall be exclusive of the cost of any PIP Work which is duplicative of any Approved FF&E for which adequate FF&E Reserve Funds exist hereunder (as reasonably determined by Lender) (the “Duplicative FF&E”)). Amounts deposited in the PIP Reserve Account pursuant to this Section are referred to herein as the “PIP Reserve Funds”.

(ii)         Lender shall make disbursements from the PIP Reserve Funds as requested by Borrower to reimburse Borrower for Borrower’s actual, out-of-pocket expenses incurred in connection with the performance of the related PIP Work; provided that: (1) such request is made (A) on a form of draw request specified or approved by Lender and which shall at a minimum set forth (1) a general description of the PIP Work for which such disbursement is requested and (2) the accuracy of the invoices, to be attached thereto, which shall provide the quantity and price of each item purchased, if the PIP Work includes the purchase or replacement of specific items (such as appliances) and the price of all materials (grouped by type or category) used in any item of PIP Work other than the purchase or replacement of specific items and the cost of all contracted labor or other services applicable to each item of PIP Work for which such request for disbursement is made and (B) at least ten (10) days prior to the date on which Borrower requests such disbursement be made; (2) on the date such request is received by Lender and on the date such disbursement is to be made, no Event of Default shall exist and remain uncured; (3) at Lender’s option, Lender shall have verified (by an inspection conducted at Borrower’s expense) performance of the associated PIP Work; (4) the request for disbursement is accompanied by (A) an Officer’s Certificate certifying that (1) such funds will be used to reimburse Borrower for, or to pay for, PIP Work and a general description thereof, (2) the same has not been the subject of a previous disbursement, (3) all previous disbursements have been used to pay or reimburse for the previously identified PIP Work and (4) any construction work associated with such PIP Work has been completed in a good and workmanlike manner and in accordance with the Franchise Agreement and all applicable Legal Requirements, (B) if requested by Lender, such additional reasonably detailed documentation satisfactory to Lender as to the amount, necessity and purpose therefor, (C) to the extent such disbursement is a reimbursement, copies of paid invoices for the amounts requested and, to the extent such disbursement is for payment, copies of the applicable unpaid invoices for the amounts requested and (D) if required by Lender, lien waivers and releases from all parties furnishing materials and/or services in connection therewith; (5) funds remaining in the PIP Reserve Account are, in Lender’s judgment, sufficient to complete such PIP Work and all other outstanding PIP Work when required; (6) at Lender’s option, Lender shall have received a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances other than Permitted Encumbrances; and (7) Lender shall have received such other evidence as Lender shall reasonably request that the PIP Work to be funded by the requested disbursement has been (x) completed and (y) paid for (or will be paid for upon such disbursement). Notwithstanding the foregoing or anything to the contrary contained herein, Borrower shall not be able to request disbursement of any applicable PIP Reserve Minimum Balance until such time as Lender has received and reasonably approved the PIP Completion Evidence for the PIP Work to which such PIP Reserve Minimum Balance relates. Lender shall not be required to disburse PIP Reserve Funds more frequently than once each calendar month nor in an amount less than the Minimum Disbursement Amount (unless the total amount of PIP Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).

(iii)        Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties to enter onto the Property during normal business hours to inspect the progress of any PIP and all materials being used in connection therewith and to examine all plans and shop drawings relating to such PIP. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section. Notwithstanding anything to the contrary contained herein, Lender may, in its reasonable discretion, allocate PIP Reserve Funds to each Individual Property and no portion of any PIP Reserve Funds so allocated to any Individual Property may be disbursed on account of another Individual Property without Lender’s prior written consent in each instance.

(iv)        Lender shall make disbursements from the PIP Reserve Account to pay Borrower only for the costs of the PIP Work. Nothing in this Section shall (1) make Lender responsible for making or completing any PIP; (2) require Lender to expend funds in addition to the PIP Reserve Funds to complete any PIP; (3) obligate Lender to proceed with any PIP; or (4) obligate Lender to demand from Borrower additional sums to complete any PIP; provided, however, that the foregoing clause (iv) is not intended to limit Borrower’s obligations in respect of any PIP under this Agreement and the other Loan Documents. The insufficiency of any PIP Reserve Funds shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants (including, without limitation, all covenants applicable to any PIP) in the Loan Documents and/or in the Franchise Agreement. Notwithstanding anything to the contrary contained herein, unless agreed to in writing by Lender in advance, (A) no PIP Reserve Funds will be disbursed or otherwise used for FF&E, (B) Borrower shall not be entitled to duplicate draws of FF&E Reserve Funds and PIP Reserve Funds for the same work or cost and (C) FF&E Reserve Funds attributable to the Duplicative FF&E shall only be disbursed for work or costs associated with such Duplicative FF&E and not for any other FF&E.

ARTICLE 9

CASH MANAGEMENT

Section 9.1.         Establishment of Certain Accounts.

 (a)        Borrower shall, simultaneously herewith, establish an Eligible Account (the “Restricted Account”) pursuant to the Restricted Account Agreement in the name of Borrower for the sole and exclusive benefit of Lender into which Borrower shall deposit, or cause to be deposited, all revenue generated by the Property. Pursuant to the Restricted Account Agreement, funds on deposit in the Restricted Account shall be transferred on each Business Day to or at the direction of Borrower unless a Trigger Period exists, in which case such funds shall be transferred on each Business Day to the Cash Management Account.

(b)         Upon the first occurrence of a Trigger Period, Lender, on Borrower’s behalf, shall establish an Eligible Account (the “Cash Management Account”) with Lender or Servicer, as applicable, in the name of Borrower for the sole and exclusive benefit of Lender. Upon the first occurrence of a Trigger Period, Lender, on Borrower’s behalf, shall also establish with Lender or Servicer an Eligible Account into which, during the continuance of any Trigger Period, Borrower shall deposit, or cause to be deposited the amounts required for the payment of Debt Service under the Loan (the “Debt Service Account”).

Section 9.2.         Deposits into the Restricted Account; Maintenance of Restricted Account.

(a)         Borrower represents, warrants and covenants that, so long as the Debt remains outstanding (or until such time as a defeasance has been consummated in accordance with Section 2.8 hereof), (i) Borrower shall, or shall cause Manager to, immediately deposit all revenue derived from the Property and received by Borrower or Manager, as the case may be, into the Restricted Account; (ii) Borrower shall instruct Manager to immediately deposit (A) all revenue derived from the Property collected by Manager, if any, pursuant to the Management Agreement (or otherwise) into the Restricted Account and (B) all funds otherwise payable to Borrower by Manager pursuant to the Management Agreement (or otherwise in connection with the Property) into the Restricted Account; (iii) (A) on or before the Closing Date, Borrower shall have sent (and hereby represents that it has sent) a notices (each such notice, a “Direction Notice”), substantially in the forms of Exhibit A-1 and Exhibit A-2 attached hereto (as applicable), to (1) all Tenants now occupying space at the Property directing them to pay all rent and other sums due under the Lease to which they are a party into the Restricted Account and (2) each of the credit card companies or credit card clearing banks with which Borrower or Manager has entered into merchant’s or other credit card agreements (any such agreement, a “Credit Card Agreement”) directing them to pay by wire transfer or the ACH System to the Restricted Account all payments which would otherwise be paid to Borrower or Manager under the applicable credit-card processing agreement (B) simultaneously with the execution of any Lease or Credit Card Agreement entered into on or after the date hereof in accordance with the applicable terms and conditions hereof, Borrower shall furnish each Tenant under each such Lease and each credit card company or credit card clearing bank party to each such Credit Card Agreement a Direction Notice and (C) Borrower shall continue to send the aforesaid Direction Notices until each addressee thereof complies with the terms thereof; (iv) there shall be no other accounts maintained by Borrower or any other Person into which revenues from the ownership and operation of the Property are directly deposited; and (v) neither Borrower nor any other Person shall open any other such account with respect to the direct deposit of income in connection with the Property. Until deposited into the Restricted Account, any Rents and other revenues from the Property held by Borrower shall be deemed to be collateral and shall be held in trust by it for the benefit, and as the property, of Lender pursuant to the Security Instrument and shall not be commingled with any other funds or property of Borrower. Borrower warrants and covenants that it shall not rescind, withdraw or change any notices or instructions required to be sent by it pursuant to this Section 9.2 without Lender’s prior written consent.

(b)         Borrower shall maintain the Restricted Account for the term of the Loan, which Restricted Account shall be under the sole dominion and control of Lender (subject to the terms hereof and of the Restricted Account Agreement). The Restricted Account shall have a title evidencing the foregoing in a manner reasonably acceptable to Lender. Borrower hereby grants to Lender a first-priority security interest in the Restricted Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Restricted Account. Borrower hereby authorizes Lender to file UCC Financing Statements and continuations thereof to perfect Lender’s security interest in the Restricted Account and all deposits at any time contained therein and the proceeds thereof. All costs and expenses for establishing and maintaining the Restricted Account (or any successor thereto) shall be paid by Borrower. All monies now or hereafter deposited into the Restricted Account shall be deemed additional security for the Debt until disbursed to Borrower in accordance with the applicable terms and conditions hereof and of the other Loan Documents. Borrower shall pay all sums due under and otherwise comply with the Restricted Account Agreement. Borrower shall not alter or modify either the Restricted Account or the Restricted Account Agreement, in each case without the prior written consent of Lender. The Restricted Account Agreement shall provide (and Borrower shall provide) Lender online access to bank and other financial statements relating to the Restricted Account (including, without limitation, a listing of the receipts being collected therein). In connection with any Secondary Market Transaction, Lender shall have the right to cause the Restricted Account to be entitled with such other designation as Lender may select to reflect an assignment or transfer of Lender’s rights and/or interests with respect to the Restricted Account. Lender shall provide Borrower with prompt written notice of any such renaming of the Restricted Account. Borrower shall not further pledge, assign or grant any security interest in the Restricted Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. The Restricted Account (i) shall be an Eligible Account and (ii) shall not be commingled with other monies held by Borrower or Bank. Upon (A) Bank ceasing to be an Eligible Institution, (B) the Restricted Account ceasing to be an Eligible Account, (C) any resignation by Bank or termination of the Restricted Account Agreement by Bank or Lender and/or (D) the occurrence and continuance of an Event of Default, Borrower shall, within thirty (30) days of Lender’s request, (1) terminate the existing Restricted Account Agreement, (2) appoint a new Bank (which such Bank shall (I) be an Eligible Institution, (II) other than during the continuance of an Event of Default, be selected by Borrower and approved by Lender (which such approval shall not be unreasonably withheld, conditioned or delayed) and (III) during the continuance of an Event of Default, be selected by Lender), (3) cause such Bank to open a new Restricted Account (which such account shall be an Eligible Account) and enter into a new Restricted Account Agreement with Lender on substantially the same terms and conditions as the previous Restricted Account Agreement and (4) send new Direction Notices and the other notices required pursuant to the terms hereof relating to such new Restricted Account Agreement and Restricted Account. Upon the occurrence and during the continuance of an Event of Default, Borrower constitutes and appoints Lender its true and lawful attorney-in- fact with full power of substitution to complete or undertake any action required of Borrower under this Section 9.2 in the name of Borrower in the event Borrower fails to do the same within five (5) Business Days of notice thereof from Lender. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked.

Section 9.3.    Disbursements from the Cash Management Account. On each Monthly Payment Date, Lender or Servicer, as applicable, shall allocate all funds, if any, on deposit in the Cash Management Account and disburse such funds in the following amounts and order of priority:

(a)          First, funds sufficient to pay the Monthly Tax Deposit due for the then applicable Monthly Payment Date, if any, shall be deposited in the Tax Account;

(b)         Second, funds sufficient to pay the Monthly Insurance Deposit due for the then applicable Monthly Payment Date, if any, shall be deposited in the Insurance Account;

(c)          Third, funds sufficient to pay any interest accruing at the Default Rate and late payment charges, if any, shall be deposited into the Debt Service Account;

(d)          Fourth, funds sufficient to pay the Debt Service due on the then applicable Monthly Payment Date shall be deposited in the Debt Service Account;

(e)          Fifth, funds sufficient to pay the FF&E Reserve Monthly Deposit for the then applicable Monthly Payment Date, if any, shall be deposited in the FF&E Reserve Account;

(f)          Sixth, funds sufficient to pay any other amounts due and owing to Lender and/or Servicer pursuant to the terms hereof and/or of the other Loan Documents, if any, shall be deposited with or as directed by Lender;

(g)         Seventh, to the extent that a Trigger Period has occurred and is continuing, funds sufficient to pay the Op Ex Monthly Deposit for the then applicable Monthly Payment Date, if any, shall be deposited in the Operating Expense Account; and

(h)          Eighth, all amounts remaining in the Cash Management Account after deposits for items (a) through (g) above (“Excess Cash Flow”) shall (i) to the extent that a Trigger Period has occurred and is continuing, be deposited into the Excess Cash Flow Account and (ii) to the extent that no Trigger Period exists, be disbursed to Borrower.

For purposes of clarification, the first sentence of this Section 9.3 shall not be deemed to require that any funds on deposit in the Restricted Account be transferred to the Cash Management Account at any time other than during the continuance of a Trigger Period.

Section 9.4.      Withdrawals from the Debt Service Account. Prior to the occurrence and continuance of an Event of Default, funds on deposit in the Debt Service Account, if any, shall be used to pay Debt Service when due, together with any late payment charges or interest accruing at the Default Rate.

Section 9.5.     Payments Received Under this Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the monthly payment of Debt Service and amounts due for the Reserve Accounts shall (provided Lender is not prohibited from withdrawing or applying any funds in the applicable Accounts by operation of law or otherwise) be deemed satisfied to the extent sufficient amounts are deposited in applicable Accounts to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

Section 9.6.     Capital Distributions. Borrower shall be permitted to make distributions of cash flow to its members and/or shareholders (as applicable) in accordance with its organization documents provided: (i) no Trigger Period is ongoing, (ii) after giving effect to any such distribution, Borrower retains sufficient capital to satisfy all its obligations pursuant to the Loan Documents, (iii) such distribution does not constitute a fraudulent conveyance or otherwise violate and Legal Requirements (including, without limitation, Creditor Rights Laws), (iv) such distribution does not constitute misappropriation and/or misapplication and (v) such distribution does not expressly violate (or in and of itself cause a violation of) the terms and/or conditions of the Loan Documents.

ARTICLE 10

EVENTS OF DEFAULT; REMEDIES

Section 10.1.   Event of Default.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)          if (A) any monthly Debt Service payment or the payment due on the Maturity Date is not paid when due, (B) any deposit to any of the Accounts required hereunder or under the other Loan Documents is not paid when due and such non-payment continues for five (5) days following notice to Borrower (it being acknowledged that no notice shall be required from Lender if such deposit was included in the monthly invoice provided to Borrower) or (C) any other portion of the Debt is not paid when due and such non-payment continues for ten (10) days following notice to Borrower that the same is due and payable;

(b)          if any of the Taxes or Other Charges are not paid when the same are due and payable except to the extent (A) sums sufficient to pay the Taxes or Other Charges in question had been reserved hereunder prior to the applicable due date for the Taxes or Other Charges in question for the express purpose of paying the Taxes or Other Charges in question and Lender failed to pay the Taxes or Other Charges in question when required hereunder, (B) Lender’s access to such sums was not restricted or constrained in any manner and (C) no Event of Default was continuing;

(c)          if the Policies are not kept in full force and effect or if evidence of the same is not delivered to Lender as provided in Section 7.1 hereof (provided, that, the failure to provide such evidence shall not be deemed an Event of Default hereunder to the extent that (i) Borrower cures such failure within five (5) days of notice thereof from Lender and (ii) Borrower provides evidence reasonably acceptable to Lender that the Policies were at all times kept in full force and effect);

(d)          if any of the representations or covenants contained in Article 5, Article 6, Sections 3.33, 3.34, 3.35, 4.22, 4.23, 4.24 or 4.25 hereof or in the Property Document Provisions, the Master Lease Provisions and/or the Hotel Provisions are breached or violated;

(e)          if any representation or warranty made herein, in the Guaranty or in the Environmental Indemnity or in any other guaranty, or in any certificate, report, financial statement or other instrument or document furnished to Lender by or on behalf of any Borrower Party in connection with the Loan shall have been false or misleading in any material adverse respect when made;

(f)          if (i) Borrower, any SPE Component Entity, any Affiliated Manager, any Affiliated Franchisor, Sponsor or Guarantor shall commence any case, proceeding or other action (A) under any Creditors Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, liquidation or dissolution, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower or any managing member or general partner of Borrower, any SPE Component Entity, any Affiliated Manager, any Affiliated Franchisor, Sponsor or Guarantor shall make a general assignment for the benefit of its creditors; (ii) there shall be commenced against Borrower or any managing member or general partner of Borrower, any SPE Component Entity, any Affiliated Manager, any Affiliated Franchisor, Sponsor or Guarantor any case, proceeding or other action of a nature referred to in clause (i) above (other than any case, action or proceeding already constituting an Event of Default by operation of the other provisions of this subsection) which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; (iii) there shall be commenced against Borrower, any SPE Component Entity, any Affiliated Manager, any Affiliated Franchisor, Sponsor or Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets (other than any case, action or proceeding already constituting an Event of Default by operation of the other provisions of this subsection) which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; (iv) Borrower, any SPE Component Entity, any Affiliated Manager, any Affiliated Franchisor, Sponsor or Guarantor shall take any action in furtherance of, in collusion with respect to, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; (v) Borrower, any SPE Component Entity, any Affiliated Manager, any Affiliated Franchisor, Sponsor or Guarantor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; (vi) any Restricted Party is substantively consolidated with any other entity in connection with any proceeding under the Bankruptcy Code or any other Creditors Rights Laws involving Sponsor or its subsidiaries; or (vii) a Bankruptcy Event occurs;

(g)          if Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of the Property whether it be superior or junior in lien to the Security Instrument;

(h)          if the Property (or any portion thereof) becomes subject to any mechanic’s, materialman’s or other lien (other than a lien for any Taxes not then due and payable) and the lien shall remain undischarged of record (by payment, bonding or otherwise) as of the earlier of (i) the date occurring thirty (30) days after Borrower’s knowledge of such lien or (ii) the later of (I) the date occurring thirty (30) days after the Property (or applicable portion thereof) first became subject to such lien and (II) the date that enforcement proceedings are brought with respect to such lien;

(i)           if any federal tax lien is filed against Borrower, any SPE Component Entity, Sponsor, Guarantor or the Property (or any portion thereof) and same is not discharged of record (by payment, bonding or otherwise) within thirty (30) days after same is filed;

(j)           if Borrower shall fail to deliver to Lender the estoppel certificates required by Section 4.13(a) or (c) hereof within the timeframes prescribed therein;

(k)          if any default occurs under any guaranty or indemnity executed in connection herewith (including, without limitation, the Environmental Indemnity and/or the Guaranty) and such default continues after the expiration of applicable grace periods, if any;

(l)           if any of the assumptions contained in the Non-Consolidation Opinion, or in any New Non-Consolidation Opinion (including, without limitation, in any schedules thereto and/or certificates delivered in connection therewith) are untrue or shall become untrue in any material respect;

(m)         if Borrower defaults under the Management Agreement beyond the expiration of applicable notice and grace periods, if any, thereunder or if the Management Agreement is canceled, terminated or surrendered, expires pursuant to its terms or otherwise ceased to be in full force and effect, unless, in each such case, Borrower, contemporaneously with such cancellation, termination, surrender, expiration or cessation, enters into a Qualified Management Agreement with a Qualified Manager in accordance with the applicable terms and provisions hereof;

(n)          if Borrower fails to appoint a New Manager upon the request of Lender and/or fails to comply with any limitations on instructing the Manager, each as required by and in accordance with, as applicable, the terms and provisions of, this Agreement, the Assignment of Management Agreement and the Security Instrument;

(o)          if any representation and/or covenant herein relating to ERISA matters is breached;

(p)          if (A) Borrower shall fail (beyond any applicable notice or grace period) to pay any rent, additional rent or other charges payable under any Property Document as and when payable thereunder, (B) Borrower defaults under the Property Documents beyond the expiration of applicable notice and grace periods, if any, thereunder, (C) any of the Property Documents are amended, supplemented, replaced, restated or otherwise modified without Lender’s prior written consent or if Borrower consents to a transfer of any party’s interest thereunder without Lender’s prior written consent, (D) any Property Document and/or the estate created thereunder is canceled, rejected, terminated, surrendered or expires pursuant to its terms, unless in such case Borrower enters into a replacement thereof in accordance with the applicable terms and provisions hereof or (E) a Property Document Event occurs;

(q)          if Borrower ceases to do business as a hotel at the Property or terminates such business for any reason whatsoever (other than temporary cessation in connection with any continuous and diligent renovation or restoration of the Property following a Casualty or Condemnation in accordance with the applicable terms and conditions hereof);

(r)           if, without Lender’s prior written consent, any liquor license, hotel license, trademark, Intellectual Property and/or other material Permit relating to the Property ceases to be in full force and effect (any such event shall be referred to herein as a “Licensing Failure”), provided, however, any such Licensing Failure shall not constitute an Event of Default hereunder unless the same either (x) causes a Material Adverse Effect or (y) continues for five (5) days;

(s)          if Borrower defaults under the Franchise Agreement beyond the expiration of applicable notice and grace periods, if any, thereunder or if the Franchise Agreement is canceled, terminated or surrendered, expires pursuant to its terms or otherwise ceases to be in full force and effect, unless, in each such case, Borrower, contemporaneously with such cancellation, termination, surrender, expiration or cessation, enters into a Qualified Franchise Agreement with a Qualified Franchisor in accordance with the applicable terms and provisions hereof;

(t)          if Borrower fails to appoint a New Franchisor upon the request of Lender and/or fails to comply with any limitations on instructing the Franchisor, each as required by and in accordance with, as applicable, the terms and provisions of, this Agreement and the other Loan Documents;

(u)          if the Property fails to be operated, “flagged” and/or branded pursuant to a Qualified Franchise Agreement;

(v)          if (A) Borrower shall fail in the payment of any rent, additional rent or other charge mentioned in or made payable by the Master Lease as and when such rent or other charge is payable (unless waived by the landlord under the Master Lease), (B) there shall occur any default by Borrower, as tenant under the Master Lease, in the observance or performance of any term, covenant or condition of the Master Lease on the part of Borrower, to be observed or performed (unless waived by the landlord under the Master Lease), (C) if any one or more of the events referred to in the Master Lease shall occur which would cause the Master Lease to terminate without notice or action by the landlord under the Master Lease or which would entitle the landlord under the Master Lease to terminate the Master Lease and the term thereof by giving notice to Borrower, as tenant thereunder (unless waived by the landlord under the Master Lease), (D) if the leasehold estate created by the Master Lease shall be surrendered or the Master Lease shall expire, be terminated or canceled for any reason or under any circumstances whatsoever, or (E) if any of the terms, covenants or conditions of the Master Lease shall in any manner be modified, changed, supplemented, altered, or amended without the consent of Lender;

(w)        With respect to any default or breach of any term, covenant or condition of this Agreement not specified in subsections (a) through (v) above or not otherwise specifically specified as an Event of Default in this Agreement, if the same is not cured (i) within ten (10) days after notice from Lender (in the case of any default which can be cured by the payment of a sum of money) or (ii) for thirty (30) days after notice from Lender (in the case of any other default or breach); provided, that, with respect to any default or breach specified in subsection (ii), if the same cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure the same within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure the same, it being agreed that no such extension shall be for a period in excess of one hundred twenty (120) days; or

(x)          if any default shall exist under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.

Section 10.2.   Remedies.

(a)         Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in Section 10.1(f) above with respect to Borrower or any SPE Component Entity) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement, the Security Instrument, the Note and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in this Agreement, the Security Instrument, the Note and the other Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity. Upon any Event of Default described in Section 10.1(f) above with respect to Borrower or any SPE Component Entity, the Debt and all other obligations of Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in the Security Instrument, the Note and the other Loan Documents to the contrary notwithstanding.

(b)         Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement, the Security Instrument, the Note or the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under this Agreement, the Security Instrument, the Note or the other Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by applicable law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by applicable law, equity or contract or as set forth herein or in the Security Instrument, the Note or the other Loan Documents. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by

Borrower or to impair any remedy, right or power consequent thereon.

(c)          With respect to Borrower and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property (or any portion thereof and/or estate or other interest therein) for the satisfaction of any of the Debt in preference or priority to any other Individual Property (or any portion thereof and/or estate or other interest therein), and Lender may seek satisfaction out of all of the Properties (or any portion thereof and/or estate or other interest therein), in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Security Instruments in any manner (including, without limitation, on the fee estate (the “Fee Estate Collateral”) and/or leasehold estate (the “Leasehold Estate Collateral”), in each case, encumbered by said Security Instruments) and for any amounts secured by the Security Instruments then due and payable, in each case, as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) after the occurrence of an Event of Default, Lender may foreclose one or more of the Security Instruments to recover such delinquent payments, (ii) after the occurrence of an Event of Default, Lender may elect to foreclose one or more of the Security Instruments on the applicable Fee Estate Collateral and/or the applicable Leasehold Estate Collateral simultaneously, singularly and/or in any order or priority, in each case, as determined by Lender in its sole discretion and/or (iii) after the occurrence of an Event of Default, in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose one or more of the Security Instruments to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by one or more of the Security Instruments as Lender may elect. Notwithstanding one or more partial foreclosures, the Properties shall remain subject to the Security Instruments to secure payment of sums secured by the Security Instruments and not previously recovered.

(d)         After the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, security instruments and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Upon the occurrence and during the continuance of an Event of Default, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not (i) contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date or (ii) increase Borrower’s costs, obligations or liabilities or decrease Borrower’s rights, in each case, under the Loan Documents (except to the extent such costs, liabilities, rights and/or obligations would have been effected had the Severed Loan Documents existed as of the Closing Date).

(e)         Notwithstanding anything to the contrary contained herein or in any other Loan Document, any amounts recovered from the Property (or any portion thereof) or any other collateral for the Loan and/or paid to or received by Lender may, after an Event of Default, be applied by Lender toward the Debt in such order, priority and proportions as Lender in its sole discretion shall determine.

(f)         After the occurrence and during the continuance of an Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary. Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by applicable law), with interest as provided in this Section, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred into the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefore.

ARTICLE 11

SECONDARY MARKET

Section 11.1.   Securitization.

(a)          Lender shall have the right (i) to sell or otherwise transfer the Loan (or any portion thereof and/or interest therein), (ii) to sell participation interests in the Loan (or any portion thereof and/or interest therein) or (iii) to securitize the Loan (or any portion thereof and/or interest therein) in a single asset securitization or a pooled asset securitization. The transactions referred to in clauses (i), (ii) and (iii) above shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”.

(b)         If requested by Lender, Borrower shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, including, without limitation, to:

(i)          provide (A) updated financial and other information with respect to the Property, the business operated at the Property, Borrower, Guarantor, Sponsor, SPE Component Entity and Manager which are available using currently in place systems of the aforesaid parties, (B) updated budgets relating to the Property, (C) updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Lender and the Rating Agencies and (D) revisions to and other agreements with respect to the Property Documents in form and substance acceptable to Lender and the Rating Agencies;

(ii)         provide new and/or updated opinions of counsel, which may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives, as to substantive non-consolidation, fraudulent conveyance, matters of Delaware and federal bankruptcy law relating to limited liability companies, true sale, true lease and any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Property, Property Documents, Borrower and Borrower’s Affiliates, which counsel and opinions shall be satisfactory in form and substance to Lender and the Rating Agencies;

(iii)        provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may require (provided, however, that (without limiting any other provisions hereof or of the other Loan Documents) Borrower’s inability to make any such additional representation or warranty without qualification shall not in and of itself constitute an Event of Default hereunder); and

(iv)       execute such amendments to the Loan Documents, the Property Documents and Borrower’s or any SPE Component Entity’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies or otherwise to effect any Secondary Market Transaction, including, without limitation, (A) to amend and/or supplement the Independent Director provisions provided herein and therein (including, without limitation, to add an additional Independent Director), in each case, in accordance with the applicable requirements of the Rating Agencies, (B) bifurcating the Loan into two or more components and/or additional separate notes and/or creating additional senior/subordinate note structure(s) (any of the foregoing, a “Loan Bifurcation”) and (C) to modify all operative dates (including but not limited to payment dates, interest period start dates and end dates, etc.) under the Loan Documents, by up to ten (10) days; provided, however, that Borrower shall not be required to so modify or amend any Loan Document if such modification or amendment would (I) change the interest rate, the stated maturity (except as provided in subclause (C) above) or the amortization of principal set forth herein, except in connection with a Loan Bifurcation which may result in varying fixed interest rates and amortization schedules, but which shall have the same weighted average coupon of the original Note and provide for the same aggregate interest payments over the life of the Loan (except that such weighted average coupon and such aggregate interest payments may increase solely as a result of interest rate “creep” following any prepayment of the Loan during the continuance of an Event of Default or in connection with a prepayment of the Loan as a result of a Casualty or Condemnation), (II) change the aggregate outstanding principal balance of the Loan, (III) materially and adversely alter the material restrictions on equity transfers in Borrower or transfers of the Property, in each case, as set forth in this Agreement, (IV) materially and adversely alter any material limitations on recourse against Borrower or Guarantor contained herein, or (V) except as provided above, materially and adversely change any material obligation, material right or material privilege of Borrower or Guarantor set forth in the Loan Documents (except, in the case of each of the foregoing, to the extent the same would have been affected had the Loan Bifurcation existed as of the Closing Date based on the differences in being a party to a bifurcated loan as opposed to a non-bifurcated loan).

Notwithstanding anything herein to the contrary and except as otherwise provided in the immediately succeeding sentence, with respect to any compliance by any Borrower Party with requests made pursuant to this Section 11.1(b) with respect to any Secondary Market Transaction, (i) Lender shall pay its owns costs and expenses in connection therewith (including, without limitation, attorneys’ fees and expenses), (ii) Borrower shall pay all of Lender’s reasonable, out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) solely in connection with the Excluded Items and (iii) Lender shall reimburse Borrower for any reasonable, out-of-pocket, third party costs incurred by Borrower prior to the consummation of the corresponding Secondary Market Transaction in Borrower’s complying with requests made pursuant to this Section 11.1(b) (exclusive of the Excluded Items).

(c)          Upon request, Borrower shall furnish to Lender from time to time such financial data and financial statements as Lender determines to be necessary, advisable or appropriate for complying with any applicable legal requirements (including those applicable to Lender or any Servicer (including, without limitation and to the extent applicable, Regulation AB)) within the timeframes necessary, advisable or appropriate in order to comply with such legal requirements.

Section 11.2. Disclosure.

(a)          Borrower (on its own behalf and on behalf of each other Borrower Party) understands that information provided to Lender by Borrower, any other Borrower Party and/or their respective agents, counsel and representatives may be (i) included in (A) the Disclosure Documents and (B) filings under the Securities Act and/or the Exchange Act and (ii) made available to Investors, the Rating Agencies and service providers, in each case, in connection with any Secondary Market Transaction.

(b)         Borrower shall indemnify Lender and its officers, directors, partners, employees, representatives, agents and affiliates against any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender and/or its officers, directors, partners, employees, representatives, agents and/or affiliates may become subject in connection with (x) any Disclosure Document and/or any Covered Rating Agency Information, in each case, insofar as such Liabilities arise out of or are based upon any untrue statement of any material fact in the Provided Information and/or arise out of or are based upon the omission to state a material fact in the Provided Information required to be stated therein or necessary in order to make the statements in the applicable Disclosure Document and/or Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading, provided, however, such indemnity shall be limited to any untrue statement or material omission made in the Provided Information as of the date of delivery of such Provided Information to Lender and shall only be effective to the extent that Lender accurately states the Provided Information in the applicable Disclosure Document or when providing the same to the Rating Agencies (as applicable) and (y) after a Securitization, any indemnity obligations incurred by Lender or Servicer in connection with any Rating Agency Confirmation.

(c)         Promptly after receipt by an indemnified party under this Section 11.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 11.2, notify the indemnifying party in writing of the commencement thereof (but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party). In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 11.2, such indemnifying party shall pay for any legal or other expenses subsequently incurred by such indemnifying party in connection with the defense thereof; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. Borrower shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

(d)         The liabilities and obligations of both Borrower and Lender under this Section 11.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt. Failure by Borrower and/or any Borrower Party to comply with the provisions of Section 11.1 and/or Section 11.2 within the timeframes specified therein and/or as otherwise required by Lender shall, at Lender’s option, constitute a breach of the terms thereof and/or an Event of Default. Borrower (on its own behalf and on behalf of each Borrower Party) hereby expressly authorizes and appoints Lender its attorney-in-fact to take any actions required of any Borrower Party under Sections 11.1, 11.2, 11.6 and/or 11.8 in the event any Borrower Party fails to do the same, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest, provided, however, that Lender shall not exercise said power until five (5) Business Days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power and Borrower fails to act within such five (5) Business Day period. Notwithstanding anything to the contrary contained herein, (i) except as may otherwise expressly provided to the contrary in this Article 11, each Borrower Party shall bear its own cost of compliance with this Article (including, without limitation, the costs of any ongoing financial reporting or similar provisions contained herein) and (ii) to the extent that the timeframes for compliance with such ongoing financial reporting and similar provisions are shorter than the timeframes allowed for comparable reporting obligations under Section 4.12 hereof (if any), the timeframes under this Article 11 shall control.

Section 11.3.   Reserves/Escrows. In the event that Securities are issued in connection with the Loan, all funds held by Lender in escrow or pursuant to reserves in accordance with this Agreement and the other Loan Documents shall be deposited in “eligible accounts” at “eligible institutions” and, to the extent applicable, invested in “permitted investments” as then defined and required by the Rating Agencies.

Section 11.4.  Servicer. At the option of Lender, the Loan may be serviced by one or more servicer/special servicer/trustee selected by Lender (collectively, the “Servicer”) and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such Servicer pursuant to a servicing agreement between Lender and such Servicer (any such agreement, the “PSA”). Borrower shall pay any customary fees, costs and expenses of the Servicer and any reasonable third-party fees and expenses in connection with a prepayment, release of the Property, approvals under the Loan Documents requested by Borrower, modification of the Loan subject to and in accordance with any servicing agreement or similar agreement entered into in connection with a Securitization, as well as (i) any amounts payable in respect of advances (including protective advances, special servicer fee advances and advances of delinquent debt service payments), together with interest thereon, made pursuant to the servicing agreement, in each case, to the extent late charges and default interest actually paid by Borrower in respect of such payments are insufficient to pay the same, (ii) “liquidation fees” in the amounts set forth in the servicing agreement, (iii) “workout fees” in the amounts set forth in the servicing agreement, and (iv) “special servicing fees” for the Loan upon the Loan becoming a specially serviced loan pursuant to the servicing agreement in the amounts set forth in the servicing agreement; provided, however, as set forth in Section 17.6 hereof, Borrower shall not be responsible for any set-up fees or any other initial costs relating to or arising under any PSA and Borrower shall not be responsible for payment of any initial set-up fees and the monthly master servicing fee due to the master servicer under any PSA. Notwithstanding the foregoing, Borrower shall not be responsible for reimbursement of any duplicative fees, costs and/or expenses that have otherwise been paid by Borrower pursuant to the terms hereof.

Section 11.5. Rating Agency Costs.   In connection with any Rating Agency Confirmation or other Rating Agency consent, approval or review required hereunder (other than the initial review of the Loan by the Rating Agencies in connection with a Securitization), Borrower shall pay all of the costs and expenses of Lender, Servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith.

Section 11.6. Mezzanine Option. Lender shall have the option (the “Mezzanine Option”) at any time to divide the Loan into two parts, a mortgage loan and a mezzanine loan, provided, that (i) the total loan amounts for such mortgage loan and such mezzanine loan shall equal the then outstanding amount of the Loan immediately prior to Lender’s exercise of the Mezzanine Option, (ii) the weighted average interest rate of such mortgage loan and mezzanine loan shall initially equal the Interest Rate and (iii) Borrower’s other rights and obligations under the Loan Documents shall not be otherwise materially and adversely affected (except to the extent that the same would be affected had the Loan been divided into a mortgage loan and a mezzanine loan on the Closing Date). Borrower shall, at Borrower’s sole cost and expense, cooperate with Lender in Lender’s exercise of the Mezzanine Option in good faith and in a timely manner, which such cooperation shall include, but not be limited to, (i) executing such amendments to the Loan Documents and Borrower or any SPE Component Entity’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies, (ii) creating one or more Single Purpose Entities (the “Mezzanine Borrower”), which such Mezzanine Borrower shall (A) own, directly or indirectly, 100% of the equity ownership interests in Borrower (the “Equity Collateral”), and (B) together with such constituent equity owners of such Mezzanine Borrower as may be designated by Lender, execute such agreements, instruments and other documents as may be required by Lender in connection with the mezzanine loan (including, without limitation, a promissory note evidencing the mezzanine loan and a pledge and security agreement pledging the Equity Collateral to Lender as security for the mezzanine loan); and (iii) delivering such opinions, title endorsements, UCC title insurance policies, documents and/or instruments relating to the Property Documents and other materials as may be required by Lender or the Rating Agencies. Notwithstanding anything herein to the contrary, Lender shall reimburse Borrower for any reasonable, out-of-pocket, third party costs incurred by Borrower in connection with this Section 11.6 (exclusive of the Excluded Items).

Section 11.7. Conversion to Registered Form. At the request of Lender, Borrower shall appoint, as its agent, a registrar and transfer agent (the “Registrar”) reasonably acceptable to Lender which shall maintain, subject to such reasonable regulations as it shall provide, such books and records as are necessary for the registration and transfer of the Note in a manner that shall cause the Note to be considered to be in registered form for purposes of Section 163(f) of the IRS Code. The option to convert the Note into registered form once exercised may not be revoked. Any agreement setting out the rights and obligation of the Registrar shall be subject to the reasonable approval of Lender. Borrower may revoke the appointment of any particular person as Registrar, effective upon the effectiveness of the appointment of a replacement Registrar. The Registrar shall not be entitled to any fee from Borrower or Lender or any other lender in respect of transfers of the Note and other Loan Documents.

Section 11.8. Uncross of Properties.

(a)         Borrower agrees that at any time Lender shall have the unilateral right to elect to, from time to time, uncross any of the Properties (such uncrossed Property or Properties, collectively, the “Affected Property” and the remaining Property or Properties, collectively, the “Unaffected Property”) in order to separate the Loan from the portion of the Debt to be secured by the Affected Property (such portion of the Debt to be secured by the Affected Property, the “Uncrossed Loan” and the remaining portion of the Debt secured by the Unaffected Property, the “Remaining Loan”). In furtherance thereof, Lender shall have the right to (i) sever and/or divide the Note and the other Loan Documents so that (A) the original Loan Documents (collectively, the “Remaining Loan Documents”) evidence and secure only the Remaining Loan and relate only to the Unaffected Property and (B) amended and/or new documents and other instruments (collectively, the “Uncrossed Loan Documents”) evidence and secure only the Uncrossed Loan and relate only to the Affected Property, (ii) allocate the applicable portion of each of the Reserve Funds relating to the Affected Property to the Uncrossed Loan, (iii) release any cross-default and/or cross-collateralization provisions applicable to such Affected Property (but such Affected Property shall be cross-defaulted an cross-collateralized with each other Affected Property) and (iv) take such additional actions consistent therewith (including, without limitation, requiring delivery of the Uncrossed Loan Documents and amendments to the Loan Documents, in each case, to give effect to the foregoing); provided, that the Uncrossed Loan Documents and the Remaining Loan Documents, shall not, in the aggregate, increase (A) any material monetary obligation of Borrower under the Loan Documents or (B) any other material obligation of Borrower under the Loan Documents in any material respect. In connection with the uncrossing of any such Affected Property as provided for in this Section 11.8 (an “Uncrossing Event”), the Remaining Loan shall be reduced by an amount equal to amount of the Uncrossed Loan and the Uncrossed Loan shall be in an amount equal to the Allocated Loan Amount applicable to the Affected Property.

(b)         Borrower shall (and shall cause each Borrower Party to) fully cooperate with Lender to effectuate each Uncrossing Event. Without limitation of the foregoing, upon Lender’s request, Borrower shall (and shall cause each Borrower Party to), among other things, (i) deliver evidence to Lender that the single purpose nature and bankruptcy remoteness of the Borrower(s) owning Properties other than the Affected Property following such Uncrossing Event have not been adversely affected and are in accordance with the terms and provisions of the Remaining Loan Documents; (ii) deliver evidence to Lender that the single purpose nature and bankruptcy remoteness of the Borrower(s) owning the Affected Property following such release have not been adversely affected and are in accordance with the terms and provisions of the Uncrossed Loan Documents; (iii) deliver to Lender such legal opinions and updated legal opinions as Lender shall reasonably require or the Rating Agencies shall require (including, without limitation, a New Non-Consolidation Opinion and a REMIC Opinion); (iv) take the actions contemplated in subsection (a) above (including, without limitation, executing the Uncrossed Loan Documents and amendments to the Loan Documents); and (v) deliver such title endorsements, title insurance policies, documents and/or instruments relating to the Property Documents and other materials as may be reasonably required by Lender or required by the Rating Agencies.

ARTICLE 12

INDEMNIFICATIONS

Section 12.1.       General Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (d) any failure of the Property (or any portion thereof) to be in compliance with any applicable Legal Requirements; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease, management agreement or any Property Document; (f) the payment of any commission, charge or brokerage fee to anyone (other than a broker or other agent retained by Lender) which may be payable in connection with the funding of the Loan evidenced by the Note and secured by the Security Instrument; and/or (g) the holding or investing of the funds on deposit in the Accounts or the performance of any work or the disbursement of funds in each case in connection with the Accounts. Notwithstanding the foregoing, the foregoing indemnity of Borrower shall not be deemed to extend to any Losses incurred by any Indemnified Party that Borrower can establish (to Lender’s reasonable satisfaction) (i) arose as the direct result of the gross negligence or willful misconduct of such Indemnified Party or (ii) were caused by events first occurring (as opposed to being first discovered) after the Lender Control Date. Any amounts payable to Lender by reason of the application of this Section 12.1 shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by Lender until paid.

Section 12.2.       Mortgage and Intangible Tax Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of the Security Instrument, the Note or any of the other Loan Documents (but excluding any income, franchise or other similar taxes).

Section 12.3.       ERISA Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a default under Sections 3.7 or 4.19 of this Agreement.

Section 12.4.      Duty to Defend, Legal Fees and Other Fees and Expenses. Upon written request by any Indemnified Party, Borrower shall defend such Indemnified Party (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals approved by the Indemnified Parties (which such approval shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, any Indemnified Parties may, in their sole discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of Indemnified Parties, their attorneys shall control the resolution of any claim or proceeding. Upon demand, Borrower shall pay or, in the sole discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

Section 12.5.      Survival. The obligations and liabilities of Borrower under this Article 12 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Security Instrument.

Section 12.6.       Environmental Indemnity. Simultaneously herewith, Borrower and Guarantor have executed and delivered the Environmental Indemnity to Lender, which Environmental Indemnity is not secured by the Security Instrument.

ARTICLE 13

EXCULPATION

Section 13.1.       Exculpation.

(a)          Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment or any deficiency judgment or other judgment establishing personal liability shall be sought against Borrower, Guarantor or any Exculpated Party, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Security Instrument and the other Loan Documents, or in the Property (or any portion thereof), the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Security Instrument and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower or any of the Exculpated Parties in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Security Instrument or the other Loan Documents. The provisions of this Section shall not, however, (1) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (2) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (3) affect the validity or enforceability of any indemnity, guaranty or similar instrument (including, without limitation, indemnities set forth in Article 12 hereof, Section 11.2 hereof, in the Guaranty and the Environmental Indemnity) made in connection with the Loan or any of the rights and remedies of Lender thereunder (including, without limitation, Lender’s right to enforce said rights and remedies against Borrower and/or Guarantor (as applicable) personally and without the effect of the exculpatory provisions of this Article 13); (4) impair the rights of Lender to (A) obtain the appointment of a receiver and/or (B) enforce its rights and remedies provided in Articles 8 and 9 hereof; (5) impair the enforcement of the assignment of leases and rents contained in the Security Instrument and in any other Loan Documents; (6) impair the right of Lender to enforce Section 4.12(e) of this Agreement (provided, that, there shall be no recourse liability under such Section 4.12(e) if Sufficient Revenue did not exist to pay the sums due thereunder); (7) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Security Instrument or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property (or any portion thereof), which such deficiency judgment shall (unless otherwise provided below) be limited to Borrower’s interests in the Property; or (8) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any Loss incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(i)          fraud or intentional misrepresentation by any Borrower Party in connection with the Loan;

(ii)         the gross negligence or willful misconduct of any Borrower Party;

(iii)        any litigation or other legal proceeding related to the Debt filed by any Borrower Party or any other action of any Borrower Party that delays, opposes, impedes, obstructs, hinders, enjoins or otherwise interferes with or frustrates the efforts of Lender to exercise any rights and remedies available to Lender as provided herein and in the other Loan Documents;

(iv)        physical waste to the Property (or any portion thereof) caused by the intentional acts or intentional omissions of any Borrower Party (to the extent there existed Sufficient Revenue to avoid the same) and/or the removal or disposal of any material portion of the Property after an Event of Default (unless, with respect to the removal of Personal Property, such Personal Property is obsolete or contemporaneously replaced with Personal Property of equal or greater value and utility);

(v)         the misapplication, misappropriation or conversion by any Borrower Party of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property (or any portion thereof), (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, (C) any Rents, (D) any Security Deposits or Rents collected in advance or (E) any other monetary collateral for the Loan (including, without limitation, any Reserve Funds and/or any portion thereof disbursed to (or at the direction of) Borrower);

(vi)        failure to pay Taxes, charges for labor or materials or other charges that can create liens on any portion of the Property in accordance with the terms and provisions hereof (provided, that, there shall be no recourse liability under this subsection (vi) (A) if Sufficient Revenue did not exist to pay the applicable sums due or (B) with respect to any Taxes or charges which first accrued following the Lender Control Date);

(vii)       failure to pay Insurance Premiums, to maintain the Policies in full force and effect and/or to provide Lender evidence of the same, in each case, as expressly provided herein (provided, that, (A) the failure to provide such evidence shall not be deemed a recourse event hereunder to the extent that (I) Borrower cures such failure within five (5) days of notice thereof from Lender and (II) Borrower provides evidence reasonably acceptable to Lender that the Policies were at all times kept in full force and effect and (B) there shall be no recourse liability under this subsection (vii) with respect to (I) the failure to pay Insurance Premiums if (y) Sufficient Revenue did not exist to pay the applicable sums due or (z) such sums first accrued following the Lender Control Date or (II) the failure to maintain the Policies if such failure first occurred (as opposed to was first discovered) after the Lender Control Date);

(viii)      any Security Deposits which are not delivered to Lender within the timeframe required hereunder except to the extent any such Security Deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the applicable Event of Default. For purposes of clarification, for a Security Deposit to be deemed “delivered to Lender” in connection with the foregoing, the same must be in the form of cash or in a letter of credit solely in Lender’s name;

(ix)        any tax on the making and/or recording of the Security Instrument, the Note or any of the other Loan Documents or any transfer or similar taxes (whether due upon the making of the same or upon Lender’s exercise of its remedies under the Loan Documents), but excluding any income, franchise or other similar taxes;

(x)         any violation or breach of any applicable law by any member of the Borrower Group mandating the forfeiture or seizure of the Property (or any portion thereof and/or interest therein);

(xi)        the failure by any member of the Borrower Group to make any REMIC Payment and/or any True Up Payment, to permit on-site inspections of the Property (or any portion thereof) as and when required herein (provided, that, there shall be no recourse liability under this subsection (xi) (A) if the applicable failure first occurred (as opposed to was first discovered) after the Lender Control Date and (B) with respect to the failure to make any True Up Payment or REMIC Payment, if Sufficient Revenue did not exist to pay the applicable sums due);

(xii)       any violation or breach of the Property Document Provisions, the Hotel Provisions and/or the Master Lease Provisions and/or any Property Document Event caused by the acts or omissions of (or on behalf of) any Borrower Party (or Affiliate thereof) (provided, that, there shall be no recourse liability under this subsection (xii) if the applicable violation, breach or Property Document Event first occurred (as opposed to was first discovered) after the Lender Control Date);

(xiii)      any indemnity obligations of Lender to Bank under the Restricted Account Agreement (provided, that, there shall be no recourse liability under this subsection (xiii) with respect to the failure to make any indemnity payment if Sufficient Revenue did not exist to pay the applicable sums due);

(xiv)      any failure by any member of the Borrower Group to comply with the Cash Management Provisions, to appoint a new property manager upon the request of Lender or to comply with any limitations on instructing the property manager, each as required by and in accordance with, as applicable, the terms and provisions of, this Agreement and the other Loan Documents (provided, that, there shall be no recourse liability under this subsection (xiv) if the applicable failure first occurred (as opposed to was first discovered) after the Lender Control Date);

(xv)     any violation or breach by any member of the Borrower Group of Sections

11.1, 11.6 and/or 11.8 hereof which continues for ten (10) Business Days after notice of the same is delivered by Lender to Borrower; and/or

(xvi)      any breach or violation by any member of the Borrower Group of any representation, warranty or covenant contained in Article 5 hereof (provided, however, that, with respect to breaches or violations of covenants contained in Article 5 hereof (as distinguished from representations or warranties contained therein), any such breach or violation shall not result in recourse liability under this subsection (xvi) if (A) such breach or violation was inadvertent, non-recurring and immaterial and (B) within ten (10) Business Days of the occurrence thereof, (y) Borrower cures such breach or violation and (z) provides Lender with (I) written evidence of same and (II) a New Non-Consolidation Opinion).

(b)          Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that: (i) any representation, warranty or covenant contained in Article 5 hereof is violated or breached (which breach or violation is evidenced by a court, in a proceeding or other action with respect to Creditors Rights Laws involving any one or more direct or indirect constituent owner(s) of Borrower and/or SPE Component Entity (any such person or entity, a “Bankrupt Person”), ordering the substantive consolidation of the assets and liabilities of Borrower and/or SPE Component Entity with the assets and liabilities of any Bankrupt Person on the basis of, among other things, such breach or violation); (ii) any representation, warranty or covenant contained in Article 6 hereof is violated or breached; (iii) a Bankruptcy Event occurs; (iv) without Lender’s prior written consent, the Master Lease is terminated, cancelled, expires or otherwise ceases to exist; and/or (v) any Franchise Agreement is terminated, cancelled, expires or otherwise ceases to exist (unless, prior to or contemporaneously with such termination, cancellation or other cessation, Borrower engages a Qualified Franchisor for the Property pursuant to a Qualified Franchise Agreement in accordance with the applicable terms and conditions hereof).

(c)          Notwithstanding anything to the contrary contained herein or in any Loan Document, (i) no Exculpated Party shall have any personal liability for, nor be joined as a party to any action (except as required by Legal Requirements) with respect to (A) the payment of any sum of money which is or may be payable hereunder or under the Note or the other Loan Documents in accordance with the terms of the Loan Documents, including, but not limited to, the repayment of the Debt or (B) the performance or discharge of any covenants, obligations or undertakings of Borrower or Guarantor with respect thereto and (ii) in no event will the assets of any Exculpated Party (including any distributions made by Borrower, Guarantor and/or Sponsor to their direct or indirect members, partners or shareholders in the ordinary course of business in accordance with the applicable terms and conditions hereof and of the other Loan Documents and the applicable organizational documents) be available to satisfy any obligation of Borrower or Guarantor, as applicable, in respect of Borrower's or Guarantor's, as applicable, obligations pursuant to any Loan Document.

ARTICLE 14

NOTICES

Section 14.1.      Notices. All notices or other written communications hereunder shall be deemed to have been properly given (a) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender, (b) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (c) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:	c/o The Lightstone Group LLC
1985 Cedar Bridge Avenue, Suite 1
Lakewood, NJ 08701
Attention: Joseph E. Teichman, Esq.
Facsimile No.: (732) 612-1444

With a copy to:	Eckert Seamans Cherin & Mellott, LLC
600 Grant Street, 44th Floor
Pittsburgh, PA 15219
Attention: Timothy Q. Hudak, Esq.
Facsimile No.: (412) 566-6099

If to Lender:	Citigroup Global Markets Realty Corp.
390 Greenwich Street
7th Floor
New York, New York 10013
Attention : Ana Rosu Marmann
Facsimile No.: (646) 328-2938

With a copy to:	Wells Fargo Bank
550 Tryon Street, 12th Floor
Charlotte, NC 28202
MAC D1086-120
Attention: Luke Mayes
Facsimile No.: (704) 715-0347

With a copy to:	Alston & Bird LLP
90 Park Avenue
New York, New York 10016
Attention: Gerard Keegan, Esq.
Facsimile No.: (212) 210-9444

or addressed as such party may from time to time designate by written notice to the other parties.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

ARTICLE 15

FURTHER ASSURANCES

Section 15.1.       Replacement Documents. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note, this Agreement or any of the other Loan Documents which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of the Note, this Agreement or such other Loan Document, Borrower will issue, in lieu thereof, a replacement thereof, dated the date of the Note, this Agreement or such other Loan Document, as applicable, in the same principal amount thereof and otherwise of like tenor.

Section 15.2.       Recording of Security Instrument, etc.

(a)          Borrower forthwith upon the execution and delivery of the Security Instrument and thereafter, from time to time, will cause the Security Instrument and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Lender in, the Property. Borrower will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Security Instrument, this Agreement, the other Loan Documents, any note, deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property and any instrument of further assurance, and, except as expressly provided to the contrary herein, any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Security Instrument, any deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property or any instrument of further assurance, and, except as expressly provided to the contrary herein, any modification or amendment of the foregoing documents, except where prohibited by applicable law so to do. The foregoing taxes, fees, expenses, duties, imposts, assessments and charges, as applicable, are herein referred to as the “Security Instrument Taxes”.

(b) Borrower represents that it has paid, or will pay upon recording (in which event sufficient funds for said payment are on reserve with the applicable title insurance company), all Security Instrument Taxes imposed upon the execution and recordation of each Security Instrument. If at any time Lender reasonably determines, based on applicable Legal Requirements, that Lender is not being afforded the maximum amount of security available from any one or more of the Properties as a direct or indirect result of applicable Security Instrument Taxes not having been paid with respect to any Individual Property, Borrower agrees that Borrower will execute, acknowledge and deliver to Lender, immediately upon Lender’s request, supplemental affidavits increasing the amount of the Debt attributable to any such Individual Property to an amount reasonably determined by Lender to be equal to the lesser of (i) the greater of the fair market value of the applicable Individual Property (1) as of the date hereof and (2) as of the date such supplemental affidavits are to be delivered to Lender, and (ii) the amount of the Debt attributable to any such Individual Property (as set forth on Schedule III hereof), and Borrower shall, on demand, pay any additional Security Instrument Taxes.

Section 15.3.      Further Acts, etc. Borrower will, at the cost of Borrower, and without expense to Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording the Security Instrument, or for complying with all Legal Requirements. Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver, hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements to evidence more effectively the security interest of Lender in the Property. Upon the occurrence and during the continuance of an Event of Default, Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation, such rights and remedies available to Lender pursuant to this Section 15.3.

Section 15.4.       Changes in Tax, Debt, Credit and Documentary Stamp Laws.

(a)          If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of the Property for the purpose of taxation and which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest in the Property, Borrower will pay the tax, with interest and penalties thereon, if any. If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury then Lender shall have the option by written notice of not less than one hundred twenty (120) days to declare the Debt immediately due and payable.

(b)          Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against the Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Property, or any part thereof, for real estate tax purposes by reason of the Security Instrument or the Debt. If such claim, credit or deduction shall be required by applicable law, Lender shall have the option, by written notice of not less than one hundred twenty (120) days, to declare the Debt immediately due and payable.

(c)          If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, the Security Instrument, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.

(d)          Borrower shall not be required to defease the Loan or to pay any prepayment premium, fee or penalty whatsoever in connection with any mandatory prepayment required pursuant to this Section 15.4.

ARTICLE 16

WAIVERS

Section 16.1.       Remedies Cumulative; Waivers.

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 16.2.       Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Security Instrument, the Note and the other Loan Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 16.3.       Delay Not a Waiver.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under this Agreement, the Security Instrument, the Note or the other Loan Documents, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Security Instrument, the Note or the other Loan Documents, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Security Instrument, the Note and the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 16.4.       Waiver of Trial by Jury.

BORROWER AND LENDER, BY ACCEPTANCE OF THIS AGREEMENT, HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE APPLICATION FOR THE LOAN, THIS AGREEMENT, THE NOTE, THE SECURITY INSTRUMENT OR THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF LENDER OR BORROWER.

Section 16.5.       Waiver of Notice.

Borrower shall not be entitled to any notices of any nature whatsoever from Lender except (a) with respect to matters for which this Agreement specifically and expressly provides for the giving of notice by Lender to Borrower and (b) with respect to matters for which Lender is required by applicable law to give notice, and Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement does not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 16.6.       Remedies of Borrower.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by applicable law or under this Agreement, the Security Instrument, the Note and the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.

Section 16.7.       Marshalling and Other Matters.

Borrower hereby waives, to the extent permitted by applicable Legal Requirements, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale under the Security Instrument of the Property or any part thereof or any interest therein. Further, Borrower hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of the Security Instrument on behalf of Borrower, and on behalf of each and every person acquiring any interest in or title to the Property subsequent to the date of the Security Instrument and on behalf of all persons to the extent permitted by applicable Legal Requirements.

Section 16.8.      Waiver of Statute of Limitations. To the extent permitted by applicable Legal Requirements, Borrower hereby expressly waives and releases to the fullest extent permitted by applicable Legal Requirements, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its obligations hereunder, under the Note, Security Instrument or other Loan Documents.

Section 16.9.       Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 16.10.     Sole Discretion of Lender. Wherever pursuant to this Agreement (a) Lender exercises any right given to it to approve or disapprove, (b) any arrangement or term is to be satisfactory to Lender, or (c) any other decision or determination is to be made by Lender, the decision to approve or disapprove all decisions that arrangements or terms are satisfactory or not satisfactory, and all other decisions and determinations made by Lender, shall be in the sole discretion of Lender, except as may be otherwise expressly and specifically provided herein.

ARTICLE 17

MISCELLANEOUS

Section 17.1.      Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth in this Agreement, the Security Instrument, the Note or the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 17.2.       Governing Law. THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS WILL, AT LENDER’S OPTION, BE INSTITUTED IN (OR, IF PREVIOUSLY INSTITUTED, MOVED TO) ANY FEDERAL OR STATE COURT DESIGNATED BY LENDER IN THE CITY OF NEW YORK, COUNTY OF NEW YORK. EACH OF LENDER AND BORROWER HEREBY (I) WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING AND (II) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER AND LENDER HEREBY ACKNOWLEDGE AND AGREE THAT THE FOREGOING AGREEMENT, WAIVER AND SUBMISSION ARE MADE PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

BORROWER DOES HEREBY DESIGNATE AND APPOINT:

The Lightstone Group

460 Park Avenue

13th Floor

New York, NY 10022

Attention: General Counsel

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 17.3.     Headings. The Article and/or Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 17.4.      Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement shall be prohibited by or invalid under applicable Legal Requirements, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 17.5.       Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 17.6.      Expenses. Borrower covenants and agrees to pay its own costs and expenses and pay, or, if Borrower fails to pay, to reimburse, Lender, upon receipt of written notice from Lender, for Lender’s reasonable costs and expenses (including reasonable, actual attorneys’ fees and disbursements) in each case, incurred by Lender in accordance with this Agreement in connection with (i) the preparation, negotiation, execution and delivery of this Agreement, the Security Instrument, the Note and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement, the Security Instrument, the Note and the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement, the Security Instrument, the Note and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement, the Security Instrument, the Note and the other Loan Documents on its part to be performed or complied with after the Closing Date (including, without limitation, those contained in Articles 8 and 9 hereof); (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement, the Security Instrument, the Note and the other Loan Documents and any other documents or matters requested by Lender (except as otherwise expressly provided to the contrary herein); (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the lien in favor of Lender pursuant to this Agreement, the Security Instrument, the Note and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the Security Instrument, the Note, the other Loan Documents, the Property, or any other security given for the Loan; (viii) servicing the Loan (including, without limitation, enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents or with respect to the Property) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; and (ix) the preparation, negotiation, execution, delivery, review, filing, recording or administration of any documentation associated with the exercise of any of Borrower’s rights hereunder and/or under the other Loan Documents regardless of whether or not any such right is consummated (including, without limitation, Borrower’s rights hereunder to defease the Loan and to permit or undertake transfers (including under Sections 6.3 and 6.4 hereof), in each case, in accordance with the applicable terms and conditions hereof); provided, however, that, with respect to each of subsections (i) though (ix) above, (A) none of the foregoing subsections shall be deemed to be mutually exclusive or limit any other subsection, (B) the same shall be deemed to (I) include, without limitation and in each case, any related special servicing fees, liquidation fees, modification fees, work-out fees and other similar costs or expenses payable to any Servicer, trustee and/or special servicer of the Loan (or any portion thereof and/or interest therein) and (II) exclude any requirement that Borrower directly pay the base monthly servicing fees due to any master servicer on account of the day to day, routine servicing of the Loan (provided, further, that the foregoing subsection (II) shall not be deemed to otherwise limit any fees, costs, expenses or other sums required to be paid to Lender under this Section, the other terms and conditions hereof and/or of the other Loan Documents) and (C) Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.

Section 17.7.       Cost of Enforcement. In the event (a) that the Security Instrument is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Lender exercises any of its other remedies under this Agreement, the Security Instrument, the Note and the other Loan Documents, Borrower shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.

Section 17.8.       Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 17.9. Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Security Instrument, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 17.10.     No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)          Borrower and Lender intend that the relationships created under this Agreement, the Security Instrument, the Note and the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in- common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)          This Agreement, the Security Instrument, the Note and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement, the Security Instrument, the Note or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

(c)          The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to the Property, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Property. Borrower is not relying on Lender’s expertise, business acumen or advice in connection with the Property.

(d)          Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of (i) any obligations related to the Property (including, without limitation, under the Leases); or (ii) any obligations with respect to any agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents to which any Borrower Party and/or the Property (or any portion thereof) is subject.

(e)          By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.

(f)           Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Security Instrument and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 3 of this Agreement without any obligation to investigate the Property and notwithstanding any investigation of the Property by Lender; that such reliance existed on the part of Lender prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept this Agreement, the Note, the Security Instrument and the other Loan Documents in the absence of the warranties and representations as set forth in Article 3 of this Agreement.

Section 17.11.     Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to this Agreement, the Note, the Security Instrument or the other Loan Documents or the financing evidenced by this Agreement, the Note, the Security Instrument or the other Loan Documents, to Lender or any of its Affiliates shall be subject to the prior written approval of Lender, not to be unreasonably withheld.

Section 17.12.     Limitation of Liability. No claim may be made by Borrower, or any other Person against Lender or its Affiliates, directors, officers, employees, attorneys or agents of any of such Persons for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any act, omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 17.13.    Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and the Security Instrument, the Note or any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of this Agreement, the Note, the Security Instrument and the other Loan Documents and this Agreement, the Note, the Security Instrument and the other Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under this Agreement, the Note, the Security Instrument and the other Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse-to or competitive with the business of Borrower or its Affiliates.

Section 17.14.   Entire Agreement. This Agreement, the Note, the Security Instrument and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents.

Section 17.15.     Liability. If Borrower consists of more than one Person, the obligations and liabilities of each such Person hereunder shall be joint and several. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns forever.

Section 17.16.     Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

Section 17.17.     Brokers. Borrower agrees (i) to pay any and all fees imposed or charged by all brokers, mortgage bankers and advisors (each a “Broker”) hired or contracted by any Borrower Party or their Affiliates in connection with the transactions contemplated by this Agreement and (ii) to indemnify and hold Lender harmless from and against any and all claims, demands and liabilities for brokerage commissions, assignment fees, finder’s fees or other compensation whatsoever arising from this Agreement or the making of the Loan which may be asserted against Lender by any Person. The foregoing indemnity shall survive the termination of this Agreement and the payment of the Debt. Borrower hereby represents and warrants that no Broker was engaged by any Borrower Party in connection with the transactions contemplated by this Agreement. Lender hereby agrees to pay any and all fees imposed or charged by any Broker hired solely by Lender. Borrower acknowledges and agrees that (a) any Broker is not an agent of Lender and has no power or authority to bind Lender, (b) Lender is not responsible for any recommendations or advice given to any Borrower Party by any Broker, (c) Lender and the Borrower Parties have dealt at arms-length with each other in connection with the Loan, (d) no fiduciary or other special relationship exists or shall be deemed or construed to exist among Lender and the Borrower Parties and (e) none of the Borrower Parties shall be entitled to rely on any assurances or waivers given, or statements made or actions taken, by any Broker which purport to bind Lender or modify or otherwise affect this Agreement or the Loan, unless Lender has, in its sole discretion, agreed in writing with any such Borrower Party to such assurances, waivers, statements, actions or modifications. Borrower acknowledges and agrees that Lender may, in its sole discretion, pay fees or compensation to any Broker in connection with or arising out of the closing and funding of the Loan. Such fees and compensation, if any, (i) shall be in addition to any fees which may be paid by any Borrower Party to such Broker and (ii) create a potential conflict of interest for Broker in its relationship with the Borrower Parties. Such fees and compensation, if applicable, may include a direct, one-time payment, servicing fees and/or incentive payments based on volume and size of financings involving Lender and such Broker.

Section 17.18.     Set-Off. In addition to any rights and remedies of Lender provided by this Agreement and by law, Lender shall have the right in its sole discretion, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower; provided however, Lender may only exercise such right during the continuance of an Event of Default. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set- off and application.

Section 17.19.     Contributions and Waivers.

(a)          As a result of the transactions contemplated by this Agreement and the other Loan Documents, each Borrower will benefit, directly and indirectly, from each Borrower’s obligation to pay the Debt and perform its obligations hereunder and under the other Loan Documents (collectively, the “Obligations”) and in consideration therefore each Borrower desires to enter into an allocation and contribution agreement among themselves as set forth in this Section to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of Borrowers in the event any payment is made by any individual Borrower hereunder to Lender (such payment being referred to herein as a “Contribution,” and for purposes of this Section, includes any exercise of recourse by Lender against any Property of a Borrower and application of proceeds of such Property in satisfaction of such Borrower’s obligations, to Lender under the Loan Documents).

(b)          Each Borrower shall be liable hereunder with respect to the Obligations only for such total maximum amount (if any) that would not render its Obligations hereunder or under any of the Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of applicable Legal Requirements.

(c)          In order to provide for a fair and equitable contribution among Borrowers in the event that any Contribution is made by an individual Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement Contribution (“Reimbursement Contribution”) from all other Borrowers for all payments, damages and expenses incurred by that Funding Borrower in discharging any of the Obligations, in the manner and to the extent set forth in this Section.

(d)          For purposes hereof, the “Benefit Amount” of any individual Borrower as of any date of determination shall be the net value of the benefits to such Borrower from extensions of credit made by Lender to (i) such Borrower and (ii) to the other Borrowers hereunder and the Loan Documents to the extent such other Borrowers have guaranteed or mortgaged their property to secure the Obligations of such Borrower to Lender.

(e)          Each Borrower shall be liable to a Funding Borrower in an amount equal to the greater of (i) the (A) ratio of the Benefit Amount of such Borrower to the total amount of Obligations, multiplied by (B) the amount of Obligations paid by such Funding Borrower, or (ii) ninety-five percent (95%) of the excess of the fair saleable value of the Property of such Borrower over the total liabilities of such Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions).

(f)           In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Borrowers pursuant hereto shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other Borrowers by each such Funding Borrower pursuant to the Applicable Contribution. In the event that at any time any Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section above, that Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers in accordance with the provisions of this Section.

(g)           Each Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of Borrower to which such Reimbursement Contribution is owing.

(h)          No Reimbursement Contribution payments payable by a Borrower pursuant to the terms of this Section shall be paid until all amounts then due and payable by all of Borrowers to Lender, pursuant to the terms of the Loan Documents, are paid in full in cash. Nothing contained in this Section shall limit or affect in any way the Obligations of any Borrower to Lender under the Loan Documents.

(i)           To the extent permitted by applicable Legal Requirements, each Borrower waives:

(i)           any right to require Lender to proceed against any other Borrower or any other Person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against Borrower;

(ii)          any defense based upon any legal disability or other defense of any other Borrower, any guarantor of any other Person or by reason of the cessation or limitation of the liability of any other Borrower or any guarantor from any cause other than full payment of all sums payable under the Loan Documents;

(iii)         any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;

(iv)         any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

(v)          any defense based upon any failure by Lender to obtain collateral for the indebtedness or failure by Lender to perfect a lien on any collateral;

(vi)         presentment, demand, protest and notice of any kind;

(vii)        any defense based upon any failure of Lender to give notice of sale or other disposition of any collateral to any other Borrower or to any other Person or any defect in any notice that may be given in connection with any sale or disposition of any collateral;

(viii)       any defense based upon any failure of Lender to comply with applicable laws in connection with the sale or other disposition of any collateral, including any failure of Lender to conduct a commercially reasonable sale or other disposition of any collateral;

(ix)          any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;

(x)           any defense based upon any agreement or stipulation entered into by Lender with respect to the provision of adequate protection in any bankruptcy proceeding;

(xi)          any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;

(xii)         any defense based upon the avoidance of any security interest in favor of Lender for any reason;

(xiii)        any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents;

(xiv)       any defense or benefit based upon Borrower’s, or any other party’s, resignation of the portion of any obligation secured by the Security Instrument to be satisfied by any payment from any other Borrower or any such party;

(xv)        all rights and defenses arising out of an election of remedies by Lender even though the election of remedies, such as non-judicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed Borrower’s rights of subrogation and reimbursement against any other Borrower; and

(xvi)       all rights and defenses that Borrower may have because any of the Debt is secured by real property. This means, among other things (subject to the other terms and conditions of the Loan Documents): (1) Lender may collect from Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower, and (2) if Lender forecloses on any real property collateral pledged by any other Borrower, (I) the amount of the Debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price and (II) Lender may collect from Borrower even if any other Borrower, by foreclosing on the real property collateral, has destroyed any right Borrower may have to collect from any other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because any of the Debt is secured by real property; and except as may be expressly and specifically permitted herein, any claim or other right which Borrower might now have or hereafter acquire against any other Borrower or any other Person that arises from the existence or performance of any obligations under the Loan Documents, including any of the following: (i) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (ii) any right to participate in any claim or remedy of Lender against any other Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.

(j)           Each Borrower hereby restates and makes the waivers made by Guarantor in the Guaranty for the benefit of Lender. Such waivers are hereby incorporated by reference as if fully set forth herein (and as if applicable to each Borrower) and shall be effective for all purposes under the Loan (including, without limitation, in the event that any Borrower is deemed to be a surety or guarantor of the Debt (by virtue of each Borrower being co-obligors and jointly and severally liable hereunder, by virtue of each Borrower encumbering its interest in the Property for the benefit or debts of the other Borrowers in connection herewith or otherwise)).

Section 17.20. Cross-Default; Cross-Collateralization.

(a)          Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Borrower agrees that each of the Loan Documents (including, without limitation, the Security Instruments) are and will be cross collateralized and cross defaulted with each other so that (i) an Event of Default under any of Loan Documents shall constitute an Event of Default under each of the other Loan Documents; (ii) an Event of Default hereunder shall constitute an Event of Default under each Security Instrument; (iii) each Security Instrument shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iv) such cross collateralization shall in no event be deemed to constitute a fraudulent conveyance and Borrower waives any claims related thereto.

(b)          To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties (or any portion thereof and/or estate or other interest therein), or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Security Instruments (whether in whole or in part), and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties (or any portion thereof and/or estate or other interest therein) for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties (or any portion thereof and/or estate or other interest therein) in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Security Instruments (whether in whole or in part), any equitable right otherwise available to Borrower which would require the separate sale of the Properties (or any portion thereof and/or estate or other interest therein) or require Lender to exhaust its remedies against any Individual Property (or any portion thereof and/or estate or other interest therein) or any combination of the Properties (or any portion thereof and/or estate or other interest therein) before proceeding against any other Individual Property (or any portion thereof and/or estate or other interest therein) or combination of Properties (or any portion thereof and/or estate or other interest therein); and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties (or any portion thereof and/or estate or other interest therein).

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

LVP H2S SALT LAKE CITY LLC, a Delaware limited liability company

By:	LVP H2S SALT LAKE CITY HOLDINGS LLC, a
Delaware limited liability company, its Managing Member

By:
Name:	Joseph E.Teichman
Title:	Executive Vice President

LVP H2S SALT LAKE CITY HOLDING CORP., a Delaware corporation

By
Name:	Joseph E. Teichman
Title:	President and Secretary

LVP H2S SEATTLE LLC, a Delaware limited liability company

By:	LVP H2S SEATTLE HOLDINGS LLC, a Delaware limited liability company, its Managing Member

By
Name:	Joseph E. Teichman
Title:	Executive Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

LVP H2S SEATTLE HOLDING CORP., a
Delaware corporation

By
Name:	Joseph E. Teichman
Title:	Executive Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

LENDER:

CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation

By
Name:	Ana Rosu Marmann
Title:	Authorized Signatory

- 139 -